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As filed with the Securities and Exchange Commission on June 19, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BERKSHIRE HILLS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6036 (Primary Standard Industrial Classification Code Number)	04-3510455 (I.R.S. Employer Identification Number)

24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Michael P. Daly
President and Chief Executive Officer
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Lawrence M. F. Spaccasi, Esq. Marc Levy, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	John L. Whitlock, Esq. Christopher Graham, Esq. Locke Lord LLP 111 Huntington Avenue Boston, MA 02199 (617) 239-0100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value per share	2,283,909 shares (1)	N/A	$30,290,244 (2)	$3,520 (2)

(1)
Represents the estimated maximum number of shares of Berkshire Hills Bancorp, Inc. common stock to be issuable upon the completion of the merger to which this Registration Statement relates.

(2)
Pursuant to Rule 457(f)(2) and (3), the registration fee was computed on the basis of $30,290,244, which is the result of (i) $40,386,992, the maximum number of shares of common stock and convertible subordinated notes of Firestone Financial Corp. that may be received by the Registrant pursuant to the merger (2,422,735 shares) multiplied by the book value per share of Firestone Financial Corp. as of May 31, 2015 ($16.67) less $10,096,748, the estimated cash to be paid by the Registrant in connection with the transaction.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 19, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Firestone Financial Corp. Stockholder:

         The boards of directors of Berkshire Hills Bancorp, Inc., Berkshire Bank, Jacob Acquisition LLC (a wholly-owned subsidiary of Berkshire Bank), and Firestone Financial Corp. have agreed to a merger of Firestone with and into Jacob Acquisition LLC, with Jacob Acquisition LLC surviving as a wholly-owned subsidiary of Berkshire Bank. Firestone Financial Corp. is holding a special meeting on [special meeting date] at [special meeting time], at the offices of Firestone Financial Corp., 117 Kendrick Street, Suite 200, Needham, Massachusetts, for its stockholders of record on [record date], to vote on the proposals necessary to complete the merger. If the merger agreement is approved and the merger is subsequently completed, Firestone Financial Corp. will merge with and into Jacob Acquisition LLC, with Jacob Acquisition LLC surviving as a wholly-owned subsidiary of Berkshire Bank to be known as "Firestone Financial, LLC."

         If the merger is completed, each share of Firestone common stock will be converted into the right to receive a number of shares of Berkshire Hills Bancorp, Inc. common stock and cash. The number of shares of Berkshire Hills Bancorp, Inc. common stock and the amount of cash to be paid to Firestone's stockholders is unknown at this time since it will be equal to 130% of Firestone's tangible book value measured two business days immediately prior to the closing date of the merger, as adjusted during the forty-five (45) days following the closing date (the "Merger Consideration"). The Merger Consideration will be paid in the form of 75% Berkshire Hills Bancorp, Inc. common stock and 25% cash. The number of shares of Berkshire Hills Bancorp, Inc. common stock to be issued representing the stock consideration will be calculated using $27.847, which represents the average closing price of Berkshire Hills Bancorp, Inc. common stock for the twenty (20) trading days preceding the date of the merger agreement. Berkshire Hills Bancorp, Inc.'s shareholders will continue to own their existing shares and are not required to vote on the merger.

         We cannot complete the merger unless the shareholders of Firestone approve the merger agreement. Firestone is asking its shareholders to consider and vote on this merger proposal at its special meeting of shareholders in addition to considering and voting on a proposal to adjourn the special meeting, if necessary, in order to solicit additional proxies to vote in favor of the merger agreement. Whether or not you plan to attend Firestone's shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to Firestone. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger and the transactions contemplated by the merger agreement and an adjournment of the special meeting, if necessary. If you do not return your proxy card, the effect will be a vote against the merger agreement. Firestone shareholders have dissenters' rights under Massachusetts law. See "Questions and Answers About the Merger and the Special Meeting" on page 1 and "Dissenters' Rights" on page 22.

         The transaction is also subject to the Massachusetts Division of Bank's non-objection to Berkshire Bank's formation of Jacob Acquisition, LLC as an operating subsidiary and the merger of Firestone Financial Corp. with and into Jacob Acquisition, LLC, with Jacob Acquisition, LLC as the surviving entity to be known as Firestone Financial, LLC. The Massachusetts Division of Bank's non-objection was received on June 15, 2015.

         Firestone's board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of Firestone and its shareholders and recommends that you vote "FOR" the approval of the merger agreement and the adjournment of the special meeting, if necessary, in order to solicit additional proxies to vote in favor of the merger agreement.

         The place, date and time of Firestone shareholders' meeting is as follows:

  Firestone Financial Corp.
  117 Kendrick Street, Suite 200
  Needham, Massachusetts 02494
  [Date of Meeting]
  [Time of Meeting], local time

         This document contains a more complete description of Firestone shareholders' meeting and the terms of the merger. We urge you to review this entire document carefully, including the "Risk Factors" beginning on page 11 for a discussion of the risks related to the merger. You may also obtain information about Berkshire Hills Bancorp, Inc. from documents it has filed with the Securities and Exchange Commission.

David S. Cohen President and Chief Executive Officer

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy Statement/Prospectus dated [Prospectus Date]
and first mailed to shareholders on or about [Mail Date]

        This document incorporates important business and financial information about Berkshire Hills Bancorp, Inc. from documents filed by it with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the Securities and Exchange Commission's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See "Where You Can Find More Information" on page 52.

        You also may request copies of these documents from Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. will provide you with copies of these documents, without charge, upon written or oral request to:

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
Attention: Investor Relations Department
Telephone: (413) 236-3149

If you are a Firestone shareholder and would like to request documents from Berkshire Hills Bancorp, Inc., please do so by                , 2015 to receive them before Firestone's special meeting.

FIRESTONE FINANCIAL CORP.
117 Kendrick Street, Suite 200
Needham, Massachusetts 02494

Notice of Special Meeting of Shareholders
to be held [Date of Meeting]

        A special meeting of shareholders of Firestone Financial Corp. ("Firestone") will be held at [Time of Meeting], local time, on [Date of Meeting] at the principal office of Firestone, 117 Kendrick Street, Suite 200, Needham, Massachusetts. Any adjournments or postponements of the special meeting will be held at the same location.

        At the special meeting, you will be asked to:

  1.
  Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 21, 2015, by and among Berkshire Hills Bancorp, Inc., Berkshire Bank, Jacob Acquisition LLC and Firestone. A copy of the merger agreement is included as Annex A to the accompanying proxy statement/prospectus;

  2.
  Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

  3.
  Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting. The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.

        The board of directors of Firestone unanimously recommends that Firestone shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

        The board of directors of Firestone has fixed the close of business on [Record Date] as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        Your vote is very important.    Your proxy is being solicited by Firestone's board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of Firestone common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

        Firestone shareholders have dissenters' rights, under Massachusetts law. See "Questions and Answers About the Merger and the Special Meeting" on page 1 and "Dissenters' Rights" on page 22.

By Order of the Board of Directors Scott A. Cooper Secretary
Needham, Massachusetts [Mail Date]

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:
What am I being asked to vote on? What is the proposed transaction?

A:
You are being asked to vote on the approval of an Agreement and Plan of Merger by and among Firestone Financial Corp. ("Firestone"), Berkshire Hills Bancorp, Inc. ("BHLB"), Berkshire Bank ("Berkshire Bank" or the "Bank"), Jacob Acquisition LLC ("Jacob LLC"), and David S. Cohen, solely in his capacity as the representative for the Firestone securityholders (the "Representative"), dated May 21, 2015 (the "Merger Agreement"), that provides for the merger of Firestone Financial Corp. into Jacob LLC, an operating subsidiary of Berkshire Bank (the "Merger"). A copy of the Merger Agreement is provided as Annex A to this document. The Firestone board of directors has determined that the proposed Merger is advisable and in the best interests of its shareholders, has unanimously approved the Merger Agreement and recommends that its shareholders vote "FOR" the approval of the Merger Agreement.

Q:
What will Firestone shareholders be entitled to receive in the Merger?

A:
If the Merger is completed, each share of Firestone common stock will be converted into the right to receive a number of shares of Berkshire Hills Bancorp, Inc. common stock and cash. The number of shares of Berkshire Hills Bancorp, Inc. common stock and the amount of cash to be paid to Firestone's stockholders is unknown at this time since it will be equal to 130% of Firestone's tangible book value measured as of the two business days prior to the closing date of the Merger, as adjusted during the forty-five (45) days following the closing date (the "Merger Consideration"). The Merger Consideration will be paid in the form of 75% Berkshire Hills Bancorp, Inc. common stock and 25% cash. The number of shares of Berkshire Hills Bancorp, Inc. common stock to be issued representing the stock consideration will be calculated using $27.847, which represents the average closing price of Berkshire Hills Bancorp, Inc. common stock for the twenty (20) trading days preceding the date of the Merger Agreement.

  At the closing of the Merger, $500,000 in cash and 53,865 shares of BHLB common stock (valued at $1,500,000 using the twenty-day average noted above) will be held in escrow pursuant to an escrow agreement to be entered into at the closing, for purposes of satisfying any negative adjustments to the Merger Consideration based on Firestone's final tangible book value at the closing date, as agreed to by the parties after the closing. In addition, a sum of $500,000 in cash (the "Representative Amount") will be held by the Representative for purposes of satisfying potential future obligations of the Firestone shareholders, including expenses arising from the defense or enforcement of claims in connection with the determination of the closing balance sheet or the indemnification obligations of the Firestone shareholders.

  After deduction of the escrowed amount and the Representative Amount, the remaining Merger Consideration will be paid to Firestone shareholders at the closing. If there are positive adjustments to the Merger Consideration based on the closing balance sheet, the entire amount of the escrowed cash and stock will be distributed to the Firestone shareholders, plus an amount of cash and shares of BHLB common stock (on a 25% cash/75% BHLB common stock basis) representing the positive adjustment. If there are negative adjustments to the Merger Consideration based on the closing balance sheet after closing, then the amount of such adjustment will be repaid to Berkshire (in the case of the cash portion) or delivered for cancellation (in the case of the stock portion) and any remaining amount will be distributed to the Firestone shareholders. The Representative Amount will be retained by the Representative for such time as he determines in his sole discretion, and any amounts distributed to the Firestone shareholders from the Representative Amount will be distributed pro rata. See "Description of the Merger—Illustrative Example of Merger Consideration to Be Received by Firestone Shareholders" on page 31 for an illustrative calculation.

  Berkshire Hills Bancorp, Inc. will not issue fractional shares in the Merger. Instead, each Firestone shareholder will receive a cash payment, without interest, for the value of any fraction of a share of Berkshire Hills Bancorp, Inc. common stock that such shareholder would otherwise be entitled to receive. See "Description of the Merger—Consideration to be Received in the Merger" on page 30 and "Description of Berkshire Hills Bancorp, Inc. Capital Stock" on page 45.

Q:
What dividends will be paid after the Merger?

A:
Berkshire Hills Bancorp, Inc. currently pays a quarterly dividend of $0.19 per share. Although Berkshire Hills Bancorp, Inc. has paid quarterly dividends on its common stock without interruption since November 2000, there is no guarantee that Berkshire Hills Bancorp, Inc. will continue to pay dividends on its common stock. All dividends on Berkshire Hills Bancorp, Inc. common stock are declared at the discretion of the Berkshire Hills Bancorp, Inc. board of directors. You will not receive any dividend relating to Berkshire Hills Bancorp, Inc. common stock to the extent that the record date established for the payment of such dividend is prior to the closing date of the Merger.

Q:
How does a Firestone shareholder exchange his or her stock certificates?

A:
Shortly before the Merger, you will receive a letter of transmittal to complete, sign and return along with your Firestone stock certificate(s). Once the properly executed letter of transmittal is received and the Merger has closed, you will receive a direct registration statement representing the number of shares of Berkshire Hills Bancorp, Inc. common stock you own as well as a check or wire transfer for the cash consideration you are entitled to (in each case subject to the escrow provisions described under "Description of the Merger—Escrow and Representative Holdback").

Q:
What are the tax consequences of the Merger to Firestone shareholders?

A:
The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Since you will receive a combination of Berkshire Hills Bancorp, Inc. common stock and cash, other than cash instead of a fractional share of Berkshire Hills Bancorp, Inc. common stock, in exchange for your Firestone Financial Corp. common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Firestone Financial Corp. common stock for shares of Berkshire Hills Bancorp, Inc. common stock and cash. If the sum of the fair market value of the Berkshire Hills Bancorp, Inc. common stock and the amount of cash you receive in exchange for your shares of Firestone Financial Corp. common stock exceeds the cost basis of your shares of Firestone Financial Corp. common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Firestone Financial Corp. common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income. For a more detailed discussion of the material tax consequences of the Merger, please see the section "Description of the Merger—Material Tax Consequences of the Merger" beginning on page 33.

  The consequences of the Merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.

Q:
Are Firestone shareholders entitled to dissenters' rights?

A:
Yes. Massachusetts law does provide for dissenters' rights. See "Dissenters' Rights" on page 22.

Q:
Why do Firestone and Berkshire Hills Bancorp, Inc. want to merge?

A:
Firestone believes that the proposed Merger will provide Firestone shareholders with substantial benefits, including Merger Consideration representing a premium to Firestone's tangible book value and a liquid trading market for Berkshire Hills Bancorp, Inc. common stock to be received in the Merger. As part of a larger company, Firestone believes that Berkshire Bank can provide the capital and resources that Firestone needs to compete more effectively. Berkshire Bank believes that Firestone will help expand its commercial loan platform and broaden its consolidated asset and revenue mix, as well as diversify the geographic and sector mix of its loan portfolio. To review the reasons for the Merger in more detail, see "Description of the Merger—Firestone's Reasons for the Merger and Recommendation of the Firestone Board" on page 28.

Q:
What vote is required to approve the Merger Agreement?

A:
Holders of at least two-thirds of the outstanding shares of Firestone common stock entitled to vote must vote in favor of the proposal to approve the Merger Agreement.

Q:
When and where is the Firestone special meeting?

A:
The special meeting of Firestone shareholders is scheduled to take place at Firestone, 117 Kendrick Street, Suite 200, Needham, Massachusetts at [Time of Meeting], local time, on [Date of Meeting].

Q:
Who is entitled to vote at the Firestone special meeting?

A:
Holders of shares of Firestone common stock at the close of business on [Record Date], which is the record date, are entitled to vote on the proposal to adopt the Merger Agreement and the other proposals in this proxy statement/prospectus. As of the record date, 1,940,000 shares of Firestone common stock were outstanding and entitled to vote.

Q:
If I plan to attend the Firestone special meeting in person, should I still return my proxy?

A:
Yes. Whether or not you plan to attend the Firestone special meeting, you should complete and return the enclosed proxy card. The failure of a Firestone shareholder to vote in person or by proxy will have the same effect as a vote "AGAINST" the Merger Agreement.

Q:
What do I need to do now to vote my shares of Firestone common stock?

A:
After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the Merger Agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of adoption of the Merger Agreement and an adjournment of the special meeting, if necessary. You may change your vote or revoke your proxy before the special meeting by filing with the Secretary of Firestone a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:
When is the Merger expected to be completed?

A:
We intend to complete the Merger as soon as possible. Before that happens, the Merger Agreement must be approved by Firestone shareholders and we must obtain the necessary regulatory approvals or non-objection. Such regulatory non-objection was received by the parties on June 15, 2015. Assuming holders of at least two-thirds of the outstanding shares of Firestone common stock vote in favor of the Merger Agreement, we expect to complete the Merger in the third calendar quarter of 2015.

Q:
Is completion of the Merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive required regulatory approval or non-objection from the Massachusetts Division of Banks, which was received by the parties on June 15, 2015, and there are other customary closing conditions that must be satisfied. To review the conditions of the Merger in more detail, see "Description of the Merger—Conditions to Completing the Merger" on page 39.

Q:
I hold a convertible subordinated note from Firestone. How will they be treated?

A.
Approximately $7.8 million principal amount of the aggregate $11.2 million principal amount of the convertible notes that Firestone issued in 2014 will become convertible into Firestone common stock, at the conversion price specified in the notes, as a result of the change in control. At least 30 days prior to the closing, Firestone will provide the required notice to holders of the notes, upon which holders of the notes will have 30 days to elect to convert a portion of their notes into shares of Firestone common stock, with conversion effective as of the closing of the Merger. Shares of Firestone common stock issuable on conversion of the notes will not be outstanding as of the record date for the special meeting, and will not be entitled to vote at the meeting. To the extent a holder of the notes elects to convert a portion his or her notes, the converting holder will receive the merger consideration in the Merger with respect to the underlying shares of Firestone common stock received on such conversion, on the same terms as the other Firestone stockholders. To the extent that a holder of the notes retains outstanding notes as of the effective time of the Merger, either because a noteholder elects not to convert or because of the limitations on conversion, those notes will be repaid by BHLB, on behalf of Firestone, at the closing of the Merger.

Q:
Who can answer my other questions?

A:
If you have more questions about the Merger, or how to submit your proxy or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, Firestone shareholders should contact:

Firestone Financial Corp.
117 Kendrick Street, Suite 200
Needham, Massachusetts 02494
Attention: David S. Cohen, Chief Executive Officer
Tel. (617) 641-9202

 SUMMARY

        This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

Berkshire Hills Bancorp, Inc., Berkshire Bank and Jacob Acquisition LLC
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601

        Berkshire Hills Bancorp, Inc., a Delaware corporation, is a financial services holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2000. BHLB's common stock is listed on The New York Stock Exchange under the symbol "BHLB." BHLB conducts its operations primarily through Berkshire Bank, a Massachusetts chartered trust company with 96 full service branch offices in Massachusetts, New York, Connecticut and Vermont. Berkshire Bank, America's Most Exciting Bank(SM) is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. Berkshire Bank provides personal and business banking, insurance, and wealth management services. BHLB is also the holding company for Berkshire Insurance Group, an insurance agency in Western Massachusetts. BHLB has total assets of approximately $7.3 billion, total deposits of $5.2 billion, total loans of $5.2 billion and total shareholders' equity of $716.0 million. Jacob LLC is a Massachusetts limited liability company established by Berkshire Bank to facilitate the proposed Merger.

Firestone Financial Corp.
117 Kendrick Street, Suite 200
Needham, Massachusetts 02494
(800) 851- 1001

        Firestone Financial Corp, a Massachusetts corporation, is an independent provider of secured installment loan financing for manufacturers, distributors and operators of income generating equipment. Firestone currently serves over 2,400 different customers throughout the continental United States, Hawaii, Puerto Rico and Canada, and has active relationships with more than 160 equipment distributors. Firestone was founded in 1965 and has established a strong reputation for customer service and for creative financing and business solutions. Key members of the current management team became involved with Firestone in 1986 and 1989.

        On July 27, 2001, a group led by Firestone's current management team purchased Firestone's stock from Citizens Bank of Massachusetts through a corporation organized solely to effect the acquisition, leaving Firestone as the surviving entity. Firestone has made an election to be treated as an S corporation under the Internal Revenue Code.

        Since its founding in 1965, Firestone has enjoyed a long history of growth by focusing on a specific customer base composed of route operators and other business entrepreneurs who own and operate various types of equipment including amusement and video entertainment games, non-bank ATM cash dispensing machines, carnival games, rides and food concession trailers, coin-operated vending food service machines, coin-operated and commercial laundry equipment, fitness equipment and video gaming/lottery terminals.

        Firestone's outstanding receivables totaled $192 million and $177 million as of March 31, 2015 and December 31, 2014 respectively.

        As of December 31, 2014, Firestone had over 4,628 financing contracts outstanding with an average outstanding balance of approximately $38,000 per contract. For the year ended December 31, 2014, the average yield on total receivables was 9.58%.

        As of March 31, 2015 Firestone had 51 employees with an average tenure of over eight years, including the nine members of the Executive Management Team with an average tenure of over fourteen years.

Special Meeting of Firestone Shareholders; Required Vote (page 21)

        A special meeting of Firestone Financial Corp. shareholders is scheduled to be held at Firestone, 117 Kendrick Street, Suite 200, Needham, Massachusetts at [Time of Meeting], local time, on [Date of Meeting]. At the special meeting, you will be asked to vote on a proposal to approve the Merger Agreement between Firestone, BHLB, Berkshire Bank and a Berkshire Bank operating subsidiary, Jacob LLC. You may also be asked to vote to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

        Only Firestone shareholders of record as of the close of business on [Record Date] are entitled to notice of, and to vote at, the Firestone special meeting and any adjournments or postponements of the meeting.

        Approval of the Merger Agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Firestone common stock entitled to vote. As of the record date, there were 1,940,000 shares of Firestone common stock outstanding. Two executive officers of Firestone who beneficially own 1,180,000 shares of Firestone common stock, representing 60.8% of the outstanding shares of Firestone common stock as of the record date, have agreed to vote their shares in favor of the Merger at the special meeting.

The Merger and the Merger Agreement (page 24)

        The acquisition of Firestone is governed by a Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, Firestone will be merged with and into an operating subsidiary of Berkshire Bank, with the operating subsidiary as the surviving entity. The surviving entity will be renamed Firestone Financial, LLC and thereafter continue the business operations of Firestone, and the current executive officers and employees of Firestone will remain in the same positions with the surviving entity. Firestone Financial, LLC will be governed by a five person board of managers, each appointed by Berkshire Bank, with three managers selected from Berkshire Bank and two managers (expected to be David S. Cohen and Scott A. Cooper) selected from Firestone. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus.

What Firestone Shareholders Will Receive in the Consideration to be Received in the Merger (page 30)

        If the Merger is completed, each share of Firestone common stock will be converted into the right to receive a number of shares of BHLB common stock and cash. The number of shares of BHLB common stock and the amount of cash to be paid to Firestone's stockholders is unknown at this time since it will be equal to 130% of Firestone's tangible book value measured as of the two business days prior to the closing date of the Merger, as adjusted during the forty-five (45) days following the closing date. The Merger Consideration will be paid in the form of 75% BHLB common stock and 25% in cash. At the closing of the merger, $500,000 will be paid to the Representative to be held for such time as he deems necessary and appropriate to cover potential future obligations of the Firestone shareholders including expenses relating to his role as Representative. In addition, $500,000 in cash and shares of BHLB common stock representing $1.5 million of the Merger Consideration will be held in an escrow account pending determination of the final tangible book value calculation as of the closing date. See "Description of the Merger—Post-Closing Indemnification Obligations of the Parties" on page 44. The number of shares of BHLB common stock to be issued representing the stock consideration will be calculated using $27.847, which represents the average closing price of BHLB common stock for the twenty (20) trading days preceding the date of the Merger Agreement.

Illustrative Example of Merger Consideration to Be Received by Firestone Shareholders (page 31)

        The following example shows an illustrative amount of Merger Consideration that a holder of 1,000 shares of Firestone common stock could expect to receive in the Merger under certain assumptions. This example assumes, among other things:

  •
  that the estimated closing statement delivered by Firestone prior to the closing of the Merger will indicate an estimated Tangible Book Value of $31.8 million as of the closing date of the Merger (before conversion of the convertible promissory notes and the capital contribution associated therewith, and before any adjustment for transaction expenses);

  •
  that 482,735 shares of Firestone common stock will be issued at the closing of the Merger upon the conversion of Firestone's outstanding convertible promissory notes, representing the maximum number of shares into which such notes may be converted, and resulting in an aggregate of 2,422,735 shares of Firestone common stock outstanding as of the effective time of the Merger; and

  •
  that Firestone will accrue or pay $1.5 million in total transaction expenses, which will be added back to its Tangible Book Value.

        Under the assumptions outlined above, the aggregate Merger Consideration payable by BHLB and Berkshire Bank would be approximately $53.4 million, consisting of a cash payment (prior to deduction of the Representative Amount) of $13,350,000 and 1,438,216 shares of BHLB common stock (valued at $40,050,000 based upon the $27.847 average closing price over the 20 days prior to the signing of the Merger Agreement) in each case subject to the escrow arrangements described herein and subject to post-closing adjustments. Of this amount, a holder of 1,000 shares of Firestone stock may expect to receive (excluding cash paid for fractional BHLB shares):

Cash at closing (per 1,000 Firestone shares)	BHLB shares at closing (per 1,000 Firestone shares)	Cash paid into escrow (per 1,000 Firestone shares)	BHLB shares paid into escrow (per 1,000 Firestone shares)
$5,098	571	$206	22

        There can be no assurances as to what Firestone's actual Tangible Book Value as of the closing date will be, either for purposes of the estimated closing statement or as it is finally determined pursuant to any post-closing adjustments, and it could be higher or lower than the assumptions outlined above. Amounts paid into escrow may be forfeited, on a pro rata basis among the Firestone shareholders, to the extent that the actual Tangible Book Value as determined after the closing of the Merger is less than the estimated Tangible Book Value used to calculate the payments at the closing date. There can be no guarantee that any escrowed amounts will ultimately be distributed to Firestone shareholders. Likewise, there can be no guarantee that any portion of the Representative Amount being held in order to cover indemnification obligations and expenses of the Representative incurred on behalf of the Firestone shareholders, will ultimately be distributed to Firestone shareholders. Under the assumptions outlined above, the portion of the Representative Amount attributable to the holder of 1,000 shares of Firestone common stock would be $206.

        As of [Record Date], the closing price per share of BHLB common stock on the New York Stock Exchange was $        .

Recommendation of Firestone's Board of Directors (page 27)

        Firestone's board of directors has unanimously approved the Merger Agreement and the proposed Merger. The Firestone board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is fair to, and in the best interests of, Firestone and its shareholders, and therefore unanimously recommends that Firestone shareholders vote "FOR" the proposal to approve the Merger Agreement. In reaching this decision, Firestone's board of directors considered a variety of factors, which are described in the section captioned "Description of the Merger—Firestone's Reasons for the Merger and Recommendation of the Firestone Board" beginning on page 28.

        Firestone's board of directors unanimously recommends that Firestone shareholders vote "FOR" the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Regulatory Matters Relating to the Merger (page 36)

        Under the terms of the Merger Agreement, the Merger cannot be completed unless the establishment of the operating subsidiary by Berkshire Bank in order to facilitate the Merger is not objected to by the Massachusetts Division of Banks. BHLB filed the required notice on June 5, 2015, and received a non-objection letter from the Massachusetts Division of Banks dated June 15, 2015.

Conditions to Completing the Merger (page 39)

        The completion of the Merger is subject to the fulfillment of a number of conditions, including:

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

  •
  approval of the Merger Agreement at the special meeting by at least two-thirds of the outstanding shares of Firestone common stock entitled to vote;

  •
  approval of or non-objection to the transaction by the appropriate regulatory authorities;

  •
  each party's continued accuracy of representations and warranties made as of the date of the Merger Agreement, except to the extent any inaccuracy does not constitute a material adverse effect (as defined in the Merger Agreement); and

  •
  each party complying with its respective obligations and agreements pursuant to the Merger Agreement, except to the extent that noncompliance does not constitute a material adverse effect (as defined in the Merger Agreement).

Terminating the Merger Agreement (page 44)

        The Merger Agreement may be terminated by mutual written consent of BHLB, Berkshire Bank and Firestone at any time prior to the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either BHLB and Berkshire Bank or Firestone may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  the Merger has not been consummated by December 31, 2015, provided that the terminating party is not in material breach of the Merger Agreement in a manner that proximately caused the failure to consummate the transactions contemplated by the Merger Agreement;

  •
  Firestone shareholders do not approve the Merger Agreement at the Firestone special meeting within the thirty (30) days following the effective date of the registration statement filed with the SEC in connection with the proposed transaction;

  •
  a required regulatory approval or non-objection is denied or a governmental authority blocks the Merger; or

  •
  there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which cannot be cured, or has not been cured within twenty (20) business days after the giving of written notice to such party of such breach.

Termination Fee (page 45)

        Under certain circumstances described in the Merger Agreement, either party may be entitled to receive from the other party a $2.0 million termination fee in connection with the termination of the Merger Agreement. See "Description of the Merger—Termination Fee" on page 43 for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 36)

        In considering the recommendation of the board of directors of Firestone to adopt the Merger Agreement, you should be aware that officers and directors of Firestone have employment and other compensation agreements or plans that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Firestone shareholders. The board of directors of Firestone was aware of these circumstances at the time they adopted the Merger Agreement. These interests include:

  •
  Employment agreements for David S. Cohen, President and Chief Executive Officer of Firestone, Scott A. Cooper, Executive Vice President and Chief Financial Officer of Firestone, and five other individuals (three of whom are Firestone shareholders) that provide for cash severance payments and health benefits in the event of a termination of employment without cause or for good reason following a change in control;

  •
  BHLB and Berkshire Bank have presented an offer letter to David S. Cohen, President and Chief Executive Officer of Firestone, Scott A. Cooper, Executive Vice President and Chief Financial Officer of Firestone, and five other individuals (three of whom are Firestone shareholders) that are covered by employment agreements. Messrs. Cohen and Cooper accepted the offer letter on May 21, 2015, and the offer letters provide that Mr. Cohen will serve Firestone Financial, LLC as President and Chief Executive Officer and Mr. Cooper will serve Firestone Financial, LLC as Executive Vice President and Chief Operating Officer, and both will be a Senior Vice President of Berkshire Bank;

  •
  Two individuals of Firestone's senior management, expected to be David S. Cohen and Scott A. Cooper, shall be appointed by Berkshire Bank as members of the board of managers of Firestone Financial, LLC;

  •
  Four members of the Board of Directors of Firestone (Michael A. Miller, James K. Hunt, David S. Cohen and Scott A. Cooper), and two executive officers of Firestone who are not directors (Celine M. Perreault and Michael Smith), are holders of convertible promissory notes issued by Firestone and are therefore entitled to elect to convert portions of their notes as of the closing of the Merger and to receive Merger Consideration, and to be repaid the principal and interest on their notes at the time of the closing of the Merger to the extent they are not converted; and

  •
  Rights of Firestone Financial, LLC officers and directors to continued indemnification coverage and continued coverage under directors' and officers' liability insurance policies.

Accounting Treatment of the Merger (page 33)

        The Merger will be accounted for in accordance with accounting standards for business combinations in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Shareholders (page 48)

        When the Merger is completed, Firestone shareholders will become BHLB shareholders and their rights will be governed by Delaware law and by BHLB's certificate of incorporation and bylaws. See "Comparison of Rights of Shareholders" beginning on page 45 for a summary of the material differences between the respective rights of Firestone and BHLB shareholders.

Dissenters' Rights (page 22)

        Firestone shareholders entitled to vote on the Merger have the right to dissent from the Merger and, if the Merger is consummated and upon their compliance with all requirements of Massachusetts law, to receive a cash payment equal to the fair value of their shares of Firestone common stock, determined in the manner set forth under Massachusetts law, instead of the Merger Consideration. A copy of the section of the Massachusetts Business Corporation Act pertaining to dissenters' appraisals rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Material Tax Consequences of the Merger (page 33)

        The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Subject to the limitations and qualifications described in "Material U.S. Federal Income Tax Consequences of the Merger," since shares of Firestone common stock will be exchanged for a combination of BHLB common stock and cash, a shareholder of Firestone common stock will generally recognize a taxable gain (but not loss) in an amount equal to the lesser of: (a) the excess, if any of (1) the sum of the cash and the fair market value of the BHLB common stock he or she receives; over (2) the tax basis in the Firestone common stock exchanged in the Merger; or (b) the cash that he or she receives in the Merger.

        This tax treatment may not apply to all Firestone shareholders. Determining the actual tax consequences of the Merger to Firestone shareholders can be complicated. Firestone shareholders should consult their own tax advisor for a full understanding of the Merger's tax consequences that are particular to each shareholder.

        To review the tax consequences of the Merger to Firestone shareholders in greater detail, please see the section "Description of the Merger—Material Tax Consequences of the Merger" beginning on page 33.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Caution About Forward-Looking Statements" beginning on page 14, you should consider carefully the risk factors described below, in deciding how to vote. You should also read and consider the risk factors associated with the business of BHLB because the risk factors may affect the operations and financial results of the consolidated entity. These risk factors may be found in Part I, Item 1A of the BHLB Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 57.

The price of BHLB common stock might decrease after the Merger.

        Following the Merger, holders of Firestone common stock will become shareholders of BHLB. BHLB common stock could decline in value after the Merger. For example, during the twelve-month period ending on                    , 2015 (the most recent practicable date before the printing of this proxy statement/prospectus), the price of BHLB common stock varied from a low of $        to a high of $        and ended that period at $        . The market value of BHLB common stock fluctuates based upon general market economic conditions, BHLB's business and prospects and other factors.

Berkshire Bank may be unable to successfully oversee Firestone's operations and retain Firestone's employees.

        The transaction involves Firestone merging into Jacob LLC, an operating subsidiary of Berkshire Bank, with Berkshire Bank becoming the sole owner of the surviving entity to be known as Firestone Financial, LLC. The board of managers of Firestone Financial, LLC will be appointed by Berkshire Bank and comprised of three managers selected from Berkshire Bank and two managers selected from Firestone. As a result, Firestone will no longer be an independent company, which could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The continued success of Firestone will require the experience and expertise of certain key employees of Firestone who are expected to be retained by Firestone Financial, LLC. Firestone Financial, LLC may not be successful in retaining these employees for the time period necessary to successfully continue Firestone's operations. The diversion of management's attention and any delays or difficulties encountered in connection with the Merger could have an adverse effect on the business and results of operation of BHLB, Berkshire Bank or Firestone Financial, LLC following the Merger.

The restrictions on solicitation contained in the Merger Agreement and the termination fee may discourage other companies from trying to acquire Firestone.

        Until the completion of the Merger, Firestone is prohibited from taking any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to any person other than BHLB concerning any purchase of a majority of the outstanding Firestone common stock, any Merger of Firestone, or the sale of substantially all of the assets of Firestone, or any similar transaction. In addition, Firestone has agreed to pay a termination fee to BHLB in specified circumstances. These provisions could discourage other companies from trying to acquire Firestone even though those other companies might be willing to offer greater value to Firestone's shareholders than BHLB has offered in the Merger. The payment of the termination fee could also have a material adverse effect on Firestone's financial condition.

Firestone will be subject to business uncertainties and contractual restrictions while the Merger is pending.

        The pursuit of the Merger may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition could affect Firestone's financial results. In addition, the Merger

Agreement requires that Firestone operate in the usual, regular and ordinary course of business and restricts Firestone from taking certain actions prior to the effective time of the Merger or termination of the Merger without BHLB's consent in writing. These restrictions may prevent Firestone from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

There is no assurance when or even if the Merger will be completed.

        Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See "Description of the Merger—Conditions to Completing the Merger." There can be no assurance that BHLB and Firestone will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

        BHLB and Firestone can agree at any time to terminate the Merger Agreement, even if Firestone's stockholders have already voted to approve the Merger Agreement. BHLB and Firestone can also terminate the Merger Agreement under other specified circumstances. See "Description of the Merger—Terminating the Merger Agreement."

Certain of Firestone's officers and directors have interests that are different from, or in addition to, interests of Firestone's shareholders generally.

        You should be aware that some of the directors and officers of Firestone have interests in the Merger that are different from, or in addition to, the interests of Firestone stockholders generally. These include: offer letters that certain executives have accepted, and which provide for continued employment and potential severance payments; two individuals of Firestone's senior management, expected to be Messrs. Cohen and Cooper, shall be appointed by Berkshire Bank as managers (board members) of Firestone; and provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Firestone for events occurring before the Merger. In addition, four of the five members of the Firestone board of directors, including two executive officers, as well as two other executive officers, hold convertible promissory notes that will become convertible in part as a result of the Merger, and that will be paid in full to the extent not converted. For a more detailed discussion of these interests, see "Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours" beginning on page 36.

Failure to complete the Merger could negatively impact the future businesses and financial results of BHLB and Firestone.

        If the Merger is not completed, the ongoing businesses of BHLB and Firestone may be adversely affected and BHLB and Firestone will be subject to several risks, including the following:

  •
  BHLB and Firestone will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, and other professional fees;

  •
  under the Merger Agreement, Firestone is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

  •
  matters relating to the Merger may require substantial commitments of time and resources by BHLB and Firestone management, which could otherwise have been devoted to other opportunities that may have been beneficial to BHLB and Firestone as independent companies, as the case may be.

        In addition, if the Merger is not completed, BHLB and/or Firestone may experience negative reactions from the financial markets and from their respective customers and employees. BHLB and/or Firestone also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against BHLB or Firestone to perform their respective obligations under the Merger Agreement. If the Merger is not completed, BHLB and Firestone cannot assure their shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of BHLB and/or Firestone.

The shares of BHLB common stock to be received by Firestone shareholders receiving the stock consideration as a result of the Merger will have different rights from shares of Firestone common stock.

        Following completion of the Merger, Firestone shareholders will no longer be shareholders of Firestone, a Massachusetts corporation, but instead will be shareholders of BHLB, a Delaware corporation. There will be important differences between your current rights as a Firestone shareholder and the rights to which you will be entitled as a BHLB shareholder. See "Comparison of Rights of Shareholders" beginning on page 48 for a discussion of the different rights associated with BHLB common stock and Firestone common stock.

 CAUTION ABOUT FORWARD-LOOKING STATEMENTS

        Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, "Questions And Answers About the Merger and the Special Meeting," "Summary," "Risk Factors," "Description of the Merger—Background of the Merger," and "Description of the Merger—Firestone's Reasons for the Merger and Recommendation of the Board of Directors." You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the "Risk Factors" section beginning on page 11.

        Because of these and other uncertainties, BHLB's actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, BHLB's and Firestone's past results of operations do not necessarily indicate BHLB's and Firestone's combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. BHLB is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. BHLB qualifies all of its forward-looking statements by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following tables show summarized historical financial data for BHLB and Firestone. You should read this summary financial information in connection with BHLB's historical financial information, which is incorporated by reference into this document.

        Unaudited consolidated interim financial statements for BHLB and the unaudited interim financial statements for Firestone at or for the three months ended March 31, 2015 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year's operation.

 SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF BERKSHIRE HILLS BANCORP, INC.

	At March 31		At December 31,
(In thousands, except per share data)	2015(2)	2014	2014	2013	2012	2011(1)	2010(1)
Selected Financial Data:
Total assets	$6,571,239	$6,010,331	$6,502,031	$5,672,799	$5,296,809	$3,992,257	$2,882,298
Securities	1,216,178	1,144,843	1,205,794	870,091	573,871	533,181	405,953
Loans	4,728,663	4,242,627	4,680,600	4,180,523	3,988,654	2,956,570	2,142,162
Allowance for loan losses	(36,286)	(33,602)	(35,662)	(33,323)	(33,208)	(32,444)	(31,898)
Goodwill and intangibles	275,369	279,805	276,270	270,662	274,258	223,364	173,079
Deposits	4,719,683	4,218,583	4,654,679	3,848,529	4,100,409	3,101,175	2,204,441
Borrowings and subordinated notes	1,045,883	1,026,443	1,052,323	1,064,107	448,088	237,402	260,301
Total stockholders' equity	716,230	677,590	709,287	678,062	667,265	551,808	387,323
Selected Operating Data:
Total interest and dividend income	$52,751	$49,795	$207,042	$203,741	$175,939	$138,260	$112,277
Total interest expense	7,258	7,029	28,351	34,989	32,551	31,740	35,330
Net interest income	45,493	42,766	178,691	168,752	143,388	106,520	76,947
Fee income	13,783	12,657	53,434	50,525	51,265	33,727	29,859
All other non-interest (loss) income	(1,255)	(8,234)	(5,664)	7,707	2,791	2,076	(108)
Total net revenue	58,055	47,189	226,461	226,984	197,444	142,323	106,698
Provision for loan losses	3,851	3,396	14,968	11,378	9,590	7,563	8,526
Total non-interest expense	45,148	45,360	165,986	157,359	140,806	116,442	82,137
Income tax expense—continuing operations	297	(461)	11,763	17,104	13,223	1,884	2,420
Net (loss) income from discontinued operations	—	—	—	—	(637)	914	—
Net income	$8,759	$(1,106)	$33,744	$41,143	$33,188	$17,348	$13,615
Dividends per common share	$0.19	$0.18	$0.72	$0.72	$0.69	$0.65	$0.64
Basic earnings per common share	0.35	(0.04)	1.36	1.66	1.49	0.97	0.98
Diluted earnings per common share	0.35	(0.04)	1.36	1.65	1.49	0.97	0.98
Weighted average common shares outstanding—basic	24,803	24,698	24,730	24,802	22,201	17,885	13,862
Weighted average common shares outstanding—diluted	24,955	24,698	24,854	24,965	22,329	17,952	13,896
Net shares outstanding	25,253	25,105	25,183	25,036	25,148	21,147	14,076

(1)
For the years 2011 and 2010, the above schedule has been adjusted for prior year lease adjustments.

(2)
BHLB acquired Hampden Bancorp, Inc. ("Hampden") on April 17, 2015 Hampden had total assets of $687.8 million, total loans of $501.0 million, and total deposits of $482.1 million. Excluding Hampden shares held by BHLB, Hampden shareholders received 4.2 million shares of BHLB's common stock. BHLB incurred $3.3 million of merger and acquisition expenses related to the Hampden and Hampden Bank Merger for the three months ended March 31, 2015. Excluding the $3.3 million of merger and acquisition expenses, the Hampden merger had no significant effect on BHLB's financials for the three months ended March 31, 2015.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011(4)	2010(4)
Selected Operating Ratios and Other Data:(1)
Share Data:
Book value per share	$28.36	$26.99	$28.17	$27.08	$26.53	$26.09	$27.52
Market price at year end	$27.70	$25.88	$26.66	$27.27	$23.86	$22.19	$22.11
Performance Ratios:
Return on average assets	0.54%	(0.08)%	0.55%	0.78%	0.73%	0.50%	0.50%
Return on average equity	5.00	(0.64)	4.87	6.09	5.66	3.64	3.55
Interest rate spread	3.06	3.23	3.15	3.47	3.47	3.38	3.01
Net interest margin	3.18	3.35	3.26	3.63	6.62	3.57	3.28
Non-interest income/total net revenue	21.64	9.37	21.09	25.65	27.38	27.16	27.88
Non-interest expense/average assets	2.78	3.10	2.69	2.97	3.11	3.34	2.99
Dividend payout ratio	54.29	—	52.94	41.57	46.31	67.01	65.16
Growth Ratios:
Total loans	4.11	5.94	11.96	4.81	34.91	38.02	9.20
Total deposits	5.59	38.45	20.95	(6.14)	32.22	40.68	10.96
Total net revenue	23.03	(16.83)	(0.23)	14.96	38.73	33.39	12.58
Asset Quality Ratios:(3)
Net loans charged-off/average total loans	0.28	0.30	0.29	0.29	0.26	0.27	0.42
Allowance for loan losses/total loans	0.77	0.79	0.76	0.80	0.83	1.10	1.49
Capital Ratios:
Tier 1 capital to average assets—bank	7.26	7.86	7.18	7.99	7.46	8.41	8.04
Total capital to risk-weighted assets—bank	10.82	11.16	10.78	11.62	11.79	11.29	10.61
Stockholders' equity/total assets	10.76	11.27	10.91	11.95	12.60	13.82	13.44
Tangible common stockholders' equity to tangible assets(2)	7.00	6.94	6.96	7.54	7.82	8.71	7.91

(1)
All performance ratios are based on average balance sheet amounts where applicable.

(2)
Tangible common stockholders' equity to tangible assets exclude goodwill and other intangibles. This is a non-GAAP financial measure that the Company believes provides investors with information that is useful in understanding our financial performance and condition.

(3)
Generally accepted accounting principles require that loans acquired in a business combination be recorded at fair value, whereas loans from business activities are recorded at cost. The fair value of loans acquired in a business combination includes expected loan losses, and there is no loan loss allowance recorded for these loans at the time of acquisition. Accordingly, the ratio of the loan loss allowance to total loans is reduced as a result of the existence of such loans, and this measure is not directly comparable to prior periods. Similarly, net loan charge-offs are normally reduced for loans acquired in a business combination since these loans are recorded net of expected loan losses. Therefore, the ratio of net loan charge-offs to average loans is reduced as a result of the existence of such loans, and this measure is not directly comparable to prior periods. Other institutions may have loans acquired in a business combination, and therefore there may be no direct comparability of these ratios between and among other institutions.

(4)
For the years 2011 and 2010, the above schedule has been adjusted for prior year lease adjustments.

 SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF FIRESTONE

			At December 31,
	At March 31, 2015	At March 31, 2014
(In thousands, except per share data)			2014	2013	2012	2011	2010
Selected Financial Data:
Total assets	$191,646	$187,796	$176,432	$176,800	$148,540	$127,735	$106,078
Loans	191,904	189,340	176,663	178,057	149,847	128,321	106,581
Allowance for loan losses	(3,339)	(3,672)	(3,083)	(3,559)	(2,998)	(2,764)	(2,450)
Debt issuance costs, net of accumulated amortization	894	1,109	954	1,143	348	446	37
Senior notes payable	143,440	144,396	127,659	133,411	110,615	90,692	71,810
Convertible subordinated notes payable	11,200	10,060	11,200	—	—	—	—
Subordinated notes payable	—	—	—	7,450	7,450	7,450	4,855
Total stockholders' equity	31,906	29,772	31,511	29,169	27,325	25,506	25,474
Selected Operating Data:
Total interest income	$4,425	$4,461	$17,722	$16,943	$14,600	$12,680	$12,209
Total interest expense	936	907	3,710	3,236	2,708	2,295	2,209
Net interest income	3,489	3,554	14,012	13,707	11,892	10,385	10,000
Fee income	104	89	436	457	530	518	643
All other non-interest income	80	25	88	42	35	65	165
Total net revenue	3,673	3,668	14,536	14,206	12,457	10,968	10,808
Provision for loan losses	230	50	(120)	940	470	1,703	1,900
Total non-interest expense	2,515	2,362	9,916	9,017	8,331	7,247	6,734
Income tax expense(1)	35	51	178	142	170	109	116
Net income	$893	$1,205	$4,562	$4,107	$3,486	$1,909	$2,058
Dividends per common share(2)	$0.25	$0.32	$1.19	$1.25	$0.75	$1.11	$0.36
Basic earnings per common share	0.46	0.62	2.35	2.12	1.80	0.98	1.06
Weighted average common shares outstanding—basic	1,940	1,940	1,940	1,940	1,940	1,940	1,940

(1)
As a Subchapter S corporation, Firestone's taxable income is allocated to its stockholders and, accordingly, no federal income tax is provided. Income tax expense represents state income taxes for states where Firestone can file a composite return on behalf of its stockholders.

(2)
As a Subchapter S corporation, Firestone provides a quarterly dividend to its stockholders for the stockholders payment of federal and state income taxes due on Firestone's earnings. In 2011, Firestone also paid a $1,350 discretionary dividend to the stockholders.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011(4)	2010
Selected Operating Ratios and Other Data:(1)
Share Data:
Book value per share	$16.45	$15.35	$16.24	$15.04	$14.09	$13.15	$13.13
Performance Ratios:
Return on average assets	2.02%	2.76%	2.68%	2.61%	2.65%	1.73%	1.93%
Return on average equity	11.72	17.05	15.62	15.04	13.84	7.92	8.84
Interest rate spread	7.05	7.29	7.34	7.83	7.99	8.17	8.19
Net interest margin	7.58	7.77	7.90	8.36	8.55	8.84	8.86
Non-interest income/total net revenue	5.01	3.11	3.60	3.51	4.54	5.31	7.47
Non-interest expense/average assets	5.47	5.18	5.61	5.54	6.03	6.20	5.98
Growth Ratios:
Total loans	8.63	6.40	(0.53)	18.83	16.96	20.58	(10.50)
Total net revenue	0.16	11.39	2.32	14.04	13.58	1.48	(9.61)
Asset Quality Ratios:
Net loans charged-off/average total loans	—	—	0.20	0.23	0.17	1.18	1.99
Allowance for loan losses/total loans	1.74	1.94	1.75	2.00	2.00	2.15	2.30
Capital Ratios:
Stockholders' equity/total assets	16.65	15.85	17.86	16.50	18.40	19.97	24.01

(1)
All performance ratios are based on average balance sheet amounts where applicable.

MARKET PRICE AND DIVIDEND INFORMATION

        BHLB common stock is listed on the New York Stock Exchange under the symbol "BHLB." Firestone common stock is not traded publicly. The following table lists the high and low prices per share for BHLB common stock and the cash dividends declared by BHLB for the periods indicated. Firestone has elected to be treated as an S corporation under the Internal Revenue Code and is required to make quarterly distributions to its shareholders to cover the estimated tax liabilities incurred by the shareholders as a result of Firestone's operations. Other than these tax distributions, Firestone has not paid a cash dividend on its common stock in the two most recently completed fiscal years or the subsequent interim period.

	BHLB Common Stock
	High		Low		Dividends
Quarter Ended
June 30, 2015 (through , 2015)	$		$		$
March 31, 2015		$27.92		$24.27		$0.19
December 31, 2014		$26.91		$22.84		$0.18
September 30, 2014		$25.11		$22.37		$0.18
June 30, 2014		$26.64		$22.06		$0.18
March 31, 2014		$27.28		$23.95		$0.18
December 31, 2013		$27.86		$24.50		$0.18
September 30, 2013		$29.38		$24.34		$0.18
June 30, 2013		$27.84		$24.62		$0.18
March 31, 2013		$26.01		$23.38		$0.18

        On May 20, 2015, which is the last day on which shares of BHLB common stock traded preceding the public announcement of the proposed Merger, the closing price of BHLB common stock was $27.96. On [Record Date], which is the most recently practicable date prior to the mailing of this proxy statement/prospectus, the closing price of BHLB common stock was $    .You should obtain current market quotations for BHLB common stock, as the market price of BHLB common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

        As of [Record Date], there were approximately            holders of record of BHLB common stock. As of [Record Date], there were approximately nine holders of record of Firestone common stock and approximately 55 holders of record of Firestone convertible notes.

        Following the Merger, the declaration of dividends will be at the discretion of BHLB's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of BHLB, applicable state law and government regulations and other factors deemed relevant by BHLB's board of directors.

 SPECIAL MEETING OF FIRESTONE SHAREHOLDERS

Date, Place, Time and Purpose

        Firestone's board of directors is sending you this document to request that you allow your shares of Firestone to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Firestone board of directors will ask you to vote on a proposal to approve the Merger Agreement. You may also be asked to vote to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement. The special meeting will be held at Firestone, 117 Kendrick Street, Suite 200, Needham, Massachusetts at [Time of Meeting], local time, on [Date of Meeting].

Who Can Vote at the Meeting

        You are entitled to vote if the records of Firestone showed that you held shares of Firestone common stock as of the close of business on [Record Date]. As of the close of business on that date, a total of 1,940,000 shares of Firestone common stock were outstanding. Each share of common stock has one vote.

Quorum; Vote Required

        The special meeting will conduct business only if a majority of the outstanding shares of Firestone common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

        Proposal 1: Approval of the Merger Agreement.    Approval of the Merger Agreement will require the affirmative vote of two-thirds of the outstanding shares of Firestone common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Abstentions from voting will have the same effect as voting against the Merger Agreement.

        Proposal 2: Adjourn the special meeting if necessary to permit further solicitation of proxies.    Approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Firestone common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the adjournment. Abstentions from voting will have the same effect as voting against the adjournment.

Shares Held by Firestone Executive Officers and Directors and by BHLB

        As of [Record Date], executive officers of Firestone beneficially owned 1,440,000 shares of Firestone common stock. This equals 74.2% of the outstanding shares of Firestone common stock. David S. Cohen and Scott A. Cooper, who are both executive officers and directors of Firestone, have agreed to vote their shares in favor of the Merger at the special meeting. These two executive officers beneficially own 1,180,000 shares of Firestone common stock, or 60.8% of the outstanding shares of Firestone common stock. The other directors of Firestone own no shares of Firestone common stock , although four of the five directors (including Messrs. Cohen and Cooper) and two executive officers who are not directors own convertible notes that will become convertible as a result of the Merger. Shares of Firestone common stock underlying the convertible notes will not be eligible to vote at the special meeting. BHLB and its subsidiaries and its directors and executive officers do not own any shares of Firestone common stock. See "Firestone Stock Ownership" on page 55.

Voting and Revocability of Proxies

        You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Firestone recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

        Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement, and the proposal to adjourn the meeting. If you are the record holder of your shares of Firestone common stock and submit your proxy without specifying a voting instruction, your shares of Firestone common stock will be voted "FOR" the proposal to adopt the Merger Agreement and "FOR" the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement. Firestone's board of directors recommends a vote "FOR" approval of the Merger Agreement and "FOR" approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement.

        You may revoke your proxy before it is voted by:

  •
  filing with the Secretary of Firestone a duly executed revocation of proxy;

  •
  submitting a new proxy with a later date; or

  •
  voting in person at the special meeting.

        Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

  Firestone Financial Corp.
  Scott A. Cooper, Secretary
  117 Kendrick Street, Suite 200
  Needham, Massachusetts 02494

        If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. Firestone does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

        Firestone will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Firestone may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

DISSENTERS' RIGHTS

        Section 13.02(a)(1) of the Massachusetts Business Corporation Act generally provides that shareholders of Massachusetts corporations are entitled to assert appraisal rights in the event of a merger and to receive payment in cash for the fair value of their shares of stock instead of the merger consideration. Firestone has concluded that Firestone shareholders may be entitled to exercise appraisal rights in connection with the proposed Merger with Jacob LLC. Firestone shareholders electing to exercise dissenters' rights must comply with the provisions of Section 13 of the Massachusetts Business Corporation Act. A copy of the applicable portions of the Massachusetts Business Corporation Act is attached to this proxy statement/prospectus as Annex B. Failure to follow those provisions exactly could result in a loss of appraisal rights, in which case dissenting shareholders will receive the Merger Consideration with respect to their shares.

        Firestone shareholders who are entitled to vote on the Merger and who would like to assert their appraisal rights are required to do the following pursuant to Section 13 of the Massachusetts Business Corporation Act:

  •
  Deliver written notice to Firestone of their intent to demand payment for their shares of Firestone common stock if the proposed Merger is effectuated. The notice must be delivered before the shareholder vote to approve the Merger Agreement takes place. Voting against, abstaining from voting or failing to vote with respect to the Merger Agreement does not by itself constitute demand for appraisal for purposes of Massachusetts law. The written objection should be filed with Firestone, Scott A. Cooper, Secretary, 117 Kendrick Street, Suite 200, Needham, Massachusetts 02494.

  •
  Refrain from voting "FOR" approval of the Merger Agreement. If a shareholder returns a signed proxy but does not specify a vote "AGAINST" approval of the Merger Agreement or a direction to "ABSTAIN" from voting on the proposal, the proxy will be voted "FOR" approval of the Merger Agreement, which will have the effect of waiving their appraisal rights.

  •
  Comply with other procedures required under Section 13 of the Massachusetts Business Corporation Act.

        Section 13 of the Massachusetts Business Corporation Act requires that BHLB deliver, within 10 days after the effective date of the Merger, a written appraisal notice and forms containing certain information to all shareholders who have properly complied with the procedures for demanding appraisal. If appraisal rights are available in connection with the Merger, each shareholder that has properly perfected their appraisal rights will be entitled to a cash payment of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms' due date, except for shareholders who acquired their shares on or after May 22, 2015, who are not entitled to payment until they accept the offer from BHLB. A shareholder that fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to such a payment.

        If a dissenting shareholder believes that the amount paid or offered to be paid by BHLB is less than the fair value of their shares, the dissenting shareholder is required, within 30 days of receipt of the payment or offer of payment, to notify BHLB in writing of such shareholder's own estimate of the fair value of the shares and demand payment of such amount plus interest, less any payment received. If such demand for payment is not settled within 60 days of BHLB's receipt thereof, BHLB is required to petition the court to determine the fair value of the shares and accrued interest or, if such petition is not made, to pay the amount demanded plus interest to the dissenting shareholder.

        The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Massachusetts law. Any shareholder who believes they are entitled to appraisal rights and wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the Massachusetts Business Corporation Act, attached as Annex B to this proxy statement/prospectus, which set forth the procedures to be complied with in perfecting any such rights. Shareholders who wish to dissent from the Merger and pursue their appraisal rights should consult with legal counsel to ensure strict compliance with statutory procedures and avoid the loss of any appraisal rights to which they may be entitled. Dissenting shareholders should also consult with a tax advisor regarding the tax consequences of exercising their appraisal rights under Massachusetts law.

 DESCRIPTION OF THE MERGER (PROPOSAL 1)

        The following summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the Merger Agreement completely and carefully as it, rather than this description, is the legal document that governs the Merger.

General

        The Merger Agreement provides for the Merger of Firestone with and into Jacob LLC, an operating subsidiary of Berkshire Bank, with Jacob LLC as the surviving entity. Jacob LLC shall be renamed Firestone Financial, LLC and will operate as a wholly-owned subsidiary of Berkshire Bank. The executive officers and employees of Firestone will remain as such with Firestone Financial, LLC following completion of the Merger. Firestone Financial, LLC will be governed by a five (5) person board of managers, each appointed by Berkshire Bank, three (3) of whom shall be selected from Berkshire Bank and two (2) of whom, expected to be David S. Cohen and Scott A. Cooper, shall be selected from Firestone.

Background of the Merger

        Firestone's Board of Directors (the "Firestone Board"), together with senior management, regularly reviews the strategic direction of the company and considers, among other matters, its results of operations, general market and economic conditions, its competitive position in the industry, its capital resources, its strategic objectives and operational matters. The Firestone Board also reviews the relative value and limited liquidity available to Firestone's equity holders. Accordingly, in connection with such reviews, the Firestone Board has from time to time initiated exploration of strategic alternatives to increase shareholder value.

        Since 2011, Firestone has experienced asset growth in its equipment markets and has been able to fund that growth from earnings, additional debt in the form of subordinated notes and increases to its borrowing capacity under its senior lending facility. Under the senior lending facility, Firestone is required to maintain a leverage ratio of senior debt to tangible capital of under 4:1. In order to stay in compliance with the leverage covenant while at the same time fulfilling its strategic growth objectives, the Firestone Board authorized senior management to raise tangible capital in the form of subordinated notes. In the fall of 2011, Firestone issued $7,450,000 of subordinated notes with a 5-year term. During the summer of 2013, Firestone's leverage calculation was 3.9: 1.0, and management expected additional growth over the next 5 years. The Firestone Board authorized senior management to raise additional capital in the form of new subordinated notes. In March and July of 2014, Firestone issued a total of $11,200,000 of convertible subordinated notes and paid off the earlier series of notes.

        After the closing of that offering, the Firestone Board evaluated the company's growth plans; the capital markets and the continuing need to raise tangible capital to support the growth of the business. Following this evaluation, and considering also the limited liquidity opportunities available to the company's stockholders, the Firestone Board determined in September 2014 to seek advice from an investment banking firm to assist in either the raising of additional capital or a sale of the business. The Firestone Board recognized that a sale could provide lower funding costs and would give the company ability to be more competitive. A sale would also potentially provide liquidity to the shareholders and provide a platform for additional growth without the same leverage restrictions. Throughout the process that led to the execution of the Merger Agreement, the Firestone Board remained open to the possibility of raising additional capital as a stand-alone entity, but ultimately felt that conditions in the financial markets made a sale of the company a more attractive alternative both for company growth and shareholder return.

        The Firestone Board invited nine investment banking firms with industry experience to submit a letter of interest and qualifications, and conducted due diligence interviews throughout October 2014. In early November 2014, four firms were invited to make a presentation to the Firestone Board addressing their industry experience and qualifications, among other factors that the board considered relevant to its decision.

        At a November 6, 2014 board meeting, after considering the qualifications and reputation of the four firms and the proposals from each of them, the Firestone Board selected Houlihan Lokey ("Houlihan") to provide strategic advice to Firestone in connection with the exploration of a potential sale or combination transaction. On November 24, 2014, Firestone signed an engagement letter with Houlihan.

        Following its engagement, Houlihan met with the Firestone Board to discuss both the risks and benefits of remaining independent and potential prices that might be achieved upon a sale of control and the realization of value for Firestone's shareholders association therewith. The Firestone Board discussed the process of approaching potential interested parties, and authorized David S. Cohen, President and CEO, and Scott A. Cooper, Executive Vice President and CFO, to negotiate with any such interested parties. The Board requested that the CEO provide timely and periodic communication to the Board during this process.

        During the selection process, Houlihan informed the Firestone Board that there were three types of financial companies that would be interested in evaluating a transaction with Firestone: depository institutions, business development corporations (BDCs) and private equity firms. Houlihan and the Firestone Board discussed the attributes of each of those types of potential buyers and concluded that they should solicit interest from all three market segments as each had the potential to meet the objectives of the Board in this process.

        Houlihan thereafter led a comprehensive process to solicit interest from potential acquirors of the company. Starting on January 12, 2015, Houlihan and Firestone contacted approximately 65 potential buyers through initial calls and/or teasers. David Cohen placed a number of calls to various commercial bankers in Massachusetts, among them Michael P. Daly, Chief Executive Officer of Berkshire, to inquire if they would be interested in evaluating a transaction with Firestone. Following Houlihan's and Firestone's outreach efforts, 32 parties, including Berkshire, executed non-disclosure agreements and were provided with an offering memorandum and other offering materials. Preliminary management meetings or telephone conferences were held with sixteen parties. In February and March 2015, Firestone received written non-binding preliminary proposal letters outlining general terms and value of a potential transaction from Berkshire and three additional parties, referred to herein as Party A (a potential financial buyer), Party B (a bank holding company) and Party C (a specialty finance company). Following an evaluation by Houlihan and the Firestone Board of the initial bids, these entities received access to a virtual data room for the purpose of conducting diligence on certain of Firestone's financial and business records.

        In terms of total valuation, the preliminary proposal submitted by Berkshire was higher than the upper range of the proposal submitted by Party A. The proposal submitted by Party B was within the range of Party A's proposal and involved a lesser proportion of stock consideration as compared to Berkshire's offer, although it involved contingent consideration as a component of the merger consideration. The total valuation of the proposal submitted by Party C was materially below the other three bidders and involved mostly stock consideration and a small amount of cash; however, it also included a significant element of contingent consideration that could have brought the total valuation of the bid within a similar range of the other bidders.

        Houlihan communicated to Party C that they needed to reevaluate their proposal, as it was at the low end of the other bids received. Party C responded with a proposal that included increased consideration, but it was in the form of an earn-out over time. In addition, in discussing Party C's preliminary proposal, the Board expressed concerns over the competitive landscape facing Party C and the pressure that may place on the market valuation of Party C's common stock. The Firestone Board decided not to aggressively pursue further negotiations with Party C.

        Firestone initially met with Berkshire on February 18, 2015 and reviewed the Firestone business with Richard Marotta, Berkshire's Executive Vice President and Chief Risk and Administrative Officer, and George Bacigalupo, Berkshire's Executive Vice President for Commercial Banking. On March 20, 2015, Berkshire submitted a non-binding letter of interest. After reviewing the letter, Firestone met with the Berkshire team on March 31, 2015 to discuss potential transaction structure and continued diligence efforts.

        Thereafter, Firestone held more detailed management meetings and diligence sessions with Berkshire, Party A and Party B. Firestone met with Party A throughout the day on April 6, 2015, for a detailed diligence meeting broadly reviewing Firestone's business and discussions concerning potential transaction structure.

        Firestone met with Party B on April 7, 2015, likewise reviewing Firestone's entire business and engaging in discussions concerning potential transaction structure. Both of these meetings were held at Firestone's office and certain members of the Firestone management team were in attendance.

        On April 9, 2015, David Cohen and Scott Cooper met with Michael P. Daly, President and Chief Executive Officer of Berkshire, at the Berkshire offices in Springfield, MA. They discussed the two companies' business cultures, strategies for a transaction and visions for the future. Afterward, Messrs. Cohen and Cooper met with Mr. Marotta to discuss potential next steps, which focused on the due diligence process and Berkshire's desire for a period of exclusivity.

        On April 13, 2015, Firestone received a letter from Berkshire proposing that the parties enter into a 15-day period of exclusive negotiations. Firestone, together with its professional advisors, carefully weighed the advantages and disadvantages of entering into exclusive negotiations with Berkshire. Firestone considered not only the fact that the purchase price offered by Berkshire (at 130% of Firestone's adjusted tangible book value) exceeded the other bids that had been received to date, but also (i) the strength of Berkshire's stock (given that it would constitute a large portion of the proposed consideration), (ii) the post-transaction prospects of being combined with Berkshire's business, including the greater lending capacity that Berkshire's platform would provide to Firestone, (iii) the alternatives offered by the other bidders and by remaining as independent entity, (iv) Berkshire's successful recent track record of completing and integrating acquisitions, (v) Houlihan's and the Firestone Board's judgment as to the certainty of closing a transaction with Berkshire, (vi) the limited prospects seen for obtaining increases in merger consideration from the other parties due to those parties' financial constraints, and (vii) Firestone's evaluation that the operating culture and business environment at Berkshire would be a good fit for Firestone and its employees. In addition, the Firestone Board noted that Party B had only recently become a public reporting company and was significantly smaller than Berkshire.

        On April 21, 2015, Messrs. Cohen and Cooper again met with Messrs. Marotta and Bacigalupo at the Berkshire offices in Springfield. At the meeting parties discussed details of the due diligence, discussed employment matters, proposed trading limitations on the Berkshire stock to be received as merger consideration by certain officers of Firestone, the transaction structure, and the regulatory approval process. At this meeting, Berkshire confirmed that subject to completing the next round of due diligence, it was committing to a 1.30 multiple of tangible book value, adjusted for up to $1.5 million of Firestone's transaction expenses, as the total merger consideration.

        Based on the foregoing considerations, on April 29, 2015, Firestone Board approved proceeding in negotiations with Berkshire on an exclusive basis for a period of 15 days. Firestone and Berkshire signed an exclusivity letter on April 30, 2015, that included a set of non-binding general transaction terms. Firestone, Berkshire and their respective advisors proceeded to revise, review and negotiate the terms of the draft Merger Agreement that Firestone had previously provided to the bidders through its data room and other transaction documents, exchanging numerous drafts of the same and holding several telephone conferences with respect to the transaction documents, most of which included the participation of members of management of each of the parties. Among other issues, the discussions among the parties addressed the calculation of Firestone's tangible book value, the use and size of escrow arrangements to address potential post-closing adjustments, the scope of the parties' respective representations and warranties, closing conditions, the existence and size of the termination and reverse termination fees, and the terms of the voting and share lockup agreements to be signed by certain Firestone shareholders.

        As part of Firestone's reverse due diligence, Firestone, Houlihan and Berkshire held a conference call on May 13, 2015, on which Berkshire presented its first quarter investor presentation and entertained questions from Messrs. Cohen and Cooper and from Houlihan representatives.

        During this time, because negotiations had proceeded constructively towards the signing of a definitive agreement, Firestone determined that it was appropriate to extend the exclusivity period on two occasions, first on May 14, 2015, extending until May 19, 2015, and then on May 19, 2015 extending until May 21, 2015.

        On the afternoon of May 18, 2015, Berkshire's Board of Directors (the "Berkshire Board") held a telephonic meeting at which time Berkshire's senior executive team, including Mr. Daly, Mr. Marotta, Mr. Bacigalupo, Josephine Iannelli, Berkshire's Executive Vice President and Chief Financial Officer, and Linda Johnston, Berkshire's Executive Vice President and Chief Human Resources Officer, provided the Berkshire Board with an overview of the progress of the proposed transaction and the substantially completed Merger Agreement, and discussed the numerous meetings between Firestone's management and legal and financial advisors and Berkshire's senior executive team and legal advisors. Berkshire's senior executive team also discussed proposed pricing, the continuing employment of Firestone personnel to operate the business after the proposed merger, the financial merits and expected economic benefits of the proposed transaction to Berkshire, the results of due diligence, regulatory matters and the terms of the proposed Merger Agreement. Berkshire's senior executive team responded to numerous questions from the Berkshire Board regarding the potential transaction. After review, discussion and consideration of the various presentations made, the Berkshire Board unanimously (i) determined that the proposed Merger Agreement and the merger were in the best interests of Berkshire, and (ii) approved the proposed Merger Agreement, subject to such further non-material changes as may be agreed to by Mr. Daly after consultation with Berkshire's senior management team and legal advisors.

        During the late afternoon of May 20, 2015, the Firestone Board met to review the draft of the Merger Agreement that both parties believed to be substantially complete, as well as the financial and corporate information of Berkshire and Firestone and their respective performance. Representatives of Houlihan and Firestone's outside legal counsel were present at the meeting. The members of the Firestone Board considered the results of their respective reverse due diligence that they had performed on Berkshire. The Firestone Board engaged in discussions regarding the proposed transaction, the Merger Agreement and related transaction documents, and their effects on the shareholders, employees, noteholders and customers of Firestone. Following such discussions, and in consideration of the other factors described under the section below entitled "Firestone's Reasons for the Merger and Recommendation of the Firestone Board", the members of the Firestone Board unanimously voted to approve the transaction and to submit it to Firestone shareholders for approval, and authorized the negotiation and finalization of the remaining terms of the Merger Agreement.

        Firestone's senior management, Berkshire and their respective advisors finalized the Merger Agreement on May 21, 2015. The parties signed the agreement after the close of business on May 21, 2015, and the transaction was announced publicly on the morning of May 22, 2015.

Firestone's Reasons for the Merger and Recommendation of the Firestone Board

        In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Firestone Board consulted with senior management and its financial and legal advisors and considered a number of factors, including, without limitation, the following:

  •
  The form and value of the consideration to be received by Firestone's shareholders pursuant to the Merger Agreement;

  •
  Its view as to the likely interest of third parties to enter into strategic relationships with Firestone or to acquire Firestone;

  •
  The limited liquidity previously available to Firestone's shareholders;

  •
  Its belief that the Merger was more favorable to Firestone's shareholders than the other alternatives reasonably available to Firestone and its shareholders, including the form and amount of the merger consideration and the alternative of remaining as a stand-alone, independent company;

  •
  Historical and current information concerning Firestone's business, including Firestone's financial performance and condition, operations, management and competitive position, current industry and economic and market conditions and Firestone's prospects if it were to remain a stand-alone, independent company;

  •
  The relative financial strength of Berkshire as a merger partner compared to other potential acquirers based on Berkshire's historical revenues and revenue expectations over the near and long term, and that merging with a larger holding company would provide Firestone the opportunity to realize economies of scale and increase the efficiencies of operations;

  •
  The availability of working capital funds at a lower effective rate from Berkshire compared to Firestone's line of credit and other sources of capital, which would increase the competiveness of Firestone in its marketplace and potentially increase profit margins on its portfolio;

  •
  The mix of cash and stock consideration available and the registration obligations of Berkshire with respect to the stock consideration, which would give Firestone shareholders the opportunity to choose for themselves between liquidity in their investment and the opportunity to participate in the future growth of the combined entity;

  •
  The termination fee payable to Firestone by Berkshire in the event that the Merger Agreement were to be terminated under certain circumstances;

  •
  The fact that a significant portion of the merger consideration is expected to be tax-free to Firestone shareholders as described more fully under "Description of the Merger—Material Tax Consequences of the Merger";

  •
  The ability of Berkshire to execute a merger transaction from a financial and regulatory perspective and its recent history of being able to successfully integrate merger institutions into its pre-existing business operations;

  •
  That Firestone, with the benefit of professional advisory services of Houlihan, performed a robust market check prior to entering into the Merger Agreement;

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  The terms and conditions of the Merger Agreement, including: (i) the conditions to closing of the merger and the likelihood of their being satisfied, including the absence of any financing or Berkshire stockholder approval conditions to Berkshire's obligation to complete the merger; (ii) the representations and warranties of the parties and their relationship to the potential indemnification obligations of the shareholders of Firestone; and (iii) the benefits and protections to Firestone's employees following the consummation of the merger; and

  •
  Its view of fiduciary duties and responsibilities of the Firestone Board under applicable law.

        In the course of its deliberations, the Firestone Board also considered a variety of countervailing factors and risks with respect to entering into the Merger Agreement, including:

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  The risk that the transactions contemplated by the Merger Agreement might not be consummated due to failure to satisfy the closing conditions set forth therein, some of which are outside of Firestone's control (including, without limitation, the receipt of regulatory approvals), and the potential adverse effect resulting therefrom due to the public announcement of the Merger Agreement;

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  The possibility that another party might have been willing to pay a higher purchase price for Firestone financial above the 130% of adjusted tangible book value to be paid by Berkshire;

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  The restrictions that the Merger Agreement imposes on soliciting competing proposals, and the fact that Firestone might be obligated to pay a termination fee of $2 million to Berkshire under specified circumstances;

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  The restrictions the Merger Agreement places on the conduct of Firestone's business prior to the consummation of the transactions contemplated by the Merger Agreement, which generally require Firestone to use commercially reasonable efforts to conduct its business in the ordinary course of business (subject to certain limitations), which may delay or prevent Firestone from undertaking business opportunities that may arise pending completion of the merger;

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  That Firestone will no longer exist as a stand-alone, independent company, and as such, its shareholders will no longer benefit as directly from the future financial performance or appreciation in the value of Firestone as a business line distinct from the combined entity; and

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  The interests of Firestone's executive officers and directors in the transactions contemplated by the Merger Agreement, as described under the heading "Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours".

        The foregoing discussion of the factors considered by the Firestone Board is not intended to be exhaustive, but does set forth the principal factors considered by the Firestone Board. The Firestone Board collectively reached the unanimous conclusion to approve the Merger Agreement in light of the various factors described above and other factors that each of its members deemed relevant. In view of the wide variety of factors considered by the members of the Firestone Board in connection with their evaluation of the merger and Merger Agreement and the complexity of these matters, the Firestone Board did not consider it practical, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it consider in reaching its decision. The Firestone Board made its decision based on the totality of the information presented to and considered by it. In considering such factors discussed above, individual directors may have given different weights to different factors.

        Based on the factors described above, and after consulting with its legal counsel and financial advisors, the Firestone Board unanimously determined that the merger with Berkshire on the terms and conditions set forth in the Merger Agreement is fair and advisable and in the best interests of Firestone's shareholders and other constituencies, and unanimously approved the Merger Agreement and recommended it to the shareholders of Firestone for approval.

BHLB's and Berkshire Bank's Reasons for the Merger

        BHLB's and Berkshire Bank's boards of directors reviewed and discussed the transaction with their management and unanimously determined that the Merger is advisable and is fair to, and in the best interests of, BHLB and Berkshire Bank. In reaching its determination, the BHLB and Berkshire Bank boards of directors considered a number of factors, including, among others, the following:

  •
  the Merger will expand Berkshire Bank's commercial loan platform and broaden its consolidated asset and revenue mix;

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  the Merger will diversify the geographic and sector mix of Berkshire Bank's loan portfolio;

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  Firestone is expected to be accretive to Berkshire Bank's return on equity;

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  Firestone's headquarters are proximately located to Berkshire Bank's Eastern Massachusetts commercial lending management and regional headquarters in Westborough and Burlington;

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  the Merger will expand Berkshire Bank's specialty lending activities;

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  Berkshire Bank has been a lender to Firestone for several years and has strong familiarity with Firestone's management, credit portfolio and financial performance; and

  •
  following consummation of the Merger, Firestone will operate as a subsidiary of Berkshire Bank with no change expected to Firestone's management, personnel or systems, which will ensure continuity of operations.

This discussion of the factors considered by BHLB's and Berkshire Bank's boards of directors is not exhaustive. BHLB's and Berkshire Bank's boards of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. BHLB's and Berkshire Bank's boards of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of BHLB's and Berkshire Bank's boards of directors may have given different weights to different factors.

Consideration to be Received in the Merger

        Each share of Firestone common stock issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares, if applicable, but including any shares of Firestone common stock into which Convertible Notes are converted at the effective time) will be converted into the right to receive cash (the "Cash Consideration") and shares of BHLB common stock (the "Stock Consideration") as described herein. The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Merger Consideration". The total Merger Consideration will be equal to 130% of Firestone's tangible book value at closing, as adjusted during the forty-five (45) day period following the closing. Tangible book value is defined as Firestone's total assets minus (i) liabilities and (ii) goodwill, each as determined in accordance with GAAP after giving effect to the conversion of the Convertible Notes at the effective time ("Tangible Book Value"). Solely for purposes of calculating the Tangible Book Value, up to the first $1.5 million of Firestone's transaction expenses either accrued or paid by Firestone at or prior to the closing of the Merger will be added back into the calculation of Firestone's Tangible Book Value. The Merger Consideration will be paid twenty-five percent (25%) in Cash Consideration and seventy-five percent (75%) in Stock Consideration, with the value of each share of BHLB common stock fixed at $27.847, which represents the average of the closing prices for the twenty (20) trading days immediately preceding the date of the Agreement.

        BHLB will pay to each holder of Firestone common stock otherwise entitled to receive a fractional share of BHLB common stock, an amount in cash, rounded to the nearest cent and without interest, equal to the value of such fractional share determined in accordance with the paragraph above.

        At least two business days prior to the closing of the Merger, Firestone will deliver an estimated closing balance sheet, including a good faith calculation of its Tangible Book Value and estimated transaction expenses, for purposes of calculating payments to be made at the closing. For purposes of determining the final Firestone Tangible Book Value, within forty-five (45) days after the closing of the Merger, Firestone Financial, LLC will deliver to BHLB, Berkshire Bank and the Representative a closing statement (the "Closing Statement") with respect to Firestone setting forth (i) a consolidated balance sheet of Firestone as of the closing date (the "Closing Balance Sheet"), (ii) Firestone's Tangible Book Value, (iii) Firestone's transaction expenses and (iv) its calculation of the Merger Consideration, each of which will be completed in good faith. The Closing Balance Sheet will be prepared, and Tangible Book Value and transaction expenses will be determined, using the same judgments, accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies utilized by Firestone in preparing its audited financial statements and the estimated closing statement. In the event of any disagreement relating to the calculation of the final Tangible Book Value or the Closing Balance Sheet, the dispute will be referred to an independent arbiter.

        See "Illustrative Example of Merger Consideration to Be Received by Firestone Shareholders" for an illustrative calculation of the amounts that a holder of Firestone common stock might expect to receive in the Merger, based on the assumptions described therein.

Escrow and Representative Holdback

        At the closing of the Merger, $500,000 in cash and 53,865 shares of BHLB common stock (valued at $1.5 million using the twenty-day average noted above) will be held in escrow pursuant to an escrow agreement to be entered into at the closing, for purposes of satisfying any negative adjustments to the Merger Consideration based on Firestone's Tangible Book Value shown on the Closing Statement. In addition, a sum of $500,000 in cash will be held by the Representative as the Representative Amount for purposes of satisfying potential future obligations of the Firestone shareholders, including expenses arising from the defense or enforcement of claims in connection with the determination of the Closing Balance Sheet or the indemnification obligations of the Firestone shareholders.

        After deduction of the escrowed amount and the Representative Amount, the remaining Merger Consideration will be paid to Firestone shareholders at the closing (including to holders of convertible notes who have elected to convert some or all of the convertible portion of their notes). After the parties agree on the final Tangible Book Value and the Closing Balance Sheet as described above, if there are positive adjustments to the Merger Consideration, the entire amount of the escrowed cash and stock will be distributed to the Firestone shareholders, plus an amount of cash and shares of BHLB common stock (on a 25% cash/75% BHLB common stock basis) representing the amount of the positive adjustment, all on a pro rata basis. If there are negative adjustments to the Merger Consideration based on the Closing Balance Sheet, then the amount of such adjustment will be repaid to Berkshire (in the case of the cash portion) or delivered for cancellation (in the case of the stock portion) by the escrow agent and the remaining amount of cash and stock, if any, held in escrow will be distributed to the Firestone shareholders. The Representative Amount will be held and used by the Representative for such time as he determines in his sole discretion; any amounts distributed to the Firestone shareholders will be distributed pro rata.

Illustrative Example of Merger Consideration to Be Received by Firestone Shareholders

        The following example shows an illustrative amount of Merger Consideration that a holder of 1,000 shares of Firestone common stock could expect to receive in the Merger under certain assumptions. This example assumes, among other things:

  •
  that the estimated closing statement delivered by Firestone prior to the closing of the Merger will indicate an estimated Tangible Book Value of $31.8 million as of the closing date of the Merger (before conversion of the convertible promissory notes and the capital contribution associated therewith, and before any adjustment for transaction expenses);

  •
  that 482,735 shares of Firestone common stock will be issued at the closing of the Merger upon the conversion of Firestone's outstanding convertible promissory notes, representing the maximum number of shares into which such notes may be converted, and resulting in an aggregate of 2,422,735 shares of Firestone common stock outstanding as of the effective time of the Merger; and

  •
  that Firestone will accrue or pay $1.5 million in total transaction expenses, which will be added back to its Tangible Book Value.

        Under the assumptions outlined above, the aggregate Merger Consideration payable by BHLB and Berkshire Bank would be approximately $53.4 million, consisting of a cash payment (prior to deduction of the Representative Amount) of $13,350,000 and 1,438,216 shares of BHLB common stock (valued at $40,050,000 based upon the $27.847 average closing price over the 20 days prior to the signing of the Merger Agreement) in each case subject to the escrow arrangements described herein and subject to post-closing adjustments. Of this amount, a holder of 1,000 shares of Firestone stock may expect to receive (excluding cash paid for fractional BHLB shares):

Cash at closing (per 1,000 Firestone shares)	BHLB shares at closing (per 1,000 Firestone shares)	Cash paid into escrow (per 1,000 Firestone shares)	BHLB shares paid into escrow (per 1,000 Firestone shares)
$5,098	571	$206	22

        There can be no assurances as to what Firestone's actual Tangible Book Value as of the closing date will be, either for purposes of the estimated closing statement or as it is finally determined pursuant to any post-closing adjustments, and it could be higher or lower than the assumptions outlined above. Amounts paid into escrow may be forfeited, on a pro rata basis among the Firestone shareholders, to the extent that the actual Tangible Book Value as determined after the closing of the Merger is less than the estimated Tangible Book Value used to calculate the payments at the closing date. There can be no guarantee that any escrowed amounts will ultimately be distributed to Firestone shareholders. Likewise, there can be no guarantee that any portion of the Representative Amount being held in order to cover indemnification obligations and expenses of the Representative incurred on behalf of the Firestone shareholders, will ultimately be distributed to Firestone shareholders. Under the assumptions outlined above, the portion of the Representative Amount attributable to the holder of 1,000 shares of Firestone common stock would be $206.

        As of [Record Date], the closing price per share of BHLB common stock on the New York Stock Exchange was $            .

Convertible Subordinated Notes

        In 2014, Firestone issued subordinated promissory notes in the aggregate principal amount of $11.2 million, of which $7.8 million becomes convertible, at the election of the noteholder, into Firestone common stock upon the occurrence of certain events as described below and the remaining $3.4 million is non-convertible. The subordinated notes bear interest at a floating rate equal to the prime rate of interest published in the Wall Street Journal plus 3.25% per annum, provided, however, that the total interest rate shall not be less than 6.5% per annum, payable quarterly. The subordinated notes have a maturity date of March 11, 2019.

        The convertible portion of the subordinated notes may be converted into Firestone common stock upon consummation of a change in control. In connection with the Merger, Firestone intends to notify the Firestone noteholders that the Merger constitutes a change in control, at which time the noteholders have 30 days in which to elect to convert some or all of the convertible portion of their outstanding principal balance on the subordinated note into a specific number of shares of Firestone common stock at the established exercise price. The maximum number of shares of Firestone common stock that may be issued upon conversion of the convertible portion of the subordinated notes is 482,735 shares. Thereafter, upon consummation of the Merger, the noteholders who converted their notes to Firestone common stock will receive the Merger Consideration payable to a Firestone stockholder, in exchange for the shares of Firestone common stock issuable upon conversion. With respect to the $3.4 million non-convertible portion of the subordinated notes, or any portion of the notes that remains unconverted, Firestone has the right to prepay the principal amount in full or in part at any time, without premium or penalty, upon thirty days' notice. The Merger Agreement provides that BHLB will pay or cause to be paid on behalf of Firestone the outstanding and unconverted balance of the convertible notes at the closing of the Merger. As a result, any noteholder who does not elect to convert will have his or her note paid in full at closing, and any noteholder who does elect to convert will have his or her unconverted balance paid at closing.

Surrender of Stock Certificates

        Prior to the Merger, the Representative will cause to be delivered to Firestone shareholders a letter of transmittal, together with instructions for the surrender of their Firestone common stock certificates in exchange for the Merger Consideration. Until Firestone shareholders surrender their Firestone stock certificates for exchange in the Merger, Firestone shareholders will not be paid dividends or other distributions declared after the Merger with respect to any BHLB common stock for which their Firestone shares may be exchanged. When Firestone shareholders surrender their Firestone stock certificates, BHLB will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no further transfers of Firestone common stock. Firestone stock certificates surrendered after the completion of the Merger will be canceled and exchanged for the Merger Consideration.

        If their Firestone stock certificates have been lost, stolen or destroyed, Firestone shareholders will have to prove their ownership of these certificates and that they were lost, stolen or destroyed before they receive any consideration for their shares. The letter of transmittal will include instructions on how to provide evidence of ownership.

Accounting Treatment of the Merger

        In accordance with current accounting guidance, the Merger will be accounted for pursuant to accounting standards for business combinations. The result of this is that the recorded assets and liabilities of BHLB will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Firestone will be adjusted to fair value at the date of the Merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of BHLB common stock to be issued to former Firestone shareholders and option and warrant holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Firestone at the Merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, operating results of Firestone will be included in the operating results of BHLB beginning from the date of completion of the Merger.

Material Tax Consequences of the Merger

        General.    The following summary discusses the material anticipated U.S. federal income tax consequences of the Merger applicable to a holder of shares of Firestone common stock who surrenders all of the shareholder's common stock for shares of BHLB common stock and cash in the Merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. For purposes of this discussion, the term "holder" means a beneficial owner of Firestone common shares who is a United States individual or an estate or trust that is a permitted S corporation shareholder. This discussion assumes you hold your Firestone common shares as a capital asset within the meaning of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a holder of Firestone common shares who is subject to the alternative minimum tax provisions of the Code, a holder of Firestone common shares who received his or her Firestone common shares through the exercise of employee stock options or otherwise as compensation, a holder of options granted under any Firestone benefit plan, or a holder of Firestone common shares who holds Firestone common shares as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

        No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

        Firestone shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

        In connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Luse Gorman, PC has delivered its opinion to BHLB, dated as of the date of this proxy statement/prospectus, that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. A form of the Luse Gorman, PC opinion has been filed as Exhibit 8.1 to the registration statement. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of BHLB and Firestone, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger (collectively, the "Representations and Assumptions").

        If any of the Representations and Assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected. The determination by tax counsel as to whether the proposed Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed Merger. Based on the Representations and Assumptions, in the opinion of Luse Gorman, PC, the Merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code, with the tax consequences described below.

        A holder of Firestone common stock who receives a combination of BHLB common stock and cash in exchange for his or her Firestone common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a holder of Firestone common stock "realizes" will equal the amount by which (a) the cash plus the fair market value at the effective time of the Merger of BHLB common stock received exceeds (b) the shareholders' basis in the Firestone common stock to be surrendered in the exchange for the cash and BHLB common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of BHLB common stock received by such Firestone shareholder will be the same as the basis of the shares of Firestone common stock surrendered in exchange for the shares of BHLB common stock, plus any gain recognized by such shareholder in the Merger, and minus any cash received by the shareholder in the Merger. If a Firestone shareholder purchased or acquired Firestone common stock on different dates or at different prices, then solely for purposes of determining the basis of the BHLB common stock received in the Merger, such holder may designate which share of BHLB common stock is received in exchange for each particular share of Firestone common stock. The designation must be made on or before the date on which the BHLB common stock is received. For shares held in certificate form by the shareholder, the designation is made by a written designation in the shareholder's records. The holding period for shares of BHLB common stock received by such Firestone shareholder will include such holder's holding period for the Firestone common stock surrendered in exchange for the BHLB common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the Merger.

        A Firestone shareholder's federal income tax consequences will also depend on whether his or her shares of Firestone common stock were purchased at different times at different prices. If they were, the Firestone shareholder could realize gain with respect to some of the shares of Firestone common stock and loss with respect to other shares. Such Firestone shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the holder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the BHLB common stock received, but could not recognize loss with respect to those shares in which the Firestone shareholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of the BHLB common stock received. Any disallowed loss would be included in the adjusted basis of the BHLB common stock. Such a Firestone shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the Merger to that shareholder.

        Possible Dividend Treatment.    In certain circumstances, a holder of Firestone common stock who receives solely cash or a combination of cash and BHLB common stock in the Merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the holder's proportionate interest in BHLB after the Merger with the proportionate interest the holder would have had if such person had received solely BHLB common stock in the Merger. This could happen because of your purchase (or the purchase by a family member) of additional BHLB common stock or a repurchase of shares by BHLB. For purposes of this comparison, the Firestone shareholder may be deemed to constructively own shares of BHLB common stock held by certain members of the shareholder's family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder's shares of BHLB common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder's ratable share of the accumulated earnings and profits of Firestone at the effective time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder's shares were held as capital assets at the effective time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Firestone shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger. The maximum federal income tax rate applicable to dividends is 20% for 2015. In addition, single taxpayers with modified adjusted gross income of $200,000 and married couples with modified adjusted gross income exceeding $250,000 are also subject to a 3.8% Medicare surtax on net investment income (which includes all taxable dividends).

        Cash in Lieu of Fractional Shares.    A holder of Firestone common stock who holds Firestone common stock as a capital asset and who receives in the Merger, in exchange for such stock, BHLB common stock and cash in lieu of a fractional share interest in BHLB common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

        Backup Withholding.    Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Firestone shareholder is entitled pursuant to the Merger, unless the Firestone shareholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Firestone shareholder's taxpayer identification number, and certification necessary to avoid backup withholding.

        Tax Treatment of the Entities.    No gain or loss will be recognized by BHLB or Firestone as a result of the Merger.

Regulatory Matters Relating to the Merger

        Completion of the Merger is subject to the receipt of all required approvals, consents or non-objection from regulatory authorities, and the expiration of any applicable statutory waiting periods, without any term or condition that would have a material adverse effect on BHLB. BHLB and Firestone have agreed to use their reasonable best efforts to obtain all the required regulatory approvals and non-objections.

        The transaction is subject to the Massachusetts Division of Bank's non-objection to Berkshire Bank's formation of Jacob LLC as an operating subsidiary and the Merger of Firestone into Jacob LLC, with Jacob LLC as the surviving entity to be known as Firestone Financial, LLC. The Massachusetts Division of Banks' non-objection was received on June 15, 2015.

        The non-objection of the Massachusetts Division of Banks to the Bank's notice merely implies the satisfaction of regulatory criteria for non-objection, which does not include review of the Merger from the standpoint of the adequacy of the Merger consideration for converting Firestone common stock to BHLB common stock. Furthermore, regulatory approvals or non-objections do not constitute an endorsement or recommendation of the Merger.

Interests of Certain Persons in the Merger that are Different from Yours

        In considering the recommendation of the Firestone board of directors that you vote to approve the Merger Agreement, you should be aware that some of Firestone's officers and directors have employment and other compensation agreements or economic interests that are different from, or in addition to, those of Firestone stockholders generally. The Firestone Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the stockholders that the Merger Agreement be approved.

        Share Ownership.    On the record date for the Firestone special meeting, Firestone's directors and officers beneficially owned, in the aggregate, 1,540,000 shares of Firestone's common stock, representing approximately 79.4% of the outstanding shares of Firestone common stock.

        BHLB Offer Letters.    On May 21, 2015, BHLB entered into an offer letter with each of David S. Cohen, President and Chief Executive Officer of Firestone and Scott Cooper, Executive Vice President and Chief Financial Officer of Firestone, and also entered into offer letters with five other employees of Firestone. The offer letters will be effective as of the closing date of the Merger.

        The offer letter for Mr. Cohen provides that Mr. Cohen will be employed by Firestone Financial, LLC as President and Chief Executive Officer and as a Senior Vice President of Berkshire Bank with an initial base salary of $310,000. Mr. Cohen will (i) be eligible for participation in Berkshire

Bank's management incentive compensation plan with an eligible target bonus of 50% of base salary payable in the form of cash and stock incentive awards, (ii) participate in Berkshire Bank's enhanced change in control severance plan, (iii) agree to be covered by non-competition and non-solicitation provisions for three years following his termination of employment with Firestone Financial, LLC; (iv) if at any time during the first three years following the closing date of the Merger, Mr. Cohen's employment is terminated for a reason other than cause or Mr. Cohen voluntarily resigns for "good reason," he will be entitled to receive severance pay in an amount equal to the continuation of his base salary for a period of 12 months after the date on which his employment is terminated, or until he begins full-time employment with another employer or becomes a full-time consultant with another company, whichever is sooner, and be entitled to elect to continue his medical insurance after the date of his termination under the federal law known as "COBRA," and Firestone Financial, LLC or Berkshire Bank will reimburse him for all medical insurance premium payments and associated administrative fees of the COBRA premium payments for the lesser of 12 months or the number of months prior to the date on which he becomes eligible to receive group medical coverage through another employer; and (v) agree to terminate his current employment agreement with Firestone prior to the effective time of the Merger, and he will not receive any payments or benefits under the employment agreement.

        The offer letter for Mr. Cooper provides that Mr. Cooper will be employed by Firestone Financial, LLC as Executive Vice President and Chief Operating Officer and as a Senior Vice President of Berkshire Bank with an initial base salary of $242,750. Mr. Cooper will (i) be eligible for participation in Berkshire Bank's management incentive compensation plan with an eligible target bonus of 50% of base salary payable in the form of cash and stock incentive awards, (ii) participate in Berkshire Bank's enhanced change in control severance plan, (iii) agree to be covered by non-competition and non-solicitation provisions for three years following his termination of employment with Firestone Financial, LLC; (iv) if at any time during the first three years following the closing date of the Merger, Mr. Cooper's employment is terminated for a reason other than cause or Mr. Cooper voluntarily resigns for "good reason," he will be entitled to receive severance pay in an amount equal to the continuation of his base salary for a period of 12 months after the date on which his employment is terminated, or until he begins full-time employment with another employer or becomes a full-time consultant with another company, whichever is sooner, and be entitled to elect to continue his medical insurance after the date of his termination under the federal law known as "COBRA," and Firestone Financial, LLC or Berkshire Bank will reimburse him for all medical insurance premium payments and associated administrative fees of the COBRA premium payments for the lesser of 12 months or the number of months prior to the date on which he becomes eligible to receive group medical coverage through another employer, and (v) agree to terminate his current employment agreement with Firestone prior to the effective time of the Merger, and he will not receive any payments or benefits under the employment agreement.

        Termination of Employment Agreements with Firestone.    In accordance with the terms of the offer letters described above, the employment agreements previously entered into with Firestone and Messrs. Cohen and Cooper will be terminated prior to the closing date of the Merger and the executives will not be entitled to any payments or benefits under the agreements. Firestone also entered into employment agreements with five other individuals, and similar to Messrs. Cohen and Cooper, the agreements will be terminated pursuant to offer letters and no payments or benefits will be made under the contracts.

        Two New Managers.    In accordance with the Merger Agreement, two individuals of Firestone's senior management, expected to be David S. Cohen and Scott A. Cooper, shall be appointed by Berkshire Bank as members of the board of managers of Firestone Financial, LLC.

        Convertible Notes.    Four members of the Board of Directors of Firestone (Michael A. Miller, James K. Hunt, David S. Cohen and Scott A. Cooper), and two executive officers of Firestone who are not directors (Celine M. Perreault and Michael Smith), are holders of convertible promissory notes issued by Firestone in the aggregate principal amount of $2,390,000 which will become convertible as a result of the Merger into an aggregate of up to 103,013 shares of Firestone common stock. These executive officers and directors are therefore entitled to elect to convert portions of their notes as of the closing of the Merger and to receive Merger Consideration, and to be repaid the principal and interest on their notes at the time of the closing of the Merger to the extent they are not converted. See "Firestone Stock Ownership."

        Indemnification.    Pursuant to the Merger Agreement, BHLB has agreed that it will, from and after the effective time of the Merger, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former officer, employee or director of Firestone against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any action or investigation arising in whole or in part, out of the fact that such person is or was an officer, employee or director of Firestone. Any such claim must pertain to a matter arising, existing or occurring before the effective time of the Merger, regardless of whether such claim is asserted or claimed before or after the effective time of the Merger.

        Directors' and Officers' Insurance.    BHLB has further agreed to obtain and fully pay the premium for the extension of Firestone's existing directors' and officers' insurance policies, in each case for a claims reporting or discovery period of at least six years after the effective time of the Merger. BHLB is not required to spend more than 175% of the annual premiums currently paid by Firestone.

Employee Matters

        Each person who is an employee of Firestone as of the closing of the Merger will become an employee of Firestone Financial, LLC and will be eligible to participate in group health, medical, dental, life, disability and other welfare plans available to similarly situated employees of Berkshire Bank on the same basis that it provides such coverage to Berkshire Bank employees. With respect to any welfare plan or program of Firestone that in the determination of BHLB provides benefits of the same type as a plan maintained by BHLB, BHLB will continue the Firestone plan until such employees become eligible for the BHLB plan so that there is no gap in coverage. Berkshire Hills will give credit to continuing Firestone employees for purposes of Berkshire Bank's vacation and other paid leave programs for their accrued and unpaid vacation and/or leave balance with Firestone.

        Employees of Firestone Financial, LLC will be eligible to participate in the Berkshire Bank 401(k) Plan as of the closing date of the Merger.

Operations of Firestone after the Merger

        After the Merger of Firestone into Jacob LLC, Jacob LLC will be renamed "Firestone Financial, LLC" and will continue to operate Firestone's business as a wholly-owned subsidiary of Berkshire Bank. The executive officers and employees of Firestone will remain as such with Firestone Financial, LLC following completion of the Merger. Firestone Financial, LLC will be governed by a five (5) person board of managers, each appointed by Berkshire Bank, three (3) of whom will be selected from Berkshire Bank and two (2) of whom (expected to be Messrs. Cohen and Cooper) will be selected from Firestone.

Restrictions on Resale of Shares of BHLB Common Stock

        All shares of BHLB common stock issued to Firestone's shareholders, other than as described below, in connection with the Merger will be freely transferable. This proxy statement/prospectus does not cover any resales of the shares of BHLB common stock to be received by Firestone's shareholders upon completion of the Merger, and no person may use this proxy statement/prospectus in connection with any resale. Notwithstanding the foregoing, the shares issued to Firestone's shareholders who hold 3% or more of the outstanding stock (six people, of whom five are officers of Firestone who are expected to continue as officers of the surviving company), will also be subject to a 2-year contractual trading restriction, with the trading of such BHLB common stock to be allowed as follows:

  •
  up to 7.5% of such person's holdings after 3 months

  •
  up to 17.5% of such person's holdings after 6 months

  •
  up to 25.0% of such person's holdings after 12 months

  •
  up to 25.0% of such person's holdings after 18 months

  •
  up to 25.0% of such person's holdings after 24 months,

provided, however, that the five officers of Firestone signing these contractual restrictions must retain at least 10% of their BHLB shares as long as they remain employed, including following the expiration of the two-year restricted period. If BHLB's stock price should fall by 25% or more during any 90-day period, the six Firestone shareholders otherwise subject to the two-year restricted period set out above will be free to trade their shares without regard to those restrictions. The restrictions set out above apply to the BHLB shares that the relevant Firestone shareholders receive in exchange for the Firestone shares they currently hold, but not to BHLB shares received as Merger Consideration with respect to any portion of convertible notes that such shareholders may elect to convert.

Time of Completion

        Unless the parties agree otherwise and unless the Merger Agreement has otherwise been terminated, the closing of the Merger will take place on a date that is no later than the fifth business day following the date on which all of the conditions to the Merger contained in the Merger Agreement are satisfied or waived. See "—Conditions to Completing the Merger." On the closing date, BHLB will file articles of Merger with the Massachusetts Secretary of the Commonwealth merging Firestone into Jacob LLC. The Merger will become effective at the time stated in the articles of Merger.

        BHLB, Berkshire Bank, Jacob LLC and Firestone are working to complete the Merger quickly. It is currently expected that the Merger will be completed in the third quarter of 2015. However, because completion of the Merger is subject to various conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

        The parties' obligations to consummate the Merger are conditioned on the following:

  •
  The parties' representations and warranties contained in the Merger Agreement remain true and correct as of the closing date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any "materiality," "material" or "material adverse effect" qualifier set forth therein) as of the closing date (or express earlier date) would not have a material adverse effect;

  •
  Each party having performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the closing date, except to the extent the failure to so perform and comply would not have a material adverse effect;

  •
  Firestone's stockholders approving the Merger and adopting the Merger Agreement in accordance with Firestone's articles of organization and Massachusetts law;

  •
  All required regulatory approvals having been received;

  •
  No judgment, decree or order having been entered that would prevent the performance of the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement, declares unlawful the transactions contemplated by the Merger Agreement or causes such transactions to be rescinded;

  •
  The registration statement filed by BHLB with the SEC having been declared effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened by the SEC;

  •
  An adjustment escrow agreement having been executed and delivered by the Representative, BHLB and the escrow agent;

  •
  BHLB and the Bank having received signed offer letters from specified individuals and such offer letters will be in full force and effect;

  •
  BHLB having received from certain holders of Firestone common stock and executed agreement restricting the sale of their shares of BHLB common stock in the amounts and for the periods specified therein; and

  •
  BHLB having received authorization from NYSE to list the additional shares of BHLB common stock comprising the stock consideration.

Conduct of Business Before the Merger

        Firestone has agreed that, until completion of the Merger and unless permitted by the Bank, it will not:

  •
  except for the conversion of convertible notes, issue, sell or deliver any of its equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

  •
  effect any recapitalization, reclassification, equity split or like change in its capitalization;

  •
  materially amend its articles of organization and bylaws;

  •
  make any redemption or purchase of its equity interests (other than with respect to the repurchase of Firestone common stock from former employees of the Company pursuant to existing agreements or any Firestone employee benefit plan);

  •
  sell, assign or transfer any material portion of its tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;

  •
  materially amend or voluntarily terminate any material contract other than in the ordinary course of business;

  •
  make any material capital investment in, or any material loan to, any third party, except for customer loans or in the ordinary course of business or pursuant to any existing agreement or as reflected in Firestone's current budget;

  •
  make any material capital expenditures or commitments therefor, except (A) in the ordinary course of business and (B) for such capital expenditures or commitments therefor that are reflected in Firestone's current budget;

  •
  enter into any other material transaction with any of its directors, officers and employees outside the ordinary course of business, except pursuant to any agreement set forth on the Disclosure Schedules;

  •
  except in the ordinary course of business and consistent with past practice or as required under the terms of any Firestone employee benefit plan, (A) increase salaries, bonuses or other compensation and benefits payable by Firestone to any of its employees, officers, directors or other service providers; (B) increase the benefits under any Firestone employee benefit plan; (C) terminate or amend any Firestone employee benefit plan, except to the extent required by applicable law; (D) adopt any arrangement for the current or future benefit or welfare of any officer or employee of Firestone that would be a Firestone employee benefit plan if it were in existence as of the date hereof; or (E) hire or promote any employee, except pursuant to offers of employment outstanding as of the date hereof or as may be mutually agreed to in good faith by BHLB and Firestone;

  •
  settle any legal action if (A) the amount payable by Firestone in connection therewith would exceed $250,000 or (B) such settlement would be reasonably likely to have a material and adverse effect on the post-closing operations of the business of the Firestone;

  •
  make or change any material election in respect of taxes or material accounting policies of Firestone, in each case unless required by law or GAAP, except as contemplated by the Merger Agreement; or

  •
  enter into or, except as may be required by law, modify any pension, retirement, stock option, stock appreciation right, deferred compensation, supplemental retirement, consulting, employment agreement, change in control agreement, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice.

Covenants of Firestone, BHLB and Berkshire Bank in the Merger Agreement

        Until the completion of the Merger, Firestone is prohibited from taking any action to knowingly initiate, solicit or engage in discussion or negotiations with, or knowingly provide any information to any person other than BHLB and the Bank concerning any purchase of a majority of the outstanding Firestone common stock, or any Merger, or sale of substantially all of the assets of Firestone, or any similar transaction.

        Certain Other Covenants.    The Merger Agreement also contains other agreements relating to the conduct of BHLB and Firestone, as applicable, before consummation of the Merger, including the following:

  •
  BHLB, the Bank, Firestone, and Jacob LLC will give each other reasonable access during normal business hours to its property, books, records and personnel and furnish all information BHLB, the Bank, Firestone, or the Representative may reasonably request to consummate the transaction and for legal and tax purposes, as necessary;

  •
  BHLB, the Bank, and Firestone will promptly provide each of the parties with a copy of all regulatory applications as filed;

  •
  Subject to the terms and conditions contained in the Merger Agreement, BHLB, the Bank, Jacob LLC and Firestone will use all commercially reasonable efforts to take all actions necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

  •
  BHLB will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of BHLB common stock to be issued in the Merger to Firestone shareholders;

  •
  The Bank will file an application with the Commonwealth of Massachusetts and submit any other applications or notices necessary to consummate the transaction;

  •
  Firestone, BHLB and the Bank will cooperate with each other and use reasonable efforts to promptly prepare and file all necessary documentation to obtain all necessary regulatory approvals required to consummate the transactions contemplated by the Merger Agreement;

  •
  Before completion of the Merger, BHLB will notify the New York Stock Exchange of the listing of additional shares of BHLB common stock that BHLB will issue in exchange for shares of Firestone common stock;

  •
  The Bank and, following the consummation of the merger, Firestone Financial, LLC, will indemnify the officers, directors and employees of Firestone for a term not to exceed six (6) years after the closing and will purchase tail insurance not to exceed 175% of the annual premiums paid by Firestone;

  •
  Firestone, BHLB, the Bank and Jacob LLC will promptly notify the other party of any breach of a representation, warranty or covenant that would affect the conditions to closing;

  •
  For a term of twelve (12) months following the closing, BHLB shall obtain the prior consent of Firestone's chief executive officer prior to initiating changes to Firestone's employment structure, including terminations without cause, modification of the employment structure, subcontracting or outsourcing responsibilities, or changes to employee compensation;

  •
  BHLB will ensure that, following the closing, Firestone Financial, LLC recognizes the prior service of Firestone employees with respect to employment benefits;

  •
  Firestone will terminate its 401(k) plan immediately prior to closing and continuing employees of Firestone will become participants of BHLB's 401(k) plan;

  •
  BHLB will offer an employment agreement to certain Firestone executive officers in exchange for the termination of their existing agreements; and

  •
  BHLB, the Bank and Jacob LLC will have sufficient funds at closing to pay the cash consideration.

Representations and Warranties Made by the Parties in the Merger Agreement

        Each of the parties have made certain customary representations and warranties to each other in the Merger Agreement relating to their businesses. For information on these representations and warranties, please refer to the Merger Agreement attached as Annex A. The representations and warranties must be true in all material respects through the completion of the Merger unless the change does not have a material adverse effect on the parties' business, financial condition or results of operations. See "—Conditions to Completing the Merger."

        The representations and warranties contained in the Merger Agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including qualifications by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of knowledge and materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

        Each of the parties has made representations and warranties to the other regarding, among other things:

  •
  corporate matters, including due organization and qualification;

  •
  capitalization;

  •
  authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger;

  •
  governmental filings and consents necessary to complete the Merger;

  •
  financial statements;

  •
  legal proceedings;

  •
  compliance with applicable laws; and

  •
  absence of agreements restricting the consummation of the Merger.

        In addition, Firestone has made other representations and warranties about itself to BHLB as to:

  •
  absence of subsidiaries;

  •
  tax matters;

  •
  no undisclosed liabilities;

  •
  employee matters and benefit plans;

  •
  loan matters and material contracts;

  •
  insurance matters;

  •
  labor relations;

  •
  intellectual property;

  •
  environmental liabilities;

  •
  related party transactions;

  •
  real and personal property;

  •
  indebtedness;

  •
  the absence of any event or action that would constitute a material adverse effect since March 31, 2015; and

  •
  Firestone's assets.

        In addition, BHLB , Berkshire Bank and Jacob LLC have made other representations and warranties about their respective entities to Firestone:

  •
  broker or financial advisor fees;

  •
  solvency of the surviving corporation upon consummation of the Merger;

  •
  sufficient funds to cover the cash consideration at closing;

  •
  BHLB common stock to be issued at closing will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights; and

  •
  the timely filing of regulatory reports, the absence of investigations by regulatory agencies and internal controls.

        The representations and warranties of each of BHLB, Berkshire Bank, Jacob LLC and Firestone will expire upon the effective time of the Merger.

Post-Closing Indemnification Obligations of the Parties

        The Merger Agreement provides that the representations and warranties of the parties will survive the closing of the Merger and will terminate 18 months after the closing, except that certain fundamental representations about organization and good standing, capitalization, absence of conflicts and similar matters will terminate three years after the closing. The covenants of the parties to be performed following the closing will survive indefinitely or for the periods otherwise stated in the Merger Agreement. The Merger Agreement provides that the holders of Firestone common stock as of the date of the Merger Agreement (thus not including the holders of convertible notes that convert into common stock at the closing), on a several and not joint basis, will indemnify BHLB, the Bank and its affiliates for losses suffered by them as a result of any willful breach of any representation or warranty of Firestone, or any non-fulfillment or breach of a material covenant of Firestone that survives the closing. Similarly, the Firestone shareholders, the Representative and their affiliates will be indemnified by BHLB for losses as a result of willful breach of representations or warranties of BHLB, the Bank or Jacob LLC, or non-fulfillment of their material covenants that survive the closing.

        The indemnification obligations of the parties are subject to certain limits: No individual claim can be asserted against Firestone shareholders by Berkshire unless and until the aggregate losses for which such individual claim can be made exceed $50,000, and, except for losses arising from a breach of the fundamental representations described above, no claims can be made against Firestone's shareholders by Berkshire unless and until the cumulative claims exceed one percent (1%) of the purchase price (the "deductible"), after which claims can be made to the extent they exceed the deductible. Losses arising from the fundamental representations are indemnified from the first dollar. The maximum losses for which indemnification claims may be made to either party under the Merger Agreement are an amount equal to five percent (5%) of the purchase price.

        The Representative will have the sole and exclusive right to manage indemnification claims on behalf of the Firestone shareholders under the Merger Agreement, and may use the Representative Amount in order to satisfy any such claim or pay expenses associated with its investigation, defense or settlement.

Terminating the Merger Agreement

        The Merger Agreement may be terminated at any time before the completion of the Merger, either before or after approval of the Merger Agreement by Firestone shareholders, as follows:

  •
  by the written mutual consent of BHLB, Berkshire Bank and Firestone;

  •
  by either Firestone, or BHLB and the Bank, if the shareholders of Firestone fail to approve the Merger Agreement within 30 days following the effective date of this registration statement;

  •
  by either Firestone, or BHLB and the Bank, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the Merger or the transactions contemplated by the Merger Agreement;

  •
  by either Firestone, or BHLB and the Bank, if the Merger is not consummated by December 31, 2015, unless failure to complete the Merger by that time is due to a material breach of a representation, warranty, covenant or other agreement by the party seeking to terminate the agreement; and

  •
  by either Firestone, or BHLB and the Bank, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant such that the conditions to closing would not be satisfied as of the closing date, and the breach or breaches have not been cured within 20 days following written notice to the party in default.

Termination Fee

        The Merger Agreement requires Firestone to pay BHLB a fee of $2.0 million if the Merger Agreement is terminated due to the uncured breach of a material representation, warranty or covenant.

        The Merger Agreement requires BHLB to pay Firestone a fee of $2.0 million if the Merger Agreement is terminated due to the failure to receive government approval of the Merger transaction or the uncured breach of a material representation, warranty or covenant.

Expenses

        Except as specifically provided in the Merger Agreement, each of BHLB and Firestone will pay its own costs and expenses incurred in connection with the Merger.

Changing the Terms of the Merger Agreement

        Before the completion of the Merger, BHLB, Firestone and the Representative may agree to waive, amend or modify any provision of the Merger Agreement. However, after the vote by Firestone shareholders, BHLB, Firestone and the Representative can make no amendment or modification that, by law, would require further approval of Firestone's shareholders.

DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK

        The following summary describes the material terms of BHLB's capital stock and is subject to, and qualified by, BHLB's certificate of incorporation and bylaws and the Delaware General Corporation Law. See "Where You Can Find More Information" as to how to obtain a copy of BHLB's certificate of incorporation and bylaws.

General

        BHLB is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share. At [Record Date], [                ] shares of common stock were outstanding. At that date, no preferred shares were outstanding.

Common Stock

        Voting Rights.    The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, BHLB's certificate of incorporation provides that a record owner of BHLB's common stock who beneficially owns, either directly or indirectly, in excess of 10% of BHLB's outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

        No Preemptive or Conversion Rights.    The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by BHLB before such securities are offered to others. The absence of preemptive rights increases BHLB's flexibility to issue additional shares of common stock in connection with BHLB's acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

        Dividends.    Holders of common stock are entitled to receive dividends ratably when, as and if declared by BHLB's board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the Delaware General Corporation Law, BHLB may pay dividends out of surplus or net profits for the fiscal year in which declared and/or the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by Berkshire Bank have historically been the primary operating source of funds available to BHLB, and historic financing sources have included senior and subordinated debt and the issuance of trust preferred securities, preferred stock and common stock. BHLB expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its shareholders, the repurchase of its common stock and for other needs. BHLB's board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including BHLB's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as BHLB's board of directors deems relevant.

        BHLB's principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.

        Liquidation.    Upon liquidation, dissolution or the winding up of the affairs of BHLB, holders of common stock are entitled to receive their pro rata portion of the remaining assets of BHLB after the holders of BHLB's preferred stock, if any, have been paid in full any sums to which they may be entitled.

Preferred Stock

        BHLB's certificate of incorporation authorizes its board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in BHLB's control.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

        BHLB's certificate of incorporation and bylaws contain several provisions that may make BHLB a less attractive target for an acquisition of control by anyone who does not have the support of BHLB's board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that shareholder actions may only be taken at a meeting and may not be taken by unanimous written shareholder consent. The foregoing is qualified in its entirety by reference to BHLB's certificate of incorporation and bylaws.

Restrictions on Ownership

        Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire "control" of a bank holding company or savings association. An acquisition of "control" can occur upon the acquisition of 10% or more of the voting stock of a bank holding company or depository institution or as otherwise defined by the Board of Governors of the Federal Reserve System. Under the Change in Bank Control Act, the Board of Governors of the Federal Reserve System has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for BHLB's common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

COMPARISON OF RIGHTS OF SHAREHOLDERS

        The rights of shareholders of BHLB are currently governed by BHLB's certificate of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law. The rights of shareholders of Firestone are currently governed by Firestone's articles of organization, bylaws and applicable provisions of the Massachusetts Business Corporations Act. If the Merger is completed, Firestone shareholders who receive BHLB common stock will become BHLB shareholders and their rights will thereafter be governed by BHLB's certificate of incorporation and bylaws and the Delaware General Corporation Law.

        The following is a summary of the material differences between the rights of a Firestone shareholder and the rights of a BHLB shareholder. This summary is not a complete statement of the differences between the rights of Firestone shareholders and the rights of BHLB shareholders and is qualified in its entirety by reference to the governing law of each corporation and to the certificate of incorporation or articles of organization and bylaws of each corporation. Copies of BHLB's certificate of incorporation and bylaws are on file with the Securities and Exchange Commission and are also available upon written request addressed to Corporate Secretary, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201.

Authorized Stock

BHLB	Firestone

•

The BHLB certificate of incorporation authorizes 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

•

As of [Record Date], there were                shares of BHLB common stock issued and outstanding.

•

As of [Record Date], there were no shares of preferred stock issued and outstanding.

•

The Firestone articles of organization authorize 3,000,000 shares of common stock, $0.01 par value per share.

•

As of [Record Date], there were 1,940,000 shares of Firestone common stock issued and outstanding.

Voting Rights

BHLB	Firestone

•

The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•

Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•

Holders of common stock may not cumulate their votes for the election of directors.

•

The holders of the common stock exclusively possess all voting power.

•

Each share of common stock is entitled to one vote.

•

Holders of common stock may not cumulate their votes for the election of directors.

 Preemptive Rights

BHLB	Firestone
• Shareholders do not have a preemptive right to acquire BHLB's issued shares.	• Shareholders do not have a preemptive right to acquire Firestone's issued shares.

Required Vote for Authorization of Certain Actions

BHLB	Firestone

•

At least 80% of the outstanding shares of voting stock must approve certain business combinations involving an interested shareholder or any affiliate of an interested shareholder. However, if a majority of directors not affiliated with the interested shareholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

• A business combination must be approved by the board of directors and at least two-thirds of the issued and outstanding shares.

Dividends

BHLB	Firestone
• Holders of common stock are entitled, when declared by the BHLB board of directors, to receive dividends, subject to the rights of holders of preferred stock.	• Holders of common stock are entitled, when declared by the Firestone board of directors, to receive dividends.

 Shareholders' Meetings

BHLB	Firestone

•

BHLB must deliver written notice of a meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

•

Subject to the rights of any holders of preferred stock, special meetings may be called only by the board of directors.

•

For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.

•

The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•

To nominate a director or propose new business, shareholders must give written notice to the Secretary of BHLB not less than 90 days before the meeting. However, if BHLB gives less than 100 days' notice or prior public disclosure of the meeting, written notice of the shareholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to shareholders or public disclosure of the meeting was made. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

•

Firestone must deliver notice of a meeting describing the date, time, place and purposes of the meeting no fewer than seven days and no more than 60 days before the meeting to each shareholder entitled to vote.

•

Special meetings may be called by the president or the board of directors and shall be called by the clerk, or by any other officer, upon written application of one or more shareholders who hold at least one-tenth part in interest of the capital stock entitled to vote at the meeting.

•

For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 60 days before the meeting.

Action by Shareholders without a Meeting

BHLB	Firestone
• Action taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.

•

Action permitted under Massachusetts law to be taken by shareholders' written consent without a meeting may be taken by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

 Board of Directors

BHLB	Firestone

•

The bylaws provide that the number of directors, to be designated by the board of directors, shall not exceed 15.

•

The board of directors is divided into three classes as equal in number as possible, with approximately one-third of the directors elected at each annual meeting.

•

Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.

•

Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

•

The bylaws provide that the number of directors, shall be no less than three directors, except that if there are fewer than three shareholders, the number of directors may be less than three but no less than the number of shareholders. The number of directors shall be fixed at the annual meeting of shareholders, and may be changed at any special meeting by vote of the shareholders who have the right to vote in the election of directors or at any time by vote of a majority of directors then in office.

•

The board of directors is elected at the annual meeting of shareholders.

•

Vacancies on the board of directors may be filled by the directors then in office, unless previously filled by shareholders entitled to vote in the election of directors.

•

Directors may be removed from office for cause by the vote of the majority of directors then in office, and with or without cause by the vote of a majority of the shares entitled to vote in the election of directors. A director may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him or her.

Amendment of the Bylaws

BHLB	Firestone

•

The bylaws may be amended, altered or repealed either by the board of directors at any meeting of the board, provided that notice of the proposed change was given not less than two days before the meeting, or by the vote of 80% of the outstanding shares entitled to vote, provided that notice of the proposed change was given in the notice of the meeting of shareholders.

•

The bylaws may be amended, altered or repealed by vote of the holders of a majority of outstanding shares entitled to vote. The board of directors may also make, amend or repeal the bylaws, except with respect to any provision thereof which by law, the articles of organization or the bylaws requires action by the shareholders. Any bylaw adopted by the board of directors may be amended or repealed by shareholders.

 Amendment of the Certificate of Incorporation

BHLB	Firestone

•

The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided under Delaware law or in the certificate of incorporation, which requires the vote of at least 80% of outstanding shares to amend certain provisions.

•

The articles of organization may be amended upon approval of the board of directors and, if the amendment is required to be approved by shareholders, the affirmative vote of two-thirds of all the shares entitled to vote on the matter. If the amendment relates solely to an increase or reduction in the capital stock of any class then authorized, a change in authorized shares into a different number or the exchange thereof pro rata for a different number of shares of the same class or series, or a change in the corporation's name, the required shareholder vote shall be a majority. The board of directors may amend the articles of organization without shareholder approval to make certain minor changes, pursuant to Massachusetts law.

Limitation on Directors' and Officers' Liability

BHLB	Firestone

•

BHLB's certificate of incorporation limits liability of directors for monetary damages, except a director may be liable (i) for a breach of duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

• Firestone's articles of organization limit liability of directors for monetary damages for any breach of fiduciary duty to the extent permitted by Massachusetts law.

 Indemnification

BHLB	Firestone

•

BHLB indemnifies its current and former directors and officers to the fullest extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its directors, officers, and employees against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings arising because of the person's relationship to the company, so long as the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the company (and, in the case of a criminal proceeding, so long as the individual had no reasonable cause to believe his conduct was unlawful). To the extent a person eligible for indemnification is successful on the merits or otherwise in defense in such an action, indemnification for expenses actually and reasonably incurred is mandatory. Delaware law provides that a company may pay expenses incurred in advance of the final disposition of the proceeding provided the company receives from the individual a written undertaking to repay the advanced amounts if it is ultimately determined that the individual was not entitled to be indemnified. A similar standard for indemnification applies in a shareholder "derivative" claim (i.e., an action by or in the right of the company) except that indemnification only extends to expenses incurred in defense of such a proceeding and except that, where the individual has been found liable to the company, indemnification must be approved by the court.

•

Firestone indemnifies its current and former directors and officers against all expenses and liabilities (including counsel fees, penalties and amounts payable in settlement) reasonably incurred or imposed upon such person in connection with any proceeding in which they are involved by reason of serving in such capacity, provided that no indemnification will be provided for any such person if they are finally adjudicated not to have acted in good faith in the reasonable belief that the action in question was in the corporation's best interests. Indemnification includes payment by the corporation of expenses occurred in defending an action or proceeding in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if they are adjudicated not to be entitled to indemnification. Under Massachusetts law, if a director is wholly successful in the defense of any proceeding in which he was a party because he was a director of the corporation, the corporation must indemnify him against reasonable expenses incurred by him in connection with the proceeding.

 Appraisal Rights

BHLB	Firestone

•

Delaware law permits shareholders to dissent from a merger or consolidation transaction and obtain payment of the fair value of their shares, if they follow statutorily defined procedures. However, appraisal rights do not apply if (i) the shares are listed on a national securities exchange or held of record by more than 2,000 holders, or (ii) the shares are being exchanged for shares of a surviving corporation, which shares are listed on a national securities exchange or held of record by more than 2,000 holders.

•

Massachusetts law generally provides that shareholders are entitled to appraisal rights in connection with a merger. Shareholders may dissent from a merger and obtain payment of the fair value of their shares, if they follow statutorily defined procedures.

Right to Inspect Shareholder List

BHLB	Firestone

•

Delaware law provides that any shareholder generally has the right to inspect a company's stock ledger and list of shareholders, provided the shareholder has a proper purpose for doing so and satisfies certain procedural requirements.

•

Massachusetts law provides that any shareholder is entitled to inspect a corporation's record of shareholders provided the shareholder acts in good faith for a proper purpose and satisfies certain procedural requirements.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

        After completion of the Merger, the board of directors of BHLB and Berkshire Bank will remain unchanged, and Firestone Financial, LLC will be governed by a board of managers, each appointed by Berkshire Bank, three (3) of whom will be selected from Berkshire Bank and two (2) of whom will be selected from Firestone. Firestone Financial, LLC will be a wholly-owned operating subsidiary of Berkshire Bank.

        Information regarding the current directors and executive officers of BHLB, executive compensation and relationships and related transactions is included in BHLB's proxy statement for its 2015 annual meeting of shareholders as well as certain Current Reports on Form 8-K, which are incorporated by reference in this proxy statement/prospectus.

Management

        The executive officers of BHLB and Berkshire Bank will not change as a result of the Merger. The executive officers and employees of Firestone will remain as such at Firestone Financial, LLC.

Operations

        There are no anticipated changes to the current business operations of Firestone as a result of the Merger.

FIRESTONE STOCK OWNERSHIP

        The table below provides certain information about beneficial ownership of Firestone common stock as of [Record Date]. The table shows information for:

  •
  Each person, or group of affiliated person, who is known to Firestone to beneficially own more than 5% of Firestone's common stock;

  •
  Each of Firestone's executive officers; and

  •
  All of Firestone's executive officers as a group.

        Directors of Firestone own no common stock thereof. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted, the address of each person is care of Firestone at Firestone's principal executive office.

Name	Shares beneficially owned		Percentage(1)
Directors and Executive Officers
David S. Cohen President and CEO, Director	580,000	(2)	29.9%
Scott A. Cooper Executive VP, CFO, Director	600,000	(3)	30.9%
Lawrence J. Yaffe Senior VP, Sales and Marketing	200,000		10.3%
Celine M. Perrault Senior VP, Credit and Operations	60,000	(4)	3.1%
Michael Smith VP, Portfolio Management	—	(5)	—
Michael A. Miller Director	—	(6)	—
James K. Hunt Director	—	(7)	—
Joel B. Anik Director	—		—
All Directors and Executive Officers as a Group (7 persons)	1,440,000		74.2%
Other Beneficial Owners Exceeding 5%
Michael A. Guidi	320,000	(8)	16.49%

(1)
Percentages of Firestone common stock beneficially owned are based on 1,940,000 shares outstanding as of the record date for the special meeting. No warrants or options to purchase shares of Firestone common stock were outstanding as of such date.

(2)
Excludes 24,568 shares of Firestone common stock issuable upon conversion of convertible promissory notes held by Mr. Cohen. The notes become convertible upon the occurrence of certain events, including a change in control of Firestone, and will be convertible at the holders' election effective as of the closing of the Merger. Also excludes 60,000 shares as to which Mr. Cohen's spouse may be deemed to exercise voting or investment discretion as co-trustee of two trusts, and 17,241 shares issuable upon conversion of a convertible promissory note held by Mr. Cohen's father-in-law and as to which Mr. Cohen holds a power of attorney, as to each of which Mr. Cohen disclaims beneficial ownership.

(3)
Excludes 8,620 shares of Firestone common stock issuable upon conversion of a convertible promissory note held by Mr. Cooper.

(4)
Excludes 4,310 shares of Firestone common stock issuable upon conversion of a convertible promissory note held by Ms. Perrault.

(5)
Excludes 862 shares of Firestone common stock issuable upon conversion of a convertible promissory note held by Mr. Smith.

(6)
Excludes 21,551 shares of Firestone common stock issuable upon conversion of convertible promissory notes held by Mr. Miller either directly or through a retirement account. Also excludes 4,310 shares of Firestone common stock issuable upon conversion of convertible promissory notes held by Mr. Miller's spouse, as to which Mr. Miller disclaims beneficial ownership.

(7)
Excludes 15,085 shares of Firestone common stock issuable upon conversion of convertible promissory notes held by Mr. Hunt either directly or through a retirement account, and 28,017 shares of Firestone common stock issuable upon conversion of convertible promissory notes held jointly by Mr. Hunt and his spouse.

(8)
Excludes 9,913 shares of Firestone common stock issuable upon conversion of a convertible promissory note held by Mr. Guidi.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

        If there are not sufficient votes to constitute a quorum or to approve the Merger Agreement at the time of the Firestone special meeting, the Merger Agreement cannot be approved unless the Firestone special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Firestone at the time of the special meeting to be voted for an adjournment, if deemed necessary, Firestone has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Firestone unanimously recommends that shareholders vote "FOR" the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

LEGAL MATTERS

        The validity of the BHLB common stock to be issued in the proposed Merger has been passed upon for BHLB by Luse Gorman, PC, Washington, D.C. Luse Gorman, PC will deliver an opinion to BHLB as to certain federal income tax consequences of the Merger. See "Description of The Merger—Material Tax Consequences of the Merger."

EXPERTS

        The financial statements of BHLB and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        BHLB filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of BHLB common stock to be issued to Firestone shareholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BHLB and a proxy statement of Firestone for its special meeting. As permitted by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

        BHLB files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document BHLB files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

        The Securities and Exchange Commission allows BHLB to "incorporate by reference" information into this proxy statement/prospectus. This means that BHLB can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that BHLB has previously filed with the Securities and Exchange Commission and additional documents that BHLB files with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the BHLB shareholder meeting. These documents contain important information about BHLB's financial condition.

 BERKSHIRE HILLS FILINGS

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2014
• Quarterly Report Form 10-Q	Quarter ended March 31, 2015
• Current Reports on Form 8-K	May 22, 2015, May 7, 2015 , April 28, 2015, April 20, 2015, April 14, 2015, March 20, 2015, February 13, 2015, January 28, 2015, January 27, 2015 and January 23, 2015 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)
• Definitive proxy statement on Schedule 14A for the 2015 Annual Meeting of Stockholders	April 1, 2015

•

The description of Berkshire common stock set forth in the Registration Statement on Form 8-A filed October 25, 2005, which incorporates by reference the portion of the "Description of BHLB Stock" contained in BHLB's prospectus filed pursuant to Rule 424(b)(3) on May 26, 2000.

        Documents incorporated by reference are available from BHLB without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from BHLB at the following address:

  Berkshire Hills Bancorp, Inc.
  24 North Street
  Pittsfield, Massachusetts 01201
  Attention: Investor Relations Department
  Telephone: (413) 236-3149

        If you would like to request documents from BHLB, please do so by            , 2015, to receive them before Firestone's meeting of shareholders. If you request any incorporated documents, BHLB will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

        BHLB incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

        BHLB has supplied all information contained in this proxy statement/prospectus relating to BHLB, and Firestone has supplied all information relating to Firestone.

        You should rely only on the information contained in this proxy statement/prospectus when evaluating the Merger Agreement and the proposed Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [Prospectus Date]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of Firestone or BHLB nor the issuance of shares of BHLB common stock as contemplated by the Merger Agreement shall create any implication to the contrary.

ANNEX A

Execution

AGREEMENT AND PLAN OF MERGER

by and among

FIRESTONE FINANCIAL CORP.,

BERKSHIRE HILLS BANCORP, INC.,

BERKSHIRE BANK,

JACOB ACQUISITION LLC

and

David S. Cohen, solely in
his capacity as the Representative

May 21, 2015

 (continued)

 (continued)

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 21, 2015, is made by and among Firestone Financial Corp., a Massachusetts corporation (the "Company"), Berkshire Hills Bancorp, Inc., a Delaware corporation ("Parent"), Berkshire Bank, a Massachusetts chartered trust company (the "Bank"), Jacob Acquisition LLC, a Massachusetts limited liability company and wholly owned subsidiary of the Bank (the "Merger Sub), and David S. Cohen, solely in his capacity as the representative for the Securityholders (the "Representative"). The Parent, the Bank, the Merger Sub and the Company, and, solely in his capacity as and solely to the extent applicable, the Representative, are sometimes referred to herein as a "Party" and collectively as the "Parties". Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

        WHEREAS, the Bank desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company by virtue of a forward subsidiary merger transaction on the terms and subject to the conditions set forth herein;

        WHEREAS, the Boards of Directors or Managers, as applicable, of the Company, the Parent, the Bank and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders or members and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the Boards of Directors of the Company and the Managers of the Merger Sub have each determined to recommend to their respective stockholders or members, as applicable, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

        1.01    The Merger.

          (a)   Subject to the terms and conditions hereof, at the Effective Time, the Company shall merge with and into the Merger Sub (the "Merger") in accordance with the Massachusetts Business Corporations Act (the "MBCA") and the Massachusetts Limited Liability Company Act ("MLLCA"), whereupon the separate existence of the Company shall cease, and the Merger Sub shall be the surviving company (the "Surviving Company"). The name of the Surviving Company shall be "Firestone Financial, LLC".

          (b)   At the Closing, the Company and the Merger Sub shall cause the Merger to be consummated by filing articles of merger, substantially in the form of Exhibit A hereto, complying with the requirements of the MBCA and the MLLCA (the "Articles of Merger") to be executed, acknowledged and filed with the Massachusetts Secretary of the Commonwealth, making all other filings or recordings required by the MBCA and the MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Massachusetts Secretary of the Commonwealth or at such other time as the Parent, Bank, Merger Sub and the Company shall agree and specify in the Articles of Merger (the "Effective Time").

          (c)   From and after the Effective Time, the Merger shall have the effects set forth herein and in Section 11.07 of the MBCA and Section 62 of the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

          (d)   Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article VII, prior to the Effective Time the Bank, as sole member of the Merger Sub, shall be entitled to revise the structure of the Merger described in Section 1.01 hereof with the written consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed), and provided that (i) the consideration to be paid to any holder of Company Stock under this Agreement is not thereby changed in kind or value or reduced in amount; (ii) there are no adverse federal or state income tax or other adverse tax consequences to any holder of Company Stock as a result of such modification; (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; and (iv) such modification will not delay materially or jeopardize satisfaction of any condition precedent to consummation of the Merger set forth in Article VII. The Parties agree to appropriately amend this Agreement and any related documents in order to reflect any such permitted revised structure.

          (e)   If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (ii) otherwise carry out the purposes of this Agreement, the Company and their officers and directors shall be deemed to have granted to Merger Sub an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Merger Sub its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the purposes of this Agreement, and the officers and managers of Merger Sub are authorized in the name of the Company or otherwise to take any and all such action.

          (f)    The Parties intend that the Merger shall be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, and, accordingly the Parties will take no actions inconsistent with such treatment and file all Tax Returns consistent with such treatment.

        1.02    Effect on Common Stock.

          (a)   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, if applicable, but including all shares of Company Stock into which Convertible Notes are converted at the Effective Time) shall be converted into the right to receive cash (the "Cash Consideration") and shares of Parent Common Stock (the "Stock Consideration") as described herein. The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Merger Consideration". The total Merger Consideration shall be equal to the Purchase Price, subject to adjustment and paid as described herein. The Merger Consideration shall be paid seventy-five percent (75%) in Stock Consideration and twenty-five percent (25%) in Cash Consideration, with the number of shares representing the Stock Consideration calculated using the average of the closing prices for the twenty (20) trading days immediately preceding the date of the Agreement.

          (b)   Each share of Company Stock held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto ("Excluded Shares").

          (c)   After the Effective Time, shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent the right to receive the Merger Consideration.

          (d)   Each equity interest of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable unit of the Surviving Company.

          (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle any Securityholder to vote or to any other rights of a stockholder of Parent on account of such fractional share interest. In lieu of the issuance of any such fractional share, Parent shall pay to each such Securityholder that would be entitled to receive a fractional share of Parent Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the value of such fractional share determined in accordance with Section 1.02(a). For purposes of determining any fractional share interest, all shares of Company Stock owned by a Securityholder shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such Securityholder.

          (f)    As a condition to the willingness of Parent to enter into this Agreement, each of David S. Cohen and Scott A. Cooper have entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Parent (the "Voting Agreement"), pursuant to which each of them has agreed, among other things, to vote all shares of Company Stock beneficially owned by them in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement, and to refrain from trading Parent Common Stock for a period of time under certain defined conditions.

        1.03    Exchange of Company Stock.

          (a)   The Representative shall effect the exchange of cash and Parent Common Stock for the shares of Company Stock outstanding immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02. In connection with such exchange, but no later than five (5) Business Days prior to the Closing Date, the Representative shall deliver to each holder of Company Stock and each holder of a Convertible Note who has elected to convert a Letter of Transmittal (a "Letter of Transmittal"). Each such holder of Company Stock or a Convertible Note may deliver a duly executed and completed Letter of Transmittal, together with surrender of Certificate(s) for cancellation, and, after the Effective Time, the Representative shall promptly request Parent to deliver to each such holder a direct registration statement representing the Stock Consideration (less that number of shares equal to such holder's Pro Rata Percentage of Stock Consideration being withheld as the Adjustment Share Reserve) and a wire transfer in an amount equal to the amount of Cash Consideration and the cash in lieu of fractional shares to which such holder is entitled under Section 1.02 (less the applicable portions of the Adjustment Escrow Amount and the Representative Amount), to the account(s) designated by such holder in such holder's Letter of Transmittal. Except for interest that may be payable pursuant to the terms of the Adjustment Escrow Agreement, in no event shall any holder of Company Stock or Convertible Note who delivers a Letter of Transmittal be entitled to receive interest on any of the funds to be received in the Merger. Any Company Stock held by a Securityholder that has delivered a Letter of Transmittal pursuant to this Section 1.03 shall not be transferable on the books of such Company without the Parent's prior written consent. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company. At and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement or by Law. At or after the Effective Time, any shares of Company Stock presented to the Surviving Company or the Parent for any reason shall be converted into the Merger Consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon.

          (b)   Any portion of the funds held by the Representative pursuant to this Agreement that remains undistributed to the holders of Company Stock eighteen (18) months after the Effective Time, other than the Representative Amount, shall be delivered to the Surviving Company, upon demand, and any Securityholder that has not previously complied with this Section 1.03 prior to the end of such eighteen (18) month period shall thereafter look only to the Surviving Company for payment of its claim for the applicable portion of the Merger Consideration. Notwithstanding the foregoing, none of the Parent, the Bank, the Surviving Company or their Affiliates shall be liable to any Securityholder for any amount paid to any public official pursuant to applicable abandoned property, escheat or similar Laws. Any amount remaining unclaimed by the Securityholders three (3) years after the date on which such funds were delivered to the Representative for payment shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of any claims or interest of any Person previously entitled thereto.

        1.04    Representative Amount.

        Concurrent with the Effective Time, the Parent shall deduct from the Purchase Price the Representative Amount and deliver the Representative Amount to the Representative by wire transfer of immediately available funds to the account(s) designated by the Representative, to satisfy potential future obligations of the Securityholders, including expenses of the Representative arising from the defense or enforcement of claims pursuant to Sections 1.08, 8.02 or 10.01. The Representative Amount shall be retained by the Representative for such time as the Representative shall determine in his sole discretion. If the Representative shall determine in his sole discretion to return all or any portion of the Representative Amount to the Securityholders, he shall do so to each Securityholder based on its Pro Rata Percentage.

        1.05    Organizational Documents.

        At the Effective Time, without any further action on the part of the Parent, the Bank, the Merger Sub, the Company or the holders of any equity interests of any of the foregoing, the Organizational Documents of the Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Company, until thereafter amended as provided therein and by applicable law.

        1.06    Directors and Officers.

          (a)   At the Effective Time, without any further action on the part of the Parent, the Bank, the Merger Sub, the Company or the holders of equity interests of any of the foregoing, the managers of the Merger Sub shall be the initial managers of the Surviving Company, which shall consist of three (3) managers appointed by the Bank, and after the Effective Time, the Bank shall select two (2) additional managers from the Company's senior management, such managers to hold office in accordance with the Organizational Documents of the Surviving Company.

          (b)   At the Effective Time, the Surviving Company shall appoint the officers of the Company immediately prior to the Effective Time to be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

        1.07    Closing Calculations.

        Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Parent and the Bank a statement of the Company (the "Estimated Closing Statement") setting forth (a) an estimated consolidated balance sheet of the Company as of the Reference Time, (b) a good faith calculation of the Company's estimated Tangible Book Value ("Estimated Tangible Book Value") and estimated Transaction Expenses ("Estimated Transaction Expenses") and (c) the calculation of the Closing Merger Consideration. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement.

        1.08    Final Closing Balance Sheet Calculation.

          (a)   As promptly as possible, but in any event within forty-five (45) days after the Closing Date, the Surviving Company shall deliver to the Parent, the Bank and the Representative a statement (the "Closing Statement") with respect to the Company setting forth (i) a consolidated balance sheet of the Company as of the Reference Time (the "Closing Balance Sheet"), (ii) the Company's Tangible Book Value, (iii) the Company's Transaction Expenses and (iv) its calculation of the Merger Consideration, each of which shall be completed in good faith. The Closing Balance Sheet shall be prepared, and Tangible Book Value and Transaction Expenses shall be determined, in accordance with this Agreement utilizing the same judgments, accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies utilized by the Company in preparing its audited financial statements and for the purpose of preparing the Estimated Closing Balance Sheet or determining Estimated Tangible Book Value or Estimated Transaction Expenses. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining the Company's Tangible Book Value and the related Purchase Price adjustment contemplated by this Section 1.08 is to measure the amount of the Company's Tangible Book Value, including its Transaction Expenses, as of the Reference Time and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Tangible Book Value or Transaction Expenses.

          (b)   After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted full access at reasonable times to review the Parent's, the Surviving Company's and the Parent's Subsidiaries' books and records and any work papers related to the preparation of the Closing Statement or Closing Balance Sheet. The Representative and its accountants and other representatives may make inquiries of the Parent, the Surviving Company and the Parent's Subsidiaries and their accountants and employees regarding questions concerning or disagreements with the Closing Statement or Closing Balance Sheet arising in the course of their review thereof, and the Parent shall use its, and shall cause its Subsidiaries and the Surviving Company to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.

          (c)   If the Representative has any objections to the Closing Statement or the Closing Balance Sheet, the Representative shall deliver to the Parent a statement setting forth its objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties.

          (d)   The Representative, the Parent and the Bank shall negotiate in good faith to resolve any such objections, but if they do not reach a final written resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative, the Parent and the Bank shall submit such dispute to KPMG, or if they decline the engagement, or if they are not independent with respect to the Surviving Company, the Parent, the Bank and the Representative pursuant to the rules and regulations of the SEC at the time, another nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the "Dispute Resolution Arbiter"). Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items that the Representative, the Parent and the Bank are unable to resolve. The Dispute Resolution Arbiter's determination shall be based solely on the definitions of Tangible Book Value and Transaction Expenses contained in this Agreement. The Representative, the Parent and the Bank shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve, as soon as practicable, all disagreements between the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Arbiter's determination shall be based solely on the presentations by the Parent, the Bank and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non-appealable by the Parties hereto.

          (e)   The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Parent and the Bank, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. For example, if the Representative claims Tangible Book Value is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., $300 ÷ $500) to the Parent and forty percent (40%) (i.e., $200 ÷ $500) to the Representative (for the benefit of the Securityholders).

        1.09    Post-Closing Adjustment Payment.

          (a)   If the Merger Consideration as finally determined pursuant to Section 1.08 is greater than or equal to the Closing Merger Consideration, within two (2) Business Days following the final determination of the Merger Consideration (i) the Representative and the Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent (x) to distribute the funds in the Adjustment Escrow Account to the Securityholders based on their respective Pro Rata Percentages, and (y) to instruct the Parent's transfer agent to distribute by direct registration the shares of Parent Common Stock held in the Adjustment Share Reserve to the Securityholders entitled thereto based on their respective Pro Rata Percentages, and (ii) the Parent shall pay to the Representative (for distribution to the Securityholders), by wire transfer of immediately available funds to an account designated in writing by the Representative, and issue to the Securityholders by direct registration statement, the amount of cash and Parent Common Stock (on the basis of 25% cash/75% Parent Common Stock) by which the Merger Consideration as finally determined pursuant to Section 1.08 exceeds the Closing Merger Consideration.

          (b)   If the Merger Consideration as finally determined pursuant to Section 1.08 is less than the Closing Merger Consideration, the Parent and the Representative shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent (i) to pay to the Parent an amount equal to 25% of the absolute value of such difference (the absolute value of the difference being referred to herein as the "Shortfall Amount") by wire transfer of immediately available funds to an account designated in writing by the Parent, and (ii) to instruct the Parent's transfer agent to deliver to the Parent for cancellation shares of Parent Common Stock held as Adjustment Share Reserve in an amount equal to 75% of the Shortfall Amount (calculated in accordance with Section 1.02(a)). Any Shortfall Amount shall be paid solely from the funds available in the Adjustment Escrow Account and Parent Common Stock held as Adjustment Share Reserve. In the event that the funds available in the Adjustment Escrow Account are in excess of an amount equal to 25% of the Shortfall Amount (such excess, the "Adjustment Escrow Excess Amount"), the Representative and the Parent shall simultaneously with the delivery of the instructions described in the first sentence of this Section 1.09(b), deliver joint written instructions to the Escrow Agent to (x) distribute the Adjustment Escrow Excess Amount to the Securityholders based on their respective Pro Rata Percentages, and (y) deliver to the Securityholders based on their respective Pro Rata Percentages, by direct registration statement through instruction to the Parent's transfer agent the Parent Common Stock held as Adjustment Share Reserve to the extent in excess of 75% of the Shortfall Amount. The Securityholders and the Representative shall not have any liability for any payments or amounts due pursuant to Section 1.08 or this Section 1.09 except to the extent of the funds available in the Adjustment Escrow Account or Parent Common Stock held as Adjustment Share Reserve.

        1.10    Adjustment Escrow Account and Adjustment Share Reserve.

        Concurrent with the Effective Time, the Parent shall (a) deduct from the Purchase Price and deposit $500,000 (such amount, the "Adjustment Escrow Amount") in immediately available funds into an escrow account (the "Adjustment Escrow Account") and (b) issue by direct registration statement to the account of the Escrow Agent a number of shares of Parent Common Stock with a value calculated in accordance with Section 1.02(a) equal to $1,500,000 (the "Adjustment Share Reserve"), such accounts to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the Closing Date by the Parent, the Representative and the Escrow Agent in a standard form reasonably acceptable to them (the "Adjustment Escrow Agreement"). The Adjustment Escrow Amount shall represent 25% of the Merger Consideration available to satisfy any Shortfall Amount, with the remaining 75% of any Shortfall Amount to be satisfied from the Adjustment Share Reserve withheld by Parent.

        1.11    Dissenting Shares.

        To the extent available under the MBCA, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and held by a Securityholder who (i) was a Securityholder as of the record date, if any, to approve the Merger, (ii) did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement and (iii) otherwise complies with all of the provisions of the MBCA relevant to the exercise and perfection of appraisal rights (such share being a "Dissenting Share," and such Securityholder being a "Dissenting Stockholder"), shall not be converted into the right to receive a portion of the Merger Consideration but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the applicable provisions of the MBCA. If any Dissenting Stockholder fails to perfect such stockholder's appraisal rights under the MBCA or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall be automatically treated as if they had been converted as of the Effective Time into the right to receive the portion of Merger Consideration, if any, to which such holder is entitled pursuant to Section 1.02, without interest thereon. The Company shall give the Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the MBCA and received by the Company relating to any Securityholder's appraisal rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the MBCA. The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed). Any portion of the Merger Consideration made available to the Representative in respect of any Dissenting Shares shall be returned to Parent, upon demand. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of such holder to be paid the fair value of such holder's Dissenting Shares pursuant to the applicable provisions of the MBCA shall cease.

        1.12    Convertible Notes.

        In accordance with the terms of the Convertible Notes, the Company shall give written notice of the Merger to each holder thereof (a "Noteholder") not less than twenty (20) days prior to the record date, if any, set by the Company for the holding of a vote of the Securityholders to approve the Merger and at least thirty (30) days prior to the Closing. Each Noteholder that has timely exercised rights to convert his, her or its Convertible Note into shares of Company Stock in accordance therewith and thereafter shall be deemed a Securityholder immediately prior to the Effective Time and shall be entitled to receive his, her or its applicable portion of Merger Consideration pursuant to Section 1.02. For the avoidance of doubt, the debt evidenced by any Convertible Note held by a Noteholder that has failed to timely exercise his, her or its rights to convert such Convertible Note into shares of Company Stock in accordance therewith shall be treated as Indebtedness hereunder and paid in full at the Closing pursuant to Section 2.02(c).

        1.13    Withholding.

        Notwithstanding any provision contained herein to the contrary, each of the Escrow Agent, the Surviving Company, the Representative and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as such party determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of state, local or non-U.S. Tax law. If the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, so withholds, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, made such deduction and withholding.

        1.14    Reference Statement.

        Exhibit C sets forth an illustrative statement (the "Reference Statement") prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Tangible Book Value prepared and calculated in accordance with this Agreement.

        1.15    Subsequent Transactions

        In the event that Company executes and consummates, subsequent to the date of this Agreement and within forty-five (45) days following the Closing Date, an agreement to acquire a portfolio of equipment loans as described in Schedule 1.15(a), the Company's executive management will be eligible to receive, subject to the portfolio performing in accordance with agreed-upon performance and other relevant metrics established prior to such acquisition, cash payments equal to 3% of the acquired portfolio balance, measured as of the acquisition date and paid by the Parent, provided that the cash payments shall not exceed in total $750,000. The cash payments shall be made in three (3) equal installments over a three (3) year period, with the first payment to occur twelve (12) months following the Closing Date, and subsequent payments to be made on each annual anniversary of the Closing Date.

ARTICLE II

THE CLOSING

        2.01    The Closing.

        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Locke Lord LLP, located at 111 Huntington Avenue, 20th Floor, Boston, Massachusetts 02199 at 10:00 a.m. local time on the fifth (5th) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by the Parent and the Representative. The date and time of the Closing are referred to herein as the "Closing Date."

        2.02    The Closing Transactions.

        Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

          (a)   the Company and the Merger Sub shall cause the Articles of Merger to be executed, acknowledged and filed with the Massachusetts Secretary of the Commonwealth;

          (b)   in accordance with Section 1.03, the Parent shall deliver the Stock Consideration as directed by the Representative by issuance of Parent Common Stock registered in the names of the Securityholders entitled thereto (exclusive of the Adjustment Share Reserve) and payment of the Cash Consideration by wire transfer of immediately available funds to the Securityholders as directed by the Representative (exclusive of the Representative Amount and the Adjustment Escrow Amount);

          (c)   in accordance with Section 1.04, the Parent shall deliver to the Representative the Representative Amount, by wire transfer of immediately available funds to the account(s) designated in writing by the Representative;

          (d)   in accordance with Section 1.10, the Parent shall issue to the Escrow Agent that number of shares of Parent Common Stock equal to the Adjustment Share Reserve;

          (e)   in accordance with Section 1.10, the Parent shall deposit the Adjustment Escrow Amount into the Adjustment Escrow Account;

          (f)    the Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

          (g)   the Parent and the Company shall make such other deliveries as are required by Article VII hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Parent and the Bank that, except as set forth in a Schedule corresponding in number to the applicable section of this Article III (provided that any item disclosed on any Schedule shall be deemed to be fully disclosed with respect to all other representations and warranties and Schedules under which such item may be relevant as and to the extent it is reasonably apparent on the face of such Schedule that such item applies to such other Schedule):

        3.01    Organization and Good Standing.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the full corporate power and authority to own its property and carry on its business as now being conducted by it. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or be licensed would not have a Material Adverse Effect. Complete copies of the articles of organization, bylaws and similar organizational documents, as applicable, of the Company, as amended to the date hereof, have been made available for review by Buyer.

        3.02    Consents.

        Except as set forth in Schedule 3.02 and except for any required notification filing under the HSR Act, the Company is not required to obtain any consent from any Person (including any Governmental Entity) in connection with the execution and delivery by the Company of this Agreement and the other transaction documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

        3.03    No Conflict.

        Except as set forth in Schedule 3.03 have been obtained and taken, the execution and delivery of this Agreement and the other transaction documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with (a) any Material Contract, (b) the Company's Organizational Documents, (c) any Order, or (d) any material Law.

        3.04    Capitalization.

          (a)   The authorized and issued capital stock of the Company is as set forth on Schedule 3.04(a). The Company has no other capital stock authorized, issued or outstanding. All of the shares of Company Stock are duly and validly issued and outstanding and are fully paid and non-assessable. There is no liability for dividends accrued and unpaid by the Company on account of the Company Stock.

          (b)   Except as set forth in Schedule 3.04(b) or as contemplated by this Agreement, there are (i) no voting agreements or voting trusts, stockholder agreements, proxies or other agreements between or among any Person or Persons relating to the Company or the shares of Company Stock, (ii) no rights, agreements, arrangements or commitments relating to the shares of Company Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem, retire or otherwise acquire any shares of Company Stock; (iii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company; and (iv) no commitments or agreements to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any instrument referred to in Section 3.04(c) as a result of this transaction, either alone or upon the occurrence of any additional subsequent event. The Company is not under any obligation to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its presently outstanding Company Stock or other securities that may be subsequently issued.

          (c)   Except as set forth on Schedule 3.04(c) or as contemplated by this Agreement, as of the date hereof, there are no outstanding options, warrants or other rights to acquire (including securities exercisable or exchangeable for or convertible into) issued or unissued shares of Company Stock or any other capital stock of the Company to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock or securities convertible into or exchangeable for such shares, or obligating the Company to grant, extend, or enter into any such option, warrant, call or other right, agreement, arrangement or commitment or give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of Company Stock.

        3.05    Subsidiaries; Equity Investments.

        The Company does not, either directly or indirectly, own of record or beneficially any shares or options, warrants or other rights to acquire (including securities exercisable or exchangeable for or convertible into) shares of capital stock or other equity interests of any other Person.

        3.06    Financial Statements.

        The Company has delivered to Parent and Bank copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2013 and December 31, 2014 (including the notes thereto), and the related consolidated statements of income, equity and cash flows for each of the years then ended (collectively, the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2015 (the "Interim Balance Sheet"; and March 31, 2015 is referred to as the "Balance Sheet Date"), and the related consolidated statements of income and cash flows for the three-month month period then ended (collectively, the "Unaudited Financial Statements" and together with the Audited Financial Statements, "Financial Statements"). The Audited Financial Statements were prepared in accordance with GAAP consistently applied (with only such deviations from GAAP as are referred to in the notes thereto or as set forth on Schedule 3.06), and the Audited Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company covered thereunder as of the date thereof and for the periods covered thereby. The Unaudited Financial Statements were prepared in accordance with GAAP consistently applied (except for normal year-end audit adjustments consistent with past practice, the omission of certain footnotes, statement of equity and statement of cash flows required by GAAP with respect to audited financial statements or as set forth on Schedule 3.06), and consistently applied and maintained throughout the periods indicated, and the Unaudited Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company covered thereunder as of the date thereof and for the periods covered thereby.

        3.07    Real Property.

          (a)   Schedule 3.07(a) contains a complete and correct list of all real property leased by the Company ("Leased Real Property"), and a list of all leases (including amendments) for all such Leased Real Property (each, a "Lease"). The Company has made available to the Parent true and complete copy of each Lease. With respect to each of the Leases, except as set forth in Schedule 3.07(a) or as would not have a Material Adverse Effect:

              (i)  such Lease is legal, valid, binding, enforceable and in full force and effect;

             (ii)  the transactions contemplated by this Agreement will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

            (iii)  the Company's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no material disputes with respect to such Lease; and

            (iv)  The Company is not, nor to the Company's Knowledge, any other party to the Lease is, in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

          (b)   Except as set forth on Schedule 3.07(b), the Company has not leased, subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the Leased Real Property, and other than the Company, there are no parties in possession of any portion of the Leased Real Property, whether as lessees, sublessees, tenants at will, trespassers or otherwise; and

        3.08    Assets.

        The Company owns, leases or has the legal right to use all of the material properties and assets used in the conduct of its business (the "Assets"). The Company has good title to, or, in the case of leased or licensed Assets, valid and subsisting leasehold or licensed interests in, the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. All such physical Assets are in all material respects in reasonable operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are currently used.

        3.09    Brokers or Finders.

        Except for Houlihan Lokey, no Person has acted as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from the Company in respect thereof.

        3.10    Environmental Matters.

        The representations and warranties set forth in this Section are the sole and exclusive representations and warranties hereunder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws, and no other representation or warranty set forth herein shall be read or construed as to address environmental, health or safety matters. Except as set forth in Schedule 3.10 hereto, and except in each case as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof:

          (a)   the operations of the Company are in compliance with all applicable Environmental Laws applicable to their operations at and occupation of the Leased Real Property, which compliance includes obtaining, maintaining and complying with any Permits required under applicable Environmental Laws necessary to operate its business;

          (b)   the Company is not the subject of any outstanding Order of any Governmental Body respecting: (i) Environmental Laws, (ii) remediation action or (iii) any release or threatened release of a Hazardous Material;

          (c)   the Company has not received written notice from any Governmental Body regarding any actual or alleged violation of or liability under Environmental Law;

          (d)   the Company is not subject to any pending or, to the Knowledge of the Company, threatened claim alleging that the Company may be in violation of, or have liability under, any Environmental Law; and

          (e)   to the Knowledge of the Company, there is no pending or threatened investigation of the Company or any current or previously leased property of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material liability pursuant to any Environmental Law as a result of any action taken by the Company.

        3.11    No Undisclosed Liabilities.

        As of the date hereof, to the Knowledge of the Company, the Company does not have any material liabilities that would have been required to be reflected in, reserved against or otherwise described on the Interim Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (a) liabilities incurred in the ordinary course of business after the Balance Sheet Date, (b) liabilities incurred in connection with the transactions contemplated hereby, (c) liabilities that are disclosed with reasonable specificity on the Disclosure Schedule to any other representation or warranty under Article III of this Agreement, (d) liabilities that are the subject of any other representation and warranty under Article III of this Agreement but are not required to be disclosed because of the specific dollar or materiality threshold of such representation or warranty or (e) liabilities that are the subject of any other representation and warranty under Article III of this Agreement but are not required to be disclosed because of the Knowledge qualifier contained in such representation or warranty.

        3.12    Employee Benefit Plans.

          (a)   Schedule 3.12(a) lists each "employee benefit plan" (as defined in Section 3(3) of ERISA) and all existing bonus, incentive, deferred compensation, supplemental executive retirement plan, pension, retirement, profit-sharing, stock bonus, stock purchase, restricted stock, stock option, severance, welfare benefit plan (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit practices, policies and arrangements maintained by the Company in which any employee or former employee, consultant or former consultant or director or former director of the Company participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (including their eligible dependents and beneficiaries) (each, a "Company Employee Benefit Plan"). The Company has no commitment to create any additional Company Employee Benefit Plans or to materially modify, change or renew any existing Company Employee Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required by applicable law to maintain the tax-qualified status thereof. The Company has made available to the Parent correct and complete copies of (i) each Company Employee Benefit Plan (or, in the case of any such Company Employee Benefit Plan that is unwritten, descriptions thereof), (ii) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Employee Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Employee Benefit Plan, and (v) most recent nondiscrimination tests performed under ERISA and the Code, including the 401(k) and 401(m) tests. Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, COBRA, Section 409A of the Code and all other applicable Laws, and the Company has performed and complied in all material respects with all of their obligations under or with respect to each Company Employee Benefit Plan.

          (b)   To the Knowledge of the Company, as of the date hereof (i) each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and (ii) no event has occurred since the date of the most recent determination letter, opinion letter or application therefor relating to any such Company Employee Benefit Plan that would reasonably be expected to adversely affect the qualified status of such Company Employee Benefit Plan.

          (c)   None of the Company Employee Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA. None of the Company Employee Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. The Company has never maintained or contributed to and has no liability under a Company Employee Benefit Plan which is subject to Title IV of ERISA.

          (d)   The representations and warranties set forth in this Section 3.12 are the sole and exclusive representations and warranties pertaining or relating to employee benefit matters, and no other representation or warranty set forth herein shall be read or construed as to address employee benefit matters.

          (e)   The Company has no obligation to provide post-employment health, life insurance, or disability insurance or any retiree benefits and there have been no communications to employees by the Company that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

          (f)    Except as provided in Schedule 3.12(f), the consummation of the Merger will not (alone or in combination with any other event, including without limitation, any termination of employment or service at any time prior to or following the Effective Time (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in any increase in benefits payable under any Company Employee Benefit Plan, or (c) entitle any current or former employee, director or independent contractor of the Company to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (g)   There are no stock options, warrants, stock appreciation or similar rights outstanding under any Company Employee Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

          (h)   Schedule 3.12(h) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of the Company, their title and annual rate of salary, and their date of hire.

        3.13    Compliance with Law; Permits.

          (a)   Except as set forth in Schedule 3.13(a):

              (i)  To the Knowledge of the Company, the Company is in compliance with each Law that is currently applicable to it or to the conduct or operation of the Business as currently conducted, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; and

             (ii)  As of the date hereof, the Company has not received any written notice of any actual or alleged violation of, or failure to comply with, any Law, except where such violation or failure to comply would not reasonably be expected to have a Material Adverse Effect.

          (b)   To the Knowledge of the Company, as of the date hereof, the Company currently has all Permits that are required for the operation of its business as presently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, the Company is not in default or violation (and no event has occurred and is continuing that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to have a Material Adverse Effect. The transactions contemplated hereby will not have a material adverse effect on any such Permit.

        3.14    Legal Proceedings.

        Except as set forth on Schedule 3.14, as of the date hereof, there are no material legal proceedings pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity.

        3.15    Insurance.

        Schedule 3.15 lists all material insurance policies and fidelity bonds for the current policy year maintained by the Company as of the date hereof, with respect to the Business (the "Policies"). Except as set forth on Schedule 3.15, to the Knowledge of the Company, no Company is in material default with respect to the Policies, and to the Knowledge of the Company, the Company has not received any written notice of a cancellation with respect to any of the Policies. There are no claims by the Company under any of the Policies or bonds pending for amounts in excess of $250,000. All premiums with respect to the Policies covering all periods up to and including the date of this Agreement have or will be paid as of the Closing Date.

        3.16    Absence of Certain Changes and Events.

        As of the date hereof and since the Balance Sheet Date (i) the Company has conducted its business only in the ordinary course of business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

        3.17    Material Contracts.

          (a)   Schedule 3.17(a) contains a list of each of the following written Contracts to which the Company is a party or by which it is bound as of the date hereof ("Material Contracts"), a copy of which has been made available to the Parent:

              (i)  all Contracts (other than the Leases listed on Schedule 3.7(b)) that the Company reasonably anticipate will, in accordance with their terms, involve aggregate payments by the Company of more than $250,000 within the twelve (12) month period following the date hereof and that are not cancelable by the Company without Liability on less than ninety (90) days' notice to the other Party thereto;

             (ii)  all Contracts for the lease of personal property by the Company, anticipated to involve annual payments in excess of $250,000 by the Company and not cancelable without Liability on less than ninety (90) days' notice to the lessor;

            (iii)  all Contracts that provide for the employment of any director, officer, employee or other Person on a full-time, part-time, consulting or other basis providing for payment by the Company in excess of $100,000 to any Person;

            (iv)  all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

             (v)  all Contracts relating to the making of any loans or guarantees to, or any capital contribution or other investment in, any Person, in each case involving amounts in excess of $100,000 but excluding Customer Loans;

            (vi)  all Contracts entered into after December 31, 2014 relating to the sale or purchase by the Company of any properties, assets or business operations of any Person for a price in excess of $100,000;

           (vii)  all joint venture agreements providing for the sharing of profits; and

          (viii)  all Contracts with or on behalf of any Related Party.

          (b)   As of the date hereof, each Material Contract is valid and binding on the Company and, to the Company's Knowledge, on the other parties thereto, and is in full force and effect. The Company is not in material breach of, or material default under, any Material Contract and, to the Company's Knowledge, no other party to any Material Contract is in material breach thereof or material default thereunder. The Company has made available to the Parent correct and complete copies of all Material Contracts, together with all modifications or supplements thereto. Except as set forth on Schedule 3.17(b), the Company has not received written notice, and does not have Knowledge, that any Material Contract is not to be renewed upon current expiration of the term stated therein, if applicable.

        3.18    Labor Relations.

          (a)   The Company is not a party to any labor or collective bargaining agreement.

          (b)   There are no (i) strikes, work stoppages, work slowdowns or lockouts existing or, to the Company's Knowledge, threatened in writing against or involving employees, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Company's Knowledge, threatened in writing by or on behalf of any employee or group of employees, except in each case would not reasonably be expected to have a Material Adverse Effect.

          (c)   Schedule 3.18(c) contains a true, complete and correct list as of the date hereof of: (i) all employees whose base salary is in excess of $150,000 or whose aggregate wages (on an annualized basis through the Balance Sheet Date) exceed $250,000, (ii) the rate of base salary or hourly wage compensation as of the date hereof of the employees described in clause (i) of this subsection (c), and (iii) all severance, termination, release, settlement or similar agreements, letters, memos or arrangements with former directors and senior executives who have departed within one (1) year prior to the date hereof (copies of which have been made available to Parent prior to the date hereof), and all severance agreements with former employees of the Company to the extent any Liabilities of the Company remain outstanding thereunder as of the date of this Agreement.

          (d)   Except as set forth in Schedule 3.18(d), attached hereto or as otherwise disclosed in writing to the Parent, the Company is and, to the Company's Knowledge has been during the three (3) years prior to the Effective Time, in compliance with all material Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, classification of employees, child labor, immigration, employment discrimination, disability rights or benefits, whistleblower protections, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance, except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

          (e)   The representations and warranties set forth in this Section 3.18 are the sole and exclusive representations and warranties pertaining or relating to employment and labor matters, and no other representation or warranty set forth herein shall be read or construed as to address employment or labor matters.

        3.19    Intellectual Property.

        Schedule 3.19 lists all Registered IP as of the date hereof. Except as set forth on Schedule 3.19, all such Registered IP is owned solely by the Company. Schedule 3.19 sets forth a complete list of all licenses to Intellectual Property to which the Company is a party as of the date hereof (the "Licenses"), excluding non-exclusive licenses to "off the shelf" or commercially available software. As of the date hereof, such Licenses are in full force and effect and no material default exists on the part of the Company or, to the Knowledge of the Company, on the part of the other parties thereto. To the Knowledge of the Company, the conduct of the Company's business as it is currently conducted does not infringe or misappropriate the Intellectual Property existing as of the date hereof of any third party. To the Knowledge of the Company, as of the date hereof, there are no current or threatened claims by any third party that the Company has infringed, violated or misappropriated the Intellectual Property of such third party. To the Knowledge of the Company, as of the date hereof, there is no continuing infringement, violation or misappropriation by any third party of any Intellectual Property owned by or exclusively licensed to the Company.

        3.20    Related Party Transactions.

        Except for Convertible Notes held by Related Parties or from transactions and arrangements as set forth on Schedule 3.20 (each a "Related Party Transaction"), no Related Party (i) has borrowed money from or loaned money to the Company that is currently outstanding or, to the Company's Knowledge, otherwise has any cause of action or claim against the Company, (ii) has any ownership interest in any property, real or personal or mixed, tangible or intangible, or asset used by the Company in the conduct of its business, or (iii) is a party to any Contract or is engaged in any ongoing transaction with the Company.

        3.21    Customer Loans.

        All currently outstanding loans of, or current extensions of credit by, the Company to customers of the Company (individually, a "Customer Loan," and collectively, the "Customer Loans") are adequately documented and, to the Knowledge of the Company, each note evidencing a Customer Loan, or loan or credit agreement or security instrument related to the Customer Loans constitutes a valid, legal and binding obligation of the customer thereunder, enforceable in accordance with the terms thereof, except where the failure thereof would not, individually or in the aggregate, have a Material Adverse Effect. There are no oral modifications or amendments or additional agreements related to the Customer Loans that are not reflected in the Company's records, no claims of defense as to the enforcement of any Customer Loan has been asserted, and the Company is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where any of the foregoing would not have, either individually or in the aggregate, a Material Adverse Effect. The Company currently maintains an allowance for loan losses allocable to the Customer Loans which complies with applicable loan loss reserve requirements established in accordance with GAAP. Except as disclosed in Schedule 3.21, none of the Customer Loans are presently serviced by third parties, and there is no obligation which could result in any Customer Loan becoming subject any third-party servicing.

        3.22    Indebtedness.

        Except for the Convertible Notes or as described on Schedule 3.22, the Company has no Indebtedness outstanding.

        3.23    Taxes.

        Except as set forth on Schedule 3.23:

          (a)   The Company has timely filed all income Tax Returns and all other material non-income Tax Returns and reports required to be filed by it, and all Taxes shown thereon as owing have been paid or reserved for. Any requests for extensions to file such Tax Returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, and the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements. All material Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority. There are no Liens for Taxes upon the Company's assets, other than Permitted Encumbrances.

          (b)   None of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority within the past three (3) years, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, threatened. The Company has not waived any statute of limitation with respect to any material Tax or agreed to any extension of time with respect to a material Tax assessment or deficiency that remains outstanding.

          (c)   The Company has not been a member of a Consolidated Group (other than a Consolidated Group the common parent of which is the Company) since 2001.

          (d)   The representations and warranties set forth in this Section 3.23 are the sole and exclusive representations and warranties hereunder pertaining or relating to Tax matters, and no other representation or warranty set forth herein shall be read or construed so as to address Tax matters.

        3.24    Authority to Act.

        Upon due execution and delivery of the Letters of Transmittal, the Representative appointed hereby will have due authority to act in such capacity on behalf of the Securityholders for the purposes contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE PARENT, BANK AND THE MERGER SUB

        The Parent, Bank and Merger Sub hereby represent and warrant to the Company, except as set forth in a Schedule corresponding in number to the applicable section of this Article IV (provided that any item disclosed on any Schedule shall be deemed to be fully disclosed with respect to all other representations and warranties and Schedules under which such item may be relevant as and to the extent it is reasonably apparent on the face of such Schedule that such item applies to such other Schedule):

        4.01    Organization and Power.

        The Parent is a duly organized corporation, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Bank is a duly organized trust company, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to the knowledge of the Parent, the Bank, and the Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either of the Parent, Bank or Merger Sub.

        4.02    Authorization.

        The execution, delivery and performance of this Agreement by the Parent, Bank and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. Without limiting the foregoing, no approval of the holders of Parent Common Stock is required in connection with the execution of this Agreement or the performance by Parent of its obligations hereunder (including, without limitation, the payment of the Stock Consideration) under the organizational documents of Parent, the rules and regulations of the NYSE or otherwise. This Agreement has been duly executed and delivered by the Parent, Bank and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent, Bank and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

        4.03    No Violation.

        Subject to (i) the filing of the Articles of Merger with the Massachusetts Secretary of the Commonwealth and (ii) compliance with and filings under federal and Massachusetts banking law and the HSR Act and any other applicable Antitrust Law, neither the Parent, Bank nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, that would be breached or violated in any material respect by the Parent's, Bank's or the Merger Sub's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        4.04    Governmental Consents, etc.

        Except for (i) the applicable requirements of the HSR Act and any other Antitrust Law (ii) the filing of the Articles of Merger with the Massachusetts Secretary of the Commonwealth, (iii) the filing of a supplemental listing application for the listing of the Parent Common Stock to be issued in the Merger on the NYSE, (iv) the filing with the SEC of (a) the Merger Registration Statement and (b) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, and (v) the applicable requirements of federal and Massachusetts banking law, neither the Parent, Bank nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent, the Bank or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        4.05    Litigation.

        Except as disclosed in the Parent SEC Reports, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (a) that involves a Governmental Entity, including any federal or state banking regulator with the statutory authority to regulate the Bank, or (b) that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries' businesses or, or after the Effective Time, Parent's or any of its Subsidiaries' businesses, or (ii) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

        4.06    Brokerage.

        There are or will be no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent, the Bank or the Merger Sub.

        4.07    Purpose.

        The Merger Sub is a newly organized limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Bank.

        4.08    Solvency.

        Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company shall be able to pay its debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Surviving Company.

        4.09    Reserved.

        4.10    Financing.

        The Parent, Bank and the Merger Sub will have on the Closing Date, funds sufficient to fund all of the cash amounts required to be provided for the consummation of the transactions contemplated hereby, including, without limitation, the Cash Consideration and cash in lieu of fractional shares are sufficient for the satisfaction of all of the Parent's, Bank's and the Merger Sub's obligations under this Agreement.

        4.11    Stock Consideration

        The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

        4.12    Capitalization.

        The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock" and collectively with the Parent Common Stock, the "Parent Stock"). As of May 20, 2015, there were (i) 29,517,572 shares of Parent Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,193,471 shares of Parent Common Stock held by Parent as treasury stock, and (iii) no shares of Parent Preferred Stock outstanding. Except as disclosed in Schedule 4.12, the Bank does not own, of record or beneficially, any shares of Parent Stock, other than shares held as treasury stock. Neither Parent nor any of its Subsidiaries has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Parent, or any other security of Parent or a Subsidiary of Parent or any securities representing the right to vote, purchase or otherwise receive any capital stock of Parent or a Subsidiary of Parent or any other security of Parent or any Subsidiary of Parent, other than shares of Parent Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by Parent. As of the date hereof, Parent has outstanding options to acquire 271,105 shares of Parent Common Stock at a weighted average exercise price of $21.09 per share. All shares of Parent Common Stock issuable pursuant to option plans maintained by Parent will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

        4.13    SEC Documents.

        Since January 1, 2015, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings ("Parent SEC Reports") required to be filed by it with the SEC. As of their respective dates, the Parent SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Parent has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Parent SEC Reports.

        4.14    Internal Controls.

          (a)   The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

          (b)   Parent's management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and to the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

          (c)   Since December 31, 2014, (i) neither Parent nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

        4.15    Financial Statements.

          (a)   The financial statements of Parent and its subsidiaries included or incorporated by reference in the Parent SEC Reports (including the related notes, where applicable, the "Parent Financial Statements") (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth therein (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal or accounting requirements and reflect only actual transactions.

          (b)   At the date of the most recent consolidated statement of financial condition included in the Parent Financial Statements, neither Parent nor any of its Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Parent Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

ARTICLE V

COVENANTS OF THE COMPANY

        5.01    Conduct of the Business.

        From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01, (ii) if the Bank shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as otherwise contemplated by this Agreement, (1) the Company shall use its commercially reasonable efforts to conduct its business in the ordinary course of business; provided that, notwithstanding the foregoing or clause (2) of this Section 5.01, the Company may use available cash to repay any Indebtedness or to make cash dividends on or prior to the Closing; and (2) the Company shall not:

          (a)   except for the conversion of Convertible Notes, or for issuances of replacement certificates for shares of Company Stock or for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver any of its equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

          (b)   effect any recapitalization, reclassification, equity split or like change in its capitalization;

          (c)   materially amend its Organizational Documents;

          (d)   make any redemption or purchase of its equity interests (other than with respect to the repurchase of Company Stock from former employees of the Company pursuant to existing agreements or any Company Employee Benefit Plan);

          (e)   sell, assign or transfer any material portion of its tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;

          (f)    materially amend or voluntarily terminate any Material Contract other than in the ordinary course of business;

          (g)   make any material capital investment in, or any material loan to, any other Person, except for Customer Loans or in the ordinary course of business or pursuant to any existing agreement or as reflected in the Company's current budget;

          (h)   make any material capital expenditures or commitments therefor, except (I) in the ordinary course of business and (II) for such capital expenditures or commitments therefor that are reflected in the Company's current budget;

          (i)    enter into any other material transaction with any of its directors, officers and employees outside the ordinary course of business, except pursuant to any agreement set forth on the Disclosure Schedules;

          (j)    except in the ordinary course of business and consistent with past practice or as required under the terms of any Company Employee Benefit Plan, (A) increase salaries, bonuses or other compensation and benefits payable by the Company to any of its employees, officers, directors or other service providers; (B) increase the benefits under any Company Employee Benefit Plan; (C) terminate or amend any Company Employee Benefit Plan, except to the extent required by applicable law; (D) adopt any arrangement for the current or future benefit or welfare of any officer or employee of the Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof; or (E) hire or promote any employee, except pursuant to offers of employment outstanding as of the date hereof or as may be mutually agreed to in good faith by Parent and Company;

          (k)   settle any Action if (A) the amount payable by the Company in connection therewith would exceed $250,000 or (B) such settlement would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of the Company;

          (l)    make or change any material election in respect of Taxes or material accounting policies of the Company, in each case unless required by Law or GAAP, except as contemplated by the Agreement; or

          (m)  enter into or, except as may be required by law, modify any pension, retirement, stock option, stock appreciation right, deferred compensation, supplemental retirement, consulting, employment agreement, change in control agreement, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice.

        Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Closing.

        5.02    Access to Books and Records.

        Subject to Section 6.07 and reasonable rules, regulations and policies of the Company and any applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall afford Parent, Bank and their representatives reasonable access, during regular business hours and upon reasonable advance notice, to the offices, properties, senior personnel specified by the Company and financial books and records of the Company in order for the Parent and Bank to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, access to such employees will only be available upon reasonable notice to the Company to the attention of David S. Cohen and at such times and places as he shall determine in his reasonable discretion. Any access shall be conducted (a) under the supervision of the Company's personnel, (b) subject to all of the standard protocols and procedures of the Company, including the requirement that visitors be escorted at all times, (c) subject to any additional procedures required by any landlord, and (d) in such a manner as does not unreasonably interfere with the normal operations of the Company. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the

Company is bound, or violate any applicable Law. All such access shall be at the risk of the Parent, the Bank and their representatives and agents, and in connection therewith, the Parent and Bank hereby agree to indemnify and hold harmless the Company and its Securityholders, directors, officers, employees, agents and representatives with respect to any Losses resulting from or arising out of such access. The Parent and Bank acknowledge that the Parent and Bank are and remain bound by the Confidentiality Agreement between the Parent, Bank and the Company dated January 26, 2015 (the "Confidentiality Agreement").

        5.03    Further Assurances.

        The Company, and following the Effective Time, the Representative shall use its or his commercially reasonable efforts to (i) take all actions necessary to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the transactions contemplated by this Agreement. The Parties acknowledge and agree that nothing contained in this Section 5.03 shall limit, expand or otherwise modify in any way any efforts standard or time period explicitly applicable to any of the Company's obligations under this Agreement.

        5.04    Exclusive Dealing.

        During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company and the Representative shall not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Parent, Bank and their respective representatives and other communications solely to the extent required in connection with the transactions contemplated hereby) concerning any purchase of a majority of the outstanding Company Stock or any merger, sale of substantially all of the assets of the Company or similar transactions involving the Company (other than assets sold in the ordinary course of business) (each such transaction, an "Acquisition Transaction"). The Company and the Representative shall cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and the Parent's Representative) conducted heretofore with respect to any Acquisition Transaction.

        5.05    Notification.

        From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Company has knowledge of any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall disclose such breach in writing to the Parent and the Bank. Notwithstanding any provision in this Agreement to the contrary, unless the Parent and the Bank provide the Company with a termination notice within five (5) days after disclosure of such breach by the Company (which termination notice may only be delivered if the Parent is entitled to terminate this Agreement pursuant to Section 9.01(c)), the Parent and Bank shall be deemed to have waived (i) their right to terminate this Agreement, (ii) their right to prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.01(a) or Section 7.01(b) and (iii) any rights to indemnification with respect to such breach pursuant to Article VIII.

ARTICLE VI

COVENANTS OF THE PARENT AND BANK

        6.01    Access to Books and Records.

        From and after the Closing until the applicable statute of limitation period with respect to each year prior to the Closing Date, the Parent and the Bank shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Company with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Taxes, Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Representative, the Parent and the Bank shall not, and shall not permit the Surviving Company or its Subsidiaries to, for six (6) years, destroy, alter or otherwise dispose of any of the books and records of the Company or Surviving Company relating to the foregoing matters for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof that the Parent, the Bank or Surviving Company may intend to destroy, alter or dispose of.

        6.02    Notification.

        From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Parent, the Bank or the Merger Sub has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, the Parent shall disclose in writing to the Company such breach. Notwithstanding any provision in this Agreement to the contrary, unless the Company provides the Parent with a termination notice within five (5) days after disclosure of such breach by the Parent, the Bank or the Merger Sub (which termination notice may only be delivered if the Company is entitled to terminate this Agreement pursuant to Section 9.01(d)), the Company shall be deemed to have waived (i) its right to terminate this Agreement, (ii) its right to prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.02(a) or Section 7.02(b) and (iii) any rights to indemnification with respect to such breach pursuant to Article VIII.

        6.03    Indemnification of Officers and Directors of the Company.

          (a)   From and after the Closing, the Bank shall, and shall cause the Surviving Company and its Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a the Company (each, a "D&O Indemnified Party"), against all Losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any Action or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to its organizational documents and indemnification agreements, if any, in existence on the date hereof with any D&O Indemnified Party.

          (b)   For a period of six (6) years after the Closing and at all times subject to applicable Law, (i) the Bank shall not (and shall not cause or permit the Surviving Company or its Subsidiaries to)

  amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of either Surviving Company or its Subsidiaries and (ii) the Bank shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by or on behalf of the Company as of the date hereof (provided that the Bank may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or prior to the Closing. Notwithstanding the foregoing, prior to the Closing and in satisfaction of the Bank's foregoing obligations under this Section 6.03, the Bank or the Surviving Company shall be permitted to purchase (at the Bank's expense, and without duplication) a six (6) year "tail" prepaid directors' and officers' liability insurance policy (the "D&O Tail"), effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 6.03(b); provided, however, that in no event shall the Bank be required to expend for such "tail" policy a premium amount in excess of an amount equal to 175% of the annual premiums paid by the Company for D&O Insurance in effect as of the date of this Agreement. From and after the Closing, the Bank shall (and/or shall cause the Surviving Company or its Subsidiaries to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof. In connection with the foregoing, the Company agrees, in order for the Bank to fulfill its agreement, to provide the insurance carrier with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

          (c)   The Parent and the Bank agree to pay, or to cause the Surviving Company or any of its Subsidiaries to pay, all expenses, including attorneys' fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03.

          (d)   If the Parent, the Bank or the Surviving Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Parent or Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Parent, the Bank or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

          (e)   With respect to any indemnification obligations of the Parent, the Bank and/or the Surviving Company pursuant to this Section 6.03, each of the Parent and the Bank hereby acknowledges and agrees (i) that it and the Surviving Company shall be the indemnitors of first resort with respect to all indemnification obligations of the Parent, the Bank and/or the Surviving Company pursuant to this Section 6.03 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

          (f)    The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Parent, the Bank and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

        6.04    Regulatory Filings.

          (a)   The Bank shall, promptly (and in any event within twenty (20) Business Days) after the date hereof, (i) make or cause to be made all applicable filings and submissions as required under federal and Massachusetts law and under the HSR Act (and any other applicable Antitrust Laws) in connection with the consummation of the transactions contemplated herein (which filings and submissions shall seek early termination if made pursuant to the HSR Act (and the equivalent, if available, with respect to any such other applicable Antitrust Laws)) and (ii) provide or cause to be provided the notices or filings set forth on Schedule 6.04(ii). The Bank shall be responsible for all filing fees to the Commonwealth of Massachusetts and under the HSR Act and under any other applicable Antitrust Laws.

          (b)   Parent, Bank and the Company will cooperate with the other and use reasonable best efforts to promptly prepare and file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations under federal and Massachusetts law necessary to consummate the transactions contemplated by this Agreement. Parent, Bank and the Company will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of the Parent, Bank or the Company to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall have the right to review and approve in advance all information relating to the Company set forth in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Parent, Bank and the Company shall each furnish to the other for review a copy of each filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to filing. Each of Parent, Bank and the Company will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, that Parent, Bank and the Company shall not be required to comply with any condition that would result in a Material Adverse Effect on Parent, Bank or the Company.

          (c)   Without limiting the generality of the foregoing, if a suit or other Action is threatened or instituted by any Governmental Entity or any other Person challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Parent, Bank and the Merger Sub shall use their reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or Action and shall afford the Company a reasonable opportunity to participate therein. The Parent and Bank shall diligently assist and cooperate with the Company in preparing and filing any and all written communications that are to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third-party consents, waivers, authorizations or approvals that may be required to be obtained by the Company in connection with the transactions contemplated hereby, which assistance and cooperation shall include: (i) timely furnishing to the Company all information concerning the Parent, the Bank and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (ii) promptly providing the Company with copies of all written communications to or from any Governmental Entity relating to any Antitrust Law; provided that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; and provided, further, that portions of such copies that are competitively sensitive may be designated as "outside antitrust counsel only"; (iii) keeping the Company reasonably informed of any communication received or given in connection with any proceeding by the Parent, the Bank or the Merger Sub regarding the

  Merger; and (iv) permitting the Company to review and incorporate such Company's reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act, in each case regarding the Merger. Neither the Parent, the Bank nor the Merger Sub, on one hand, nor the Company, on the other hand, shall initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under the HSR Act without giving the other Party, as applicable, reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion.

          (d)   Parent agrees (i) to file any supplemental listing application, or other applicable notification form as required, for the listing on the NYSE of the shares of Parent Common Stock to be issued in connection with the Merger and (ii) at all times from the date of this Agreement until the Stock Consideration has been paid in full to reserve a sufficient number of shares of Parent Common Stock to fulfill its obligations under this Agreement.

        6.05    Proxy Statement/Prospectus; Merger Registration Statement

          (a)   For the purposes (i) of registering Parent Common Stock to be offered to holders of Company Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the Company Stockholders Meeting, Parent shall draft and prepare, and Company shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and (to the extent applicable) the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form delivered by the Company to the Company stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus"). Parent shall provide the Company and its counsel with appropriate opportunity to review and comment on the Proxy Statement/Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Parent shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Parent and the Company shall use reasonable best efforts to cause the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be. Each of Parent and the Company shall furnish all information concerning itself and its Subsidiaries, as applicable, as the other party may reasonably request in connection with the preparation of the Merger Registration Statement or which may be required under applicable Law. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the Company prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement, and shall provide the Company with copies of all correspondence between Parent its Representatives on the one hand and the SEC and its staff of the other hand. The Parent shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly deliver the Proxy Statement/Prospectus to the holders of Company Stock as of the record date set for the Company Stockholders Meeting. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Stock as may be reasonably requested in connection with any such action. If Parent or the Company become aware of any information that, pursuant to the Securities Act or (to the extent applicable) the Exchange Act, should be disclosed in an amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in delivering such amendment or supplement to the applicable Securityholders. Notwithstanding anything to the contrary stated above, prior to filing and delivery, as applicable, of the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or delivering such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties.

          (b)   Parent shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Parent will advise the Company promptly after Parent receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Parent Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Parent will provide the Company with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as the Company may reasonably request.

          (c)   The Company and Parent shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall cooperate with Parent in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and Parent shall promptly file an amended Merger Registration Statement with the SEC, and the Company and Parent shall deliver an amended Proxy Statement/Prospectus to the Securityholders as of the record date set forth the Company Stockholders Meeting.

        6.06    Further Assurances.

        The Parent, Bank and the Merger Sub and their Affiliates shall use commercially reasonable efforts to (a) take all actions necessary to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. The Parties acknowledge and agree that nothing contained in this Section 6.06 shall limit, expand or otherwise modify in any way any efforts standard or time period explicitly applicable to any of the Parent's, the Bank's, the Merger Sub's and their Affiliates' obligations under this Agreement.

        6.07    Contact with Customers and Suppliers.

        The Parent, Bank and the Merger Sub each hereby agree that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers, vendors or suppliers of the Company without the prior consultation with and written approval of the Chief Executive Officer of the Company; provided, however, that this Section 6.07 shall not prohibit any contacts by the Parent, Bank, or their respective representatives with the customers, providers, service providers, vendors or suppliers of the Company in the ordinary course of business consistent with past practice and unrelated to the transactions contemplated hereby.

        6.08    Employee Matters.

          (a)   During the period beginning on the Closing Date and ending twelve (12) months thereafter, the Parent: (i) shall not, without the consent of David S. Cohen (which consent may not be unreasonably withheld, conditioned or delayed), in his capacity as Chief Executive Officer of the Surviving Company, (A) terminate for a reason other than cause the employment of any employee of the Company who continues to be employed by such Surviving Company (each, a "Continuing Employee" and collectively, the "Continuing Employees"), (B) reassign, modify or alter the responsibilities of the Continuing Employees or the reporting relationships or organizational structure among the Continuing Employees, in each case as in effect immediately prior to the Closing Date, or (C) subcontract or outsource the responsibilities of the Continuing Employees so as to be performed by third parties; (ii) shall provide, or shall cause the Surviving Company to provide, each Continuing Employee with (A) at least the same salary or hourly wage rate, as provided to such Continuing Employee immediately prior to the Closing Date; provided, however, that the cash value of any incentive compensation opportunities accrued as of the Closing Date, which is estimated in Schedule 6.08(a), shall be paid to applicable Company employees at the Closing Date, and (B) employee benefits that are no less favorable in the aggregate than the employee benefits provided under Parent's employee benefit plans to similarly situated employees. Each Continuing Employee will participate in the Bank's incentive compensation opportunities on the same terms as similarly situated Bank employees effective as of the Closing Date. Without limiting the generality of the foregoing (and for the avoidance of doubt, subject to the consent of David S. Cohen referenced in clause (i)), the Parent shall provide, or shall cause the Surviving Company to provide, severance pay and benefits to any Continuing Employee whose employment is involuntarily terminated during the period beginning on the Closing Date and ending twelve (12) months thereafter on terms and in amounts no less favorable, in the aggregate, as listed in Schedule 6.08.

          (b)   The Parent further agrees that, from and after the Closing Date, the Parent shall, and shall cause the Surviving Company to, grant all Continuing Employees credit for any service with the Company (or predecessor employers to the extent the Company provides such past service credit) earned prior to the Closing Date for eligibility and vesting purposes, including Time-Off accruals in the calendar year in which the Closing Date occurs (but not for purposes of other benefit accruals), under any benefit or compensation plan, program, agreement or arrangement in which Continuing Employees commence to participate on or after the Closing Date (collectively, the "New Plans") to the same extent such service was recognized as of immediately prior to the Closing Date by the Company under an analogous Company Employee Benefit Plan, except as would result in duplication of benefits. In addition, the Parent shall, and shall cause the Surviving Company to, (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans in which Continuing Employees commence participation during the year in which the Closing Date occurs to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan as of the date on which commencement of participation in such New Plan begins, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the plan year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such New Plan year of initial participation. The Parent shall, or shall cause the Surviving Company to, honor all accrued but unused vacation, paid-time off, personal and sick days ("Time-Off") of Continuing Employees during the year in which the Closing Date occurs, and in subsequent years the Continuing Employees shall receive the same Time-Off as similarly situated employees of Parent and Bank; provided, however, that the cash value of all Time-Off accrued before the calendar year in which the Closing Date occurs shall be paid to Company employees at the Closing Date.

          (c)   Nothing contained in this Section 6.08, express or implied, is intended to constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan or other benefit or compensation plan, program, agreement or arrangement. Further, this Section 6.08 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.08 or be construed as an amendment, waiver or creation of any benefit or compensation plan, program, agreement, contract, policy or arrangement.

          (d)   The Company shall adopt such Board resolutions and take such other action as Bank may reasonably request to cause the Company 401(k) Plan to be terminated immediately prior to the Effective Time (the "Plan Termination Date") and the accounts of all participants and beneficiaries in the 401(k) Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. The Company shall provide Bank with a copy of the resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms. The Surviving Company shall take all other actions necessary to complete the termination of the 401(k) Plan, including filing a Final Form 5500, that arise after the Effective Time. The Bank agrees, to the extent permitted by applicable law, to permit 401(k) Plan participants who become Continuing Employees to roll over their account balances in the 401(k) Plan to the Berkshire Bank 401(k) Plan. Notwithstanding anything in this section to the contrary, employees of the Company who continue employment with the Surviving Company immediately following the Effective Time shall be eligible as of the Effective Time to participate in the Berkshire Bank 401(k) Plan; it being agreed that there shall be no gap in participation in a 401(k) Plan.

          (e)   Prior to the execution of this Agreement, Parent shall provide an Executive Compensation Proposal to each of those individuals named in Schedule 6.08(e) indicating Parent's offer of employment to such individuals in exchange for the cancellation of their current employment agreements, and an Executive Compensation Proposal shall set forth the method in which his or her rights under the employment agreements will be terminated and superseded. The Company, prior to the execution of this Agreement, shall use its reasonable best efforts to obtain the written consent from each of the individuals covered by an Executive Compensation Proposal. The forms of such proposals are set forth in Schedule 6.08(e).

        6.09    Financing.

          (a)   The Parent, Bank and the Merger Sub acknowledge and agree that the Company and its representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that the Parent, Bank and the Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided by the Company in connection with such financing, and that the Parent, Bank and the Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any such financing and any information utilized in connection therewith, except for such information provided by the Company or its representatives to the Parent, Bank or Merger Sub.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, (i) each of the Parent, Bank and the Merger Sub acknowledges and agrees that the obtaining of any third party financing or any alternative financing is not a condition to the Closing and (ii) the Parent's, the

  Bank's and the Merger Sub's breach of any of its representations and warranties in Section 4.10, the Parent's, Bank's or the Merger Sub's breach of any of their respective obligations under this Section 6.09, the failure, for any reason, of the Parent, Bank and the Merger Sub to have sufficient cash available on the Closing Date to pay the Cash Consideration and cash in lieu of fractional shares in accordance with Article II on the Closing Date, in each case, shall constitute an intentional breach of this Agreement by the Parent, Bank and the Merger Sub.

ARTICLE VII

CONDITIONS TO CLOSING

        7.01    Conditions to the Parent's, the Bank's and the Merger Sub's Obligations.

        The obligations of the Parent, the Bank and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent, the Bank and the Merger Sub in writing) of the following conditions as of the Closing Date:

          (a)   The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct as of the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any "materiality," "material" or "Material Adverse Effect" qualifier set forth therein) as of the Closing Date (or express earlier date) would not have a Material Adverse Effect;

          (b)   The Company shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent the failure to so perform and comply would not have a Material Adverse Effect;

          (c)   The Merger shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the MBCA and the Organizational Documents (the "Stockholder Approval");

          (d)   The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws set forth on Schedule 7.01(d) shall have expired or been terminated;

          (e)   (i) All Massachusetts and Federal banking regulatory approvals required to consummate the transactions contemplated by this Agreement and (ii) all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which in the case of this clause (ii) to obtain would reasonably be expected to have a Material Adverse Effect with respect to the Parent, the Bank or the Company shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired;

          (f)    Reserved;

          (g)   No judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

          (h)   The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the state securities or "blue sky" laws of any state, shall not be subject to a stop order of any state securities commissioner;

          (i)    The Company shall have delivered to the Parent and the Bank each of the following:

              (i)  a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and 7.01(b) have been satisfied;

             (ii)  certified copies of resolutions of the requisite stockholders of the Company for the Stockholder Approval approving the consummation of the transactions contemplated by this Agreement;

            (iii)  a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that such Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code; and

            (iv)  certified copies of resolutions duly adopted by the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

          (j)    The Adjustment Escrow Agreement shall have been executed and delivered by the Representative and the Escrow Agent;

          (k)   The Parent shall have received the Executive Compensation Proposals executed by the counterparties thereto at or prior to the Closing Date (to take effect upon consummation of the Merger), and such Executive Compensation Proposals shall be in full force and effect; and

          (l)    Parent shall have received from the Securityholders listed on Schedule 7.01(l) agreements reasonably restricting the sale of their shares of Parent Common Stock in the amounts and for the periods specified therein.

        If the Closing occurs, all Closing conditions set forth in this Section 7.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parent and the Merger Sub.

        7.02    Conditions to the Company's Obligations.

        The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

          (a)   The representations and warranties of the Parent, Bank and the Merger Sub contained in Article IV shall be true and correct as of the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any "materiality," "material" or "Material Adverse Effect" qualifier set forth therein) as of the Closing Date (or express earlier date) would not have a Material Adverse Effect;

          (b)   The Parent, Bank and the Merger Sub shall have performed and complied in all material respects with all obligations, covenants and required to be performed by them under this Agreement at or prior to the Closing;

          (c)   The Stockholder Approval shall have been obtained;

          (d)   The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws set forth on Schedule 7.01(d) shall have expired or been terminated;

          (e)   All (i) Massachusetts and Federal banking regulatory approvals required to consummate the transactions contemplated by this Agreement and (ii) all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which in the case of clause (ii) to obtain would reasonably be expected to have a Material Adverse Effect with respect to the Parent, the Bank or the Company shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired;

          (f)    Reserved;

          (g)   No judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

          (h)   The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the state securities or "blue sky" laws of any state, shall not be subject to a stop order of any state securities commissioner;

          (i)    The shares of Parent Common Stock representing the Stock Consideration to be paid in the Merger shall have been authorized for listing, subject to official notice of issuance, on the NYSE;

          (j)    The Parent and the Bank shall have delivered to the Company each of the following:

              (i)  a certificate of an authorized officer of the Parent, the Bank and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and 7.02(b), as they relate to such entity, have been satisfied;

             (ii)  certified copies of resolutions of the requisite holders of the voting equity interests of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

            (iii)  certified copies of the resolutions duly adopted by the Boards of Directors or Managers, as the case may be, of the Parent, Bank and the Merger Sub authorizing the execution, delivery and performance of this Agreement; and

          (k)   The Adjustment Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent.

        If the Closing occurs, all closing conditions set forth in this Section 7.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VIII

INDEMNIFICATION

        8.01    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.

        The representations and warranties of the Company contained in Article III and of the Parent, the Bank and the Merger Sub contained in Article IV shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date; provided that the representations and warranties set forth in, with respect to the Company, Sections 3.01 (Organization and Good Standing), 3.03 (No Conflict) and 3.04 (Capitalization) and, with respect to the Parent, the Bank and the Merger Sub, Sections 4.01 (Organization and Power), 4.02 (Authorization), 4.03 (No Violation) and 4.07 (Purpose) (collectively, the "Fundamental Representations") shall survive until the third (3rd) anniversary of the Closing Date; provided further that the covenants of the parties to be performed following the Closing shall survive indefinitely or for the period specifically stated therein (the applicable date as set forth in this sentence, "Survival Date"). No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the applicable Survival Date ; provided that the Parties acknowledge and agree that any claim (and only such claim, but not the related representations, warranties, covenants or agreements) for indemnification in respect of any breach of any representation, warranty, covenant or agreement contained herein that is made in writing in accordance with the terms of this Article VIII on or prior to the Survival Date (if any) as specified herein shall survive the Survival Date until the final resolution thereof.

        8.02    Indemnification for the Benefit of the Parent Indemnified Parties.

        From and after the Closing (but subject to the provisions of this Article VIII), the Parent, Bank and its Affiliates (the "Parent Indemnified Parties") shall be indemnified and held harmless, on a several and not joint and several basis by the holders of Company Stock as of the date of this Agreement, from any Losses suffered or paid by any Parent Indemnified Party as a result or arising out of (a) any willful breach of any representation or warranty of the Company contained in Article III or (b) any non-fulfillment or breach of any material covenant or agreement of this Agreement by the Company that survives the Closing.

        8.03    Indemnification by the Parent for the Benefit of the Securityholders.

        From and after the Closing (but subject to the provisions of this Article VIII) the Securityholders, the Representative and their respective Affiliates (the "Securityholder Indemnified Parties") shall be indemnified and held harmless by the Parent from any Losses suffered or paid by any Securityholder Indemnified Party as a result or arising out of (a) any willful breach of any representation or warranty of the Parent, Bank or the Merger Sub contained in Article IV or (b) any non-fulfillment or breach of any material covenant or agreement of this Agreement by the Parent, Bank or the Merger Sub that survives the Closing. Unless otherwise directed by the Representative, any indemnification payment to which any Securityholder Indemnified Party shall become entitled pursuant to this Section 8.03 shall be delivered by the Parent to the Representative (on behalf of the Securityholders, and each Securityholder is to be paid based on its Pro Rata Percentage) by wire transfer of immediately available funds to the Representative's account within fifteen (15) days after the date upon which any underlying claims are finally resolved.

        8.04    Limitations on Indemnification.

        The rights of the Parent Indemnified Parties and the Securityholder Indemnified Parties to indemnification pursuant to the provisions of this Article VIII are subject to the following limitations, notwithstanding anything in this Agreement to the contrary:

          (a)   No individual claim for indemnification by any Parent Indemnified Party pursuant to Section 8.02(a) shall be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $50,000 (the "Mini-Basket") (it being understood that any such individual claims for amounts less than the Mini-Basket shall be ignored in determining whether the Deductible (as defined below) has been exceeded and thereafter).

          (b)   No claims for indemnification by any Parent Indemnified Party pursuant to Section 8.02(a) shall be asserted, and no Parent Indemnified Party shall be entitled to recover any Losses in respect of any indemnification claim made pursuant to Section 8.02(a), unless and until the aggregate amount of Losses that would otherwise be payable pursuant to Section 8.02(a) exceeds on a cumulative basis an amount equal to one percent (1%) of the Purchase Price (the "Deductible"), and if the amount of Losses suffered or paid by the Parent Indemnified Parties shall exceed the amount of the Deductible, the Parent Indemnified Parties shall only be permitted to recover the amount of Losses that exceed the Deductible, but subject in all cases to the other terms set forth in this Article VIII; provided, however, that the Deductible shall not apply to Losses suffered or paid by any Parent Indemnified Party as a result of the breach of any Fundamental Representations of the Company, it being agreed that, in such circumstances, the applicable Parent Indemnified Party shall, subject to the other limitations set forth in this Article VIII, be entitled to be indemnified and held harmless from the first dollar of such Losses.

          (c)   The maximum Losses indemnifiable pursuant to Sections 8.02 and 8.03 shall be an amount equal to five percent (5%) of the Purchase Price;

          (d)   The amount of any Loss subject to indemnification under Section 8.02 or 8.03 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Loss in the Tax year of the Loss and for any Tax year or period ending before, or that includes, the first anniversary of the indemnity payment for such Loss, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment recoverable by the Indemnitee from any third party with respect thereto. If the Indemnitee receives a Tax Benefit in any such taxable year or period and the amount of the indemnity payment was not previously reduced by the amount of such Tax Benefit (or any portion thereof), the Indemnitee shall promptly pay to the Indemnitor, the amount of such Tax Benefit (or such portion thereof as was not previously taken into account) at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee, but in no event shall the amount of such payment to the Indemnitor exceed the amount of the indemnification payment made to the Indemnitee. For purposes hereof, "Tax Benefit" shall mean, with respect to any Loss subject to indemnity under Section 8.02 or 8.03, an amount by which the Tax liability of a party (or a group of Persons filing a Tax Return that includes such party), with respect to a taxable period, is reduced or reducible as a result of such Loss or the amount of Tax refund that is generated or able to be generated as a result of such Loss, and any related interest received or receivable from any relevant taxing authority. The Indemnitee shall seek full recovery or realization of such Tax Benefit or under all insurance policies or any indemnity, contribution or other similar payment recoverable by the Indemnitee from any third party with respect thereto, in each case to the same extent as such Indemnitee would pursue such recovery or realization if the related Losses were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Indemnitee has been indemnified hereunder, then the Indemnitee shall promptly pay to the Indemnitor, the amount of such recovery, but in no event shall the amount of such payment to the Indemnitor exceed the amount of the indemnification payment made to the Indemnitee; and

          (e)   No Indemnitee shall be entitled to indemnification pursuant to this Article VIII (i) with respect to the Parent Indemnified Parties, (A) to the extent that the Company provided for or recorded a reserve in its books and records with respect to the matter giving rise to the Loss (or any part thereof) in a general category of items or matters similar in nature to the specific items or matters giving rise to such Loss (or part thereof) or (B) with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Tangible Book Value or Transaction Expenses or if the Parent shall have requested an adjustment to Tangible Book Value or Transaction Expenses in the Closing Statement on account of any matter forming the basis for such Loss or alleged Loss, (ii) to the extent that such Loss (or any part thereof) results from or is magnified by the action or inaction of the Indemnitee or any Affiliate thereof, or (iii) the Indemnitee or any Affiliate thereof could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof).

        8.05    Mitigation.

        Each Person entitled to indemnification hereunder shall take, or cause to be taken, all reasonable steps to mitigate all Losses after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. To the extent any Indemnitee has been found by an arbitrator or a court of competent jurisdiction to have failed to satisfy such Indemnitee's obligation to mitigate such Losses, such arbitrator or court shall be permitted to reduce the applicable Indemnitor's indemnification obligation by the portion of such Losses attributable to such failure.

        8.06    Indemnification Procedures; Defense of Third-Party Claims.

          (a)   Any Parent Indemnified Party or Securityholder Indemnified Party making a claim for indemnification under Section 8.02 or 8.03 (an "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") in writing of any pending or threatened claim or demand that the Indemnitee has determined would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnitee, such claim being a "Third-Party Claim"), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided that (i) if the Indemnitee is a Parent Indemnified Party, such notice shall be delivered to the Representative and, as the context may require, references herein to the Indemnitor shall be construed accordingly, but without limitation of the terms set forth in this Agreement, (ii) the Representative shall have the sole and exclusive right and authority to make indemnification claims on behalf of the Securityholders pursuant to the terms hereof and, as the context may require, references herein to the Indemnitee shall be construed accordingly, and (iii) the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent the Indemnitor is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement.

          (b)   Upon receipt of a notice of a Third-Party Claim for indemnification from an Indemnitee pursuant to Section 8.02 or 8.03, the Indemnitor shall be entitled, by notice to the Indemnitee delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim; provided that (x) the Indemnitor shall allow the Indemnitee a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense and (y) subject to the terms of this Article VIII, the Indemnitor shall pay the reasonable fees and expenses of one (1) counsel (plus one (1) local counsel, if required) of the Indemnitee in the event that the Third-Party Claim of which the Indemnitor seeks to assume control involves a claim that outside legal counsel to the Indemnitee has advised the Indemnitee is inappropriate for joint representation because of an actual conflict of interest between the Indemnitee and the Indemnitor with respect to such Third-Party Claim. Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by the Indemnitor, and the Indemnitor shall continue to be entitled to assert any limitation on the Indemnitee's indemnification rights contained herein. If the Indemnitor does not assume the defense and control of any Third-Party Claim pursuant to this Section 8.06(b), the Indemnitee shall be entitled to assume and control such defense, but the Indemnitor may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. The Parent or the Representative, as the case may be, shall, and shall cause each of its Affiliates and representatives to, reasonably cooperate with the Indemnitor in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim. If the Indemnitor has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnitee; provided that such compromise, settlement or judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnitee. No Indemnitee shall consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnitor.

        8.07    Sole and Exclusive Remedy.

          (a)   From and after the Closing, except for (i) the right of a Party to pursue specific performance pursuant to Section 12.19 and (ii) any claim of Fraud or Intentional Breach, the indemnification terms set forth in this Article VIII shall constitute the sole and exclusive remedy of the Parties (and the Parent Indemnified Parties and the Securityholder Indemnified Parties) for (1) any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any exhibit, Schedule or certificate delivered hereunder, and (2) any other matter relating to the Company, the operation of its business, or any other transaction or state of facts relating to the Company regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, and the Parties hereby agree that no Party (and no Parent Indemnified Party or Securityholder Indemnified Party) shall have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Article VIII (and subject to the limitations and terms set forth in this Article VIII).

          (b)   The Parties acknowledge and agree, on their behalf and on behalf of the Parent Indemnified Parties and the Securityholder Indemnified Parties, that from and after the Closing no Indemnitee may avoid the limitation on liability set forth in this Article VIII by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (y) asserting or threatening any claim against any Person that is not a Party for breaches of the representations, warranties, covenants and agreements contained in this Agreement. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the Parties with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Securityholders hereunder.

        8.08    Acknowledgment of the Parent, Bank and the Merger Sub.

          (a)   The Parent, Bank and the Merger Sub acknowledge that they have conducted to their satisfaction an independent investigation and verification of the condition (financial and otherwise), results of operations, assets, liabilities, properties and projected operations of the Company, and in making their determination to proceed with the transactions contemplated by this Agreement, the Parent, Bank and the Merger Sub have relied on the results of their own independent investigation and verification, and the Parent, Bank and the Merger Sub have relied only on the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement (as modified by the Disclosure Schedules hereto, as supplemented or amended). Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Securityholders to the Parent, Bank and the Merger Sub in connection with the transactions contemplated hereby, and the Parent, Bank and the Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Company, or the quality, quantity or condition of the assets of the Company, which are being transferred on an "as is," "where is" basis) are specifically disclaimed by the Company and the Securityholders.

          (b)   In connection with the Parent's, Bank's and the Merger Sub's investigation of the Company, the Parent, Bank and the Merger Sub have received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. The Parent, Bank and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Parent, Bank and the Merger Sub are familiar with such uncertainties and that the Parent, Bank and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Parent, Bank and the Merger Sub hereby acknowledge that neither the Company nor the Securityholders are making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Parent, Bank and the Merger Sub have not relied on any such estimates, projections or other forecasts or plans.

          (c)   The Parent, Bank and the Merger Sub further agree that (i) none of the Company, the Securityholders or any other Person shall have or be subject to any liability to the Parent, Bank or the Merger Sub or any other Person resulting from the distribution or failure to distribute to the Parent, Bank and the Merger Sub, or the Parent's, Bank's or the Merger Sub's use of, any such information, or any information, document or material made available or failed to be made available to the Parent, Bank and the Merger Sub or their Affiliates in certain "data rooms," management presentations, confidential memoranda, break-out sessions or in any other form, including any oral or written statements (or any omissions in any of the foregoing), in expectation of the transactions contemplated by this Agreement, and (ii) the Parent, Bank and the Merger Sub have not relied on any such information.

        8.09    Acknowledgment of the Company.

        The Company acknowledges that it has conducted to its satisfaction an independent investigation and verification of the condition (financial and otherwise), results of operations, assets, liabilities, properties and projected operations of the Parent and Bank, and in making its determination to proceed with the transactions contemplated by this Agreement, the Company has relied on the results of their own independent investigation and verification, and the Company has relied only on those representations and warranties of the Parent, Bank and Merger Sub expressly and specifically set forth in Article IV of this Agreement (as modified by the Disclosure Schedules hereto, as supplemented or amended). Such representations and warranties by the Parent, Bank and Merger Sub constitute the sole and exclusive representations and warranties of such Parties to the Company in connection with the transactions contemplated hereby, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Parent, Bank or Merger Sub) are specifically disclaimed by the Parent, Bank and Merger Sub

        8.10    Tax Treatment of Indemnity Payments

        The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

ARTICLE IX

TERMINATION

        9.01    Termination.     This Agreement may be terminated at any time prior to the Closing:

          (a)   by the mutual written consent of the Parent, the Bank and the Company;

          (b)   by the Company, the Parent, or the Bank if (i) a final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become non-appealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or non-objection, or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger (it being agreed that, in each case, the parties shall promptly appeal any adverse determination that is appealable and pursue such appeal with reasonable diligence);

          (c)   by the Parent or the Bank, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct in all material respects, or if the Company has failed to perform in all material respects any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any such covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that the Parent, Bank and/or the Merger Sub are not then in breach of this Agreement so as to cause the condition to the Closing set forth in either Section 7.02(a) or Section 7.02(b) to not be satisfied as of the Closing Date;

          (d)   by the Company, if any of the representations or warranties of the Parent, Bank or the Merger Sub set forth in Article IV shall not be true and correct in all material respects, or if the Parent, Bank or the Merger Sub has failed to perform in all material respects any covenant or agreement on the part of the Parent, the Bank or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Parent, Bank or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the condition to the Closing set forth in Section 7.01(a) or Section 7.01(b) to not be satisfied as of the Closing Date; provided, further, that the failure to deliver the payments and consideration contemplated by Section 2.02 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by the Parent, Bank and/or the Merger Sub) as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company;

          (e)   by the Parent, Bank or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2015 (the "Outside Date"); provided that, the terminating Party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided further, that if any Party brings any Action pursuant to Section 12.19 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended pursuant to Section 12.19(c); and

          (f)    by the Company, the Parent or the Bank if the Stockholder Approval shall not have been obtained within thirty (30) days following the effective date of the Merger Registration Statement.

        9.02    Effect of Termination.

          (a)   In the event this Agreement is terminated by the Parent, the Bank or the Company as provided in Sections 9.01(a), 9.01(e) or 9.01 (f) above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last two sentences of Section 5.02, this Section 9.02, Section 10.01, and Article XI and Article XII hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of any of the Parent, the Bank, the Merger Sub, the Company, the Representative or the Securityholders to one another pursuant to this Agreement, except for Intentional Breach prior to the time of such termination.

          (b)   No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

          (c)   In the event that this Agreement is validly terminated (i) by the Company, the Parent or the Bank pursuant to Section 9.01(b) or (ii) by the Company pursuant to Section 9.01(d), the Parent shall pay or cause to be paid to the Company by wire transfer of immediately available funds a termination fee of $2.0 million (the "Reverse Termination Fee") plus any outstanding amounts owed pursuant to the penultimate sentence of Section 5.02 (together with the Reverse Termination Fee, the "Reverse Termination Payments"), which amounts shall be paid within two (2) Business Days of the date of such termination by wire transfer of same day funds to an account designated by the Company. The Parent shall not be obligated to pay the full amount of the Reverse Termination Payments on more than one occasion (except for any of the Parent's expense reimbursement and indemnification obligations contained in Section 5.02 to the extent not payable at the time of payment of the Reverse Termination Payments pursuant to this Section 9.02(c)).

          (d)   In the event that this Agreement is validly terminated by the Parent or Bank pursuant to Section 9.01(c), the Company shall pay or cause to be paid to the Parent by wire transfer of immediately available funds a termination fee of $2.0 million (the "Termination Fee"), which amount shall be paid within two (2) Business Days of the date of such termination by wire transfer of same day funds to an account designated by the Parent or the Bank. The Company shall not be obligated to pay the full amount of the Termination Fee on more than one occasion (except for any of the Company's expense reimbursement and indemnification obligations contained in Section 5.02 to the extent not payable at the time of payment of the Termination Fee pursuant to this Section 9.02(d)).

          (e)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company's rights set forth in Section 12.19(b) and this Section 9.02, the Company's right to receive the Reverse Termination Payments when payable pursuant to Section 9.02(c) shall constitute the sole and exclusive remedy of the Company against the Parent, the Bank, the Merger Sub or any Non-Recourse Party for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Parent, the Bank, the Merger Sub or any of the Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and

  (y) the Parent shall also be obligated with respect to Section 9.02(a) and Section 9.02(h) and for any of its indemnification obligations contained in Section 5.02 to the extent not payable at the time of payment of the Reverse Termination Payments pursuant to Section 9.02(c)). For the avoidance of doubt and subject to Section 9.02(h), while the Company may pursue both (i) a grant of specific performance in accordance with Section 12.19(b) and (ii) the payment of the Reverse Termination Payments under Section 9.02(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 12.19(b) and the Reverse Termination Payment.

          (f)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Parent's and Bank's rights set forth in Section 12.19(b) and this Section 9.02, the Parent's and Bank's respective right to receive the Termination Fee when payable pursuant to Section 9.02(d) shall constitute the sole and exclusive remedy of the Parent and Bank against the Company or any Non-Recourse Party for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company or any of the Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Company shall also be obligated with respect to Section 9.02(a) and Section 9.02(h)). For the avoidance of doubt and subject to Section 9.02(h), while the Parent and Bank may pursue both (i) a grant of specific performance in accordance with Section 12.19(b) and (ii) the payment of the Termination Fee under Section 9.02(d), under no circumstances shall the Parent or Bank be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 12.19(b) and the Termination Fee.

          (g)   Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Payments and the Termination Fee are not penalties but, except as set forth in Section 9.02(h), are liquidated damages, in a reasonable amount that will compensate the Company or the Parent and the Bank, as applicable, in the circumstances in which the Reverse Termination Payments or the Termination Fee, as applicable, are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company, the Parent or the Bank fails to timely pay any amount due pursuant to this Section 9.02 and, in order to obtain such payment, the Party to which such payment is owed commences a suit that results in a judgment against the Company or the Parent or the Bank, as applicable, for the payment of any amount set forth in this Section 9.02, the losing Party shall pay the prevailing Party's costs and expenses in connection with such suit, together with interest on the Reverse Termination Payments or the Termination Fee, as applicable, at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

          (h)   Notwithstanding anything to the contrary set forth herein, payment of the Reverse Termination Payment or Termination Fee, as applicable, shall not constitute liquidated damages with respect to any claim for damages or any other claim that the Company would be entitled to assert against the Parent, the Bank, the Merger Sub or any other Non-Recourse Parties, or the Parent or the Bank would be entitled to assert against the Company or any other Non-Recourse Parties or any of their respective assets with respect to any such termination of this Agreement based upon Fraud or Intentional Breach, it being understood that a failure by the Parent, Bank, the Merger Sub or the Company, as the case may be, to effect the Closing when so required shall constitute Intentional Breach. Accordingly, the Company, on behalf of itself and its Securityholders, or the Parent, Bank or the Merger Sub may petition court to award damages in connection with such Fraud or Intentional Breach, and the Company, the Parent, the Bank and the Merger Sub each agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket expense or costs, and the Company, the Parent, the Bank and the Merger Sub each agree that such damages shall include the benefit of the lost bargain. The Company, the Parent, the Bank and the Merger Sub may, additionally, on behalf of their respective shareholders, enforce such award and accept damages for such Fraud or Intentional Breach.

ARTICLE X

ADDITIONAL COVENANTS

        10.01    Representative.

          (a)    Appointment.     In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the Stockholder Approval, all of the Securityholders collectively and irrevocably constitute and appoint the Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that the Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement; (iii) payment of amounts due to the Parent; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent or the Bank pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent, the Bank or the Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Securityholder, any stock power, settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

          (b)    Authorization.     Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf. In such event, each Securityholder shall vote in accordance with such Securityholder's Pro Rata Percentage, and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. David S. Cohen hereby accepts its appointment as the initial Representative.

          (c)    Actions by the Representative; Resignation; Vacancies.     The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

          (d)    No Liability.     All acts of the Representative, or acts which the Representative causes others to make on his behalf, hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually. The Representative shall not have any liability for any amount owed to the Parent or the Bank pursuant to this Agreement. The Representative shall not be liable to the Company, the Parent, the Bank, the Merger Sub, the Surviving Company, any other Parent Indemnified Party or any other Person in his capacity as the Representative, for any liability of a Securityholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Representative shall not be liable to the Securityholders, in its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement, except in the case of the Representative's gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Representative to the Parent, the Bank, the Merger Sub, the Company, the Surviving Company, the Securityholders, any Parent Indemnified Party or any Securityholder Indemnified Party and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

          (e)    Indemnification; Expenses.     The Representative may use the Representative Amount to pay any fees, costs, expenses or other obligations incurred by the Representative acting in its capacity as such. Without limiting the foregoing, each Securityholder shall, only to the extent of such Securityholder's Pro Rata Percentage thereof, indemnify and defend the Representative and hold the Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without gross negligence or willful misconduct by the Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Representative's duties under this Agreement. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders based on their respective Pro Rata Percentages. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of the Representative's duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Securityholders from the Adjustment Escrow Account to the Representative no earlier than the date such payments are actually made. The Representative may also from time to time submit invoices to the Securityholders covering such expenses and Liabilities, which shall be paid by the Securityholders based on their respective Pro Rata Percentages. Upon the request of any Securityholder, the Representative shall provide such Securityholder with an accounting of all expenses and Liabilities paid by the Representative in its capacity as such.

        10.02    Disclosure Schedules.

        All Disclosure Schedules attached hereto (each, a "Schedule" and, collectively, the "Disclosure Schedules") are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms "material", "Material Adverse Effect" or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did or did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Company's, the Parent's, the Bank's or the Merger Sub's respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent, the Bank or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No reference in the Disclosure Schedules to any Contract shall be construed as an admission or indication that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

        10.03    Certain Tax Matters.

          (a)    Tax Periods Ending on or Before the Closing Date.     The Representative shall prepare or cause to be prepared and file or cause to be filed all S Corporation Tax Returns for the Company for all Pre-Closing Tax Periods or for which the date of measurement for such Tax occurs on or prior to the Closing Date which are filed after the Closing Date.

          (b)    Straddle Periods.     The Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Straddle Periods ("Straddle Tax Returns"). The Parent shall permit the Representative to review and comment on each such Tax Return prior to filing. The Parent shall make any reasonable changes suggested by the Representative with respect to the portion of the Straddle Tax Return that ends on the Closing Date. The Parent shall furnish the Representative with a copy of such Straddle Tax Returns at least forty-five (45) days before such

  Straddle Tax Returns are filed. The Representative shall deliver payment to the Company in respect of Taxes attributable to the Pre-Closing Tax Period shown on such Straddle Tax Return no later than five (5) days prior to the date of filing such Tax Return (except to the extent such Tax liability is reflected in the calculation of Tangible Book Value).

          (c)    Allocation of Tax Liability for Straddle Periods.     For purposes of allocating responsibility for Taxes between the Parent and the Securityholders, Taxes attributable to a Pre-Closing Tax Period shall be determined as follows: (i) in the case of any Tax that is either based upon or measured by income or gross receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), including any sales or use Tax and any withholding Tax, the amount of Taxes attributable to the Pre-Closing Tax Period shall be equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date, and (ii) in the case of any Taxes not described in clause (i) above that are imposed on a periodic basis and measured by the level of any item (e.g., property Taxes that are based upon valuation of the item), the amount of such Taxes attributable to the Pre-Closing Tax Period shall be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the day prior to the Closing Date and the denominator of which is the number of days in the entire Tax period. All Taxes that are not attributable to a Pre-Closing Tax Period shall be attributable to a post-Closing Tax period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

          (d)    Amendment of Tax Returns; Other Tax Actions.     Without the prior written consent of the Representative (which shall not be unreasonably withheld, conditioned or delayed), the Parent shall not, and shall not allow the Surviving Company or its Subsidiaries to, (i) file, refile, amend or otherwise modify (in whole or in part) any Straddle Tax Return filed pursuant to Section 10.03(a) after the date such Tax Returns are filed, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Straddle Period, (iii) take any action that could reasonably be expected to increase the indemnity Liability in favor of the Parent Indemnified Parties pursuant to Section 8.02(a) arising out of a breach of any representation or warranty in Section 3.23 or (iv) except as otherwise contemplated by this Agreement, with respect to the Surviving Company or its Subsidiaries, take any action on the Closing Date but after the Closing that is outside the ordinary course of business.

          (e)    Transaction Tax Deductions.     All Transaction Tax Deductions paid or accrued on or before the Closing Date shall be treated as being incurred in a Pre-Closing Tax Period and the Parent or the Surviving Company shall include the Transaction Tax Deductions to the extent permitted by applicable Law on the Tax Returns it is required to file pursuant to Section 10.03(a) hereof. The parties shall apply the safe harbor election set forth in Internal Revenue Service Procedure 2011-29 to determine the amount of any success-based fees that are deductible in a Pre-Closing Tax Period. The Parent, the Surviving Company and its Subsidiaries shall elect to carryback any item of loss, deduction or credit from the Tax period ending on the Closing Date, including any Transaction Tax Deductions, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary), and to obtain any potential Tax refunds or claims related thereto.

          (f)    Tax Refunds.     Without duplication for any payments made to the Securityholders pursuant to Section 10.03(e), any Tax refunds that are received by the Parent, the Surviving Company or their respective Subsidiaries, and any amounts credited against Tax to which the Parent or the Surviving Company or their respective Subsidiaries becomes entitled, that relate to a Pre-Closing Tax Period shall be for the account of the Securityholders, and the Parent, at the request of the Representative to the Surviving Company, shall pay over, or cause to be paid over, to the Representative for disbursement to the Securityholders any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto. For purposes of this Section 10.03(f), a Tax refund or credit relates to a Pre-Closing Tax Period (i) if it relates to Taxes for a Pre-Closing Tax Period or (ii) to the extent such refund of Taxes would have been received by the Parent or the Surviving Company or their respective Subsidiaries had any taxable period that includes but does not end on the Closing Date ended as of the close of business on the Closing Date.

          (g)    Certain Taxes and Fees.     All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest and filing fees) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne evenly by the Parent, on the one hand, and the Company, on the other; provided, however, that Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

          (h)    Cooperation on Tax Matters.     The Parent, the Surviving Company and their Subsidiaries and the Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 10.03 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and the Representative agree, and the Parent agrees it will cause the Surviving Company and its Subsidiaries, (i) to retain all financial books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Parent or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such financial books and records and, if the other Party so requests, the Surviving Company or its Subsidiaries or the Representative, as the case may be, shall allow the other Party to take possession of such financial books and records.

          (i)    Tax Treatment of Payments.     Except to the extent otherwise required pursuant to a "determination" (within the meaning of Section 1313(a) of the Code or any other similar provision of state, local or foreign Law), the Parent, the Merger Sub, the Securityholders and the Company, and their respective Affiliates, shall treat any and all payments under this Section 10.03 and Article VIII as an adjustment to the purchase price for Tax purposes.

          (j)    Tax Contests.     The Representative shall have the right to control in consultation with the Bank the contest of any U.S. federal, state, local or foreign Tax audits, assessments or administrative or judicial proceedings affecting the Taxes of the Surviving Company or its Subsidiaries that could result in a claim under Section 8.02 (a "Representative Tax Proceeding") or in the elimination or reduction of any Tax Reduction or Tax Refund attributable to a Pre-Closing Tax Period; provided that (i) the Parent may participate in the conduct of such Representative Tax Proceeding at its own expense and (ii) the settlement or other resolution of such Representative Tax Proceeding shall be subject to the written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent shall notify the Representative in writing promptly upon receipt of any notice pertaining to any Representative Tax Proceeding; provided that the failure to give notice shall not release, waive or otherwise affect any rights to indemnification hereunder except to the extent the Representative can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE XI

DEFINITIONS

        11.01    Definitions.     For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

        "Accounting Principles" means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Interim Balance Sheet; provided that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Interim Balance Sheet shall control; provided, further, that Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall follow the defined terms contained in this Agreement and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

        "Acquisition Transaction" has the meaning set forth in Section 5.04.

        "Adjustment Escrow Account" has the meaning set forth in Section 1.10.

        "Adjustment Escrow Agreement" has the meaning set forth in Section 1.10.

        "Adjustment Escrow Excess Amount" has the meaning set forth in Section 1.09.

        "Adjustment Escrow Amount" has the meaning set forth in Section 1.10.

        "Adjustment Share Reserve" has the meaning set forth in Section 1.10.

        "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

        "Antitrust Laws" means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

        "Articles of Merger" has the meaning set forth in Section 1.01(b).

        "Articles of Organization" means the Articles of Organization of the Company.

        "Assets" has the meaning set forth in Section 3.08.

        "Audited Financial Statements" has the meaning set forth in Section 3.06.

        "Balance Sheet Date" has the meaning set forth in Section 3.06.

        "Bank" has the meaning set forth in the Preamble.

        "Bank Regulator" shall mean the Massachusetts Division of Banks, Federal Deposit Insurance Corporation, or Board of Governors of the Federal Reserve System, which regulates or has the statutory authority to regulate the Parent, the Bank, or their respective subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or State regulator, as it relates to anti-competitive matters.

        "Business Day" means a day that is neither a Saturday nor Sunday, nor any other day on which banking institutions in Boston, Massachusetts are authorized or obligated by Law to close.

        "Cash" means as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby), all cash, cash equivalents and marketable securities held by the Company at such time and determined in accordance with Accounting Principles, whether or not kept "on site" or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device. For avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts written or issued by the Company as of the Reference Time and (ii) include checks and drafts received by the Company or deposited for the account of the Company.

        "Cash Consideration" has the meaning set forth in Section 1.02(a).

        "Certificate(s)" means, certificate(s) representing Company Stock.

        "Closing" has the meaning set forth in Section 2.01.

        "Closing Balance Sheet" has the meaning set forth in Section 1.08.

        "Closing Date" has the meaning set forth in Section 2.01.

        "Closing Merger Consideration" means the Cash Consideration and Stock Consideration based upon the Purchase Price, as calculated based upon the Estimated Closing Statement.

        "Closing Statement" has the meaning set forth in Section 1.08.

        "Code" means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute U.S. federal Tax codes or legislation.

        "Company" has the meaning set forth in the Preamble.

        "Company Employee Benefit Plan" means each "employee benefit plan" within the meaning of Section 3(3) of ERISA and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement of any kind sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former officer, employee or director of the Company.

        "Company Stock" means the common stock, $0.01 par value per share, of the Company.

        "Company Stockholders Meeting" means the meeting of the stockholders of the Company to be called for the purpose of obtaining the Stockholder Approval under the MBCA.

        "Confidentiality Agreement" has the meaning set forth in Section 5.02.

        "Contract" means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Employee Benefit Plan.

        "Consolidated Group" means an "affiliated group" as that term is defined pursuant to Section 1504(a)(1) and (a)(2) of the Code (or any similar provision of state, local or non-U.S. Tax Law) of corporations or entities that file Tax Returns on a consolidated, unified, combined or group basis.

        "Continuing Employees" has the meaning set forth in Section 6.08(a).

        "Convertible Notes" means those Convertible Subordinated Notes issued by the Company, which are convertible into Company Stock pursuant to the terms thereof.

        "Customer Loan" has the meaning set forth in Section 3.21.

        "D&O Indemnified Party" has the meaning set forth in Section 6.03(a).

        "D&O Tail" has the meaning set forth in Section 6.03(b).

        "Deductible" has the meaning set forth in Section 8.04(b).

        "Dispute Resolution Arbiter" has the meaning set forth in Section 1.08.

        "Dissenting Share" has the meaning set forth in Section 1.11.

        "Dissenting Stockholder" has the meaning set forth in Section 1.11.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Effective Time" has the meaning set forth in Section 1.01(b).

        "Environmental Law" means any applicable Law, and any governmental order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law' includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

        "Escrow Agent" means Delaware Trust Company or another escrow agent reasonably acceptable to the Parent and the Representative.

        "Estimated Closing Statement" has the meaning set forth in Section 1.07.

        "Estimated Tangible Book Value" has the meaning set forth in Section 1.07.

        "Estimated Transaction Expenses" has the meaning set forth in Section 1.07.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Shares" has the meaning set forth in Section 1.02(b).

        "Executive Compensation Proposals" means those certain executive compensation proposals between the Surviving Company and each of David S. Cohen, Scott Cooper and the others named in Schedule 6.08(e) as of the Closing Date and to take effect upon consummation of the Merger.

        "Financial Statements" has the meaning set forth in Section 3.06.

        "Fraud" means intentional fraud in the making of a representation or warranty contained in this Agreement or in any certificate executed and delivered pursuant to the express terms of this Agreement.

        "Fundamental Representations" has the meaning set forth in Section 8.01.

        "GAAP" means United States generally accepted accounting principles in effect from time to time and consistently applied with the historical accounting principles, policies, practices and methods of the Company.

        "Governmental Entity" means any federal, national, state, foreign, international, multinational, provincial, local or other government or any governmental, regulatory, judicial, administrative or self-regulatory authority, stock exchange, agency, bureau, board, commission, court, official, or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

        "Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

        "Indebtedness" means (i) the unpaid principal amount of and accrued interest on all indebtedness for borrowed money of the Company (including all Convertible Notes which are not converting to Company Stock at the Effective Time), (ii) all obligations of the Company under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Company and (iii) all guarantees provided by the Company in respect of the indebtedness or obligations referred to in clauses (i) and (ii). Notwithstanding the foregoing, "Indebtedness" shall not include (a) any letters of credit to the extent not drawn upon, (b) any bank guarantees, (c) non-cancellable purchase commitments, (d) surety bonds and performance bonds, or (e) trade payables or other current liabilities in the ordinary course of business. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).

        "Indemnitee" has the meaning set forth in Section 8.06(a).

        "Indemnitor" has the meaning set forth in Section 8.06(a).

        "Intellectual Property" means all of the following anywhere in the world: (i) patents and patent applications, including continuations, divisional, continuations-in-part, renewals and reissues ("Patents"); (ii) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith, ("Trademarks"); (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software; (iv) Internet domain names and (v) inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how and trade secrets.

        "Intentional Breach" means, with respect to any covenant or agreement of a party to this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such covenant or agreement that the breaching party intentionally takes (or fails to take) with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such or covenant or agreement.

        "Interim Balance Sheet" has the meaning set forth in Section 3.06.

        "Knowledge of the Company," "Company's Knowledge" (or similar "knowledge" qualifier) means the actual knowledge of David S. Cohen and Scott A. Cooper as of the applicable date, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

        "Law" means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

        "Lease" has the meaning set forth in Section 3.07.

        "Leased Real Property" has the meaning set forth in Section 3.07.

        "Liabilities" means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

        "Letter of Transmittal" has the meaning set forth in Section 1.03.

        "Licenses" has the meaning set forth in Section 3.19.

        "Liens" means liens, security interests, charges or encumbrances.

        "Locke Lord" has the meaning set forth in Section 12.20.

        "Losses" means all actual damages, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys' and other professionals' fees and expenses; provided, however, that Losses do not include, and the Securityholder Indemnified Parties or the Parent Indemnified Parties shall not be entitled to seek or recover under any theory of liability, any consequential, special, incidental, indirect, exemplary or punitive damages whatsoever (including lost profits, diminution in value, loss of goodwill or reputation or losses calculated by "multiple of profits", "multiple of cash flows" or any other similar "multiplier" calculation methodologies).

        "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to (i) the business, assets, properties or condition (financial or otherwise) of the Company, taken as a whole, or the Parent and the Bank, taken as a whole or (ii) materially impairs the ability of either the Company, on the one hand, or the Parent and the Bank on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the ability to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Company, the Parent, or the Bank operates; (ii) general economic conditions, including changes in the credit, debt, financial, or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iv) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of the Parent and the Bank) or compliance with the terms of, or taking any action permitted by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of the Company with any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or Contracts; (viii) the failure of the Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast; (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world.

        "Material Contracts" has the meaning set forth in Section 3.17.

        "MBCA" has the meaning set forth in Section 1.01(a).

        "Merger" has the meaning set forth in Section 1.01(a).

        "Merger Consideration" has the meaning set forth in Section 1.02(a) and as finally determined based upon the adjustment described in Section 1.08.

        "Merger Registration Statement" means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purposes of registering shares of parent Common Stock to be offered to the Securityholders in connection with the Merger.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Mini-Basket" has the meaning set forth in Section 8.04(a).

        "MLLCA" has the meaning set forth in Section 1.01(a).

        "New Plans" has the meaning set forth in Section 6.08(b).

        "Non-Recourse Party" means, with respect to a Party to this Agreement, any of such Party's former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that, for the avoidance of doubt, no Party to this Agreement will be considered a Non-Recourse Party.

        "Noteholder" has the meaning set forth in Section 1.12.

        "NYSE" means the New York Stock Exchange.

        "Objections Statement" has the meaning set forth in Section 1.08.

        "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

        "Organizational Documents" means, as the context may require, the Articles of Organization and Bylaws of the Company, as in effect immediately prior to the Effective Time, or the certificate of organization and operating agreement of the Merger Sub.

        "Outside Date" has the meaning set forth in Section 9.01(e).

        "Parent" has the meaning set forth in the Preamble.

        "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

        "Parent Financial Statements" has the meaning set forth in Section 4.15(a).

        "Parent Indemnified Parties" has the meaning set forth in Section 8.02.

        "Parent Preferred Stock" and "Parent Stock" each has the meaning set forth in Section 4.12.

        "Parent SEC Reports" has the meaning set forth in Section 4.13.

        "Party" or "Parties" have the meanings set forth in the Preamble.

        "Permitted Encumbrances" means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not, individually or in the aggregate, significant, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (iii) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company; (v) public roads and highways; (vi) matters that would be disclosed by an inspection, a current title commitment, or accurate survey of each parcel of real property; (vii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; (x) purchase money liens and liens securing rental payments under capital lease arrangements; (xi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (xii) Liens the existence of which would not have a Material Adverse Effect; (xiii) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property; (xiv) rights of parties in possession without options to purchase or rights of first refusal; and (xv) such non-monetary Liens, if any, that do not have, individually or in the aggregate, a Material Adverse Effect.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

        "Plan Termination Date" has the meaning set forth in Section 6.08(d).

        "Pre-Closing Tax Period" means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or before the Closing Date.

        "Policies" has the meaning set forth in Section 3.15.

        "Pro Rata Percentage" means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Company Stock held by such Securityholder immediately prior to the Effective Time by (b) the total number of shares of Company Stock outstanding immediately prior to the Effective Time.

        "Proxy Statement/Prospectus" has the meaning set forth in Section 6.05(a).

        "Purchase Price" means 130% of the Tangible Book Value as provided in the Closing Statement, as finally determined in accordance with Section 1.09.

        "Reference Statement" has the meaning set forth in Section 1.14.

        "Reference Time" means 12:01 a.m., Boston time, on the Closing Date.

        "Registered IP" means, anywhere in the world, all Patents, Trademark registrations and applications, copyright registrations, and Internet domain names.

        "Related Party" means with respect to any specified Person, (i) any Affiliate of such Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner or member of such Person; or (iii) any Person who holds more than five percent (5%) of the outstanding equity or ownership interests of such Person.

        "Related Party Transaction" has the meaning set forth in Section 3.20.

        "Representative" has the meaning set forth in the Preamble.

        "Representative Amount" means $500,000.

        "Representative Tax Proceeding" has the meaning set forth in Section 10.03(i).

        "Reverse Termination Fee" has the meaning set forth in Section 9.02(c).

        "Reverse Termination Payments" has the meaning set forth in Section 9.02(c).

        "Rights" means any puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" has the meaning set forth in Section 3.04(b).

        "Securityholder" means a holder of Company Stock.

        "Securityholder Indemnified Parties" has the meaning set forth in Section 8.03.

        "Shortfall Amount" has the meaning set forth in Section 1.09(b).

        "Stockholder Approval" has the meaning set forth in Section 7.01(c).

        "Stock Consideration" has the meaning set forth in Section 1.02(a).

        "Straddle Period" means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

        "Straddle Tax Returns" has the meaning set forth in Section 10.03(b).

        "Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

        "Surviving Company" has the meaning set forth in Section 1.01(a).

        "Tangible Book Value" shall mean the Company's total assets minus (i) liabilities and (ii) goodwill, each as determined in accordance with GAAP after giving effect to the conversion of the Convertible Notes at the Effective Time, and described in the Closing Statement and as finally determined in accordance with Section 1.08. Solely for purposes of this definition, up to the first $1,500,000 Transaction Expenses either accrued or paid by the Company at or prior to Closing shall be added back into the calculation of the Company's Tangible Book Value, whereupon the Company's Transaction

Expenses shall be capped for purposes of calculating Tangible Book Value, and no other Transaction Expenses incurred by the Company shall be included in such calculation.

        "Tax" or "Taxes" means any U.S. federal, state, local or foreign taxes, fees, assessments, or other charges of a similar nature (whether imposed directly or through withholding), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

        "Tax Benefit" has the meaning set forth in Section 8.04(d).

        "Tax Returns" means any return, report, information return or statement, declaration, claim for refund or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, and including any amendment thereof.

        "Termination Fee" has the meaning set forth in Section 9.02(d).

        "Third-Party Claim" has the meaning set forth in Section 8.06(a).

        "Time-Off" has the meaning set forth in Section 6.08(b).

        "Transaction Expenses" means (i) all fees and expenses of the Company incurred prior to the Effective Time and paid or payable on account of professionals (including, without limitation, investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, Houlihan Lokey and Locke Lord) retained by the Company in connection with the negotiation, execution and delivery of this Agreement and any other Contracts relating hereto and the consummation of the transactions contemplated hereby and thereby, and (ii) any change in control bonus or transaction bonus to be made to any current employee, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Effective Time that becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; provided that any of the foregoing payments that are severance payments or that are triggered by a termination of employment that occurs following the Closing shall not be a Transaction Expense.

        "Transaction Tax Deductions" means any deductions permitted under applicable Tax Law relating to, or arising from (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company on or around the Closing Date or included in the computation of the Tangible Book Value of the Company; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of Indebtedness of the Company that was outstanding on or before the Closing Date; (iii) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) of this definition paid by the Company on or prior to the Closing Date or included in the computation of the Tangible Book Value of the Company; (iv) the payment of the Transaction Expenses of the Company set forth in clause (ii) of the definition of Transaction Expenses; and (v) the Transaction Expenses of the Company set forth in clause (i) of the definition of Transaction Expenses, whether paid or incurred prior to the Effective Time.

        "Unaudited Financial Statements" has the meaning set forth in Section 3.06.

        "Voting Agreement" has the meaning set forth in Section 1.02(f).

        11.02    Other Definitional Provisions.

          (a)    Accounting Terms.     Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

          (b)    Successor Laws.     Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

        12.01    Press Releases and Communications.

        No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers, vendors or suppliers of either Company, shall be issued or made by any Party without the joint approval of the Parent, the Bank and the Representative, unless required by Law (in the reasonable opinion of counsel), in which case the Parent, the Bank and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, that a Party may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof (other than the transaction value) after the Closing without the consent of the other Party.

        12.02    Expenses.

        Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Bank, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

        12.03    Notices.

        All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then on the next Business Day) via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) on the day following the day (except if not a Business Day then on the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) on the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

  Notices to the Parent, Bank Surviving Company and/or the Merger Sub:

    Berkshire Bank
    24 North Street
    Pittsfield, Massachusetts 01201
    Attention:    Michael P. Daly, President and Chief Executive Officer
    Facsimile:     (413) 443-3587

  with a copy to (which shall not constitute notice):

    Berkshire Bank
    24 North Street
    Pittsfield, Massachusetts 01201
    Attention:    Wm. Gordon Prescott, First Vice President and General Counsel
    Facsimile:     413-499-8467

    Luse Gorman, PC
    5335 Wisconsin Avenue, N.W., Ste. 780
    Washington, D.C. 20015
    Attention:    Marc P. Levy
    Facsimile:     202-362-2902

  Notices to the Representative:

    David S. Cohen
    2 Savel Lane
    Sharon, Massachusetts 02067

  with a copy to (which shall not constitute notice):

    Locke Lord LLP
    2800 Financial Plaza
    Providence, Rhode Island 02903
    Attention:    Christopher D. Graham, Esq.
    Facsimile:     401-276-6611

  Notices to the Company:

    Firestone Financial Corp.
    117 Kendrick Street, Suite 200
    Needham, Massachusetts 02494
    Attention:    David S. Cohen, President and Chief Executive Officer
    Facsimile:     617-332-8032

  with a copy to (before the Closing) (which shall not constitute notice):

    Locke Lord LLP
    2800 Financial Plaza
    Providence, Rhode Island 02903
    Attention:    Christopher D. Graham, Esq.
    Facsimile:     401-276-6611

        12.04    Assignment.

        This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by merger, operation of law or otherwise by the Parent, the Bank, the Merger Sub, the Company or the Representative (other than pursuant to Section 10.01) without the prior written consent of the non-assigning Parties.

        12.05    Severability.

        Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        12.06    References.

        The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section," "Exhibit," "Disclosure Schedule" or "Schedule" shall be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

        12.07    Construction.

        The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

        12.08    Amendment and Waiver.

        Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Parent, the Company (or the Surviving Company following the Closing) and the Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Stockholder Approvals, no amendment to this Agreement shall be made that by Law requires further approval by the respective stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

        12.09    Complete Agreement.

        This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Disclosure Schedules) and other documents executed in connection herewith or at the Closing contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related to such subject matter in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

        12.10    Third-Party Beneficiaries.

        Certain provisions of this Agreement are intended for the benefit of the Securityholders and shall be enforceable by the Representative on behalf of the Securityholders; provided that, except as set forth below, no Securityholder shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Representative on behalf of the Securityholders as provided in Section 10.01 hereof. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement, (b) the former directors and officers of the Company shall have the right to enforce their respective rights under Section 6.03, and (c) Locke Lord shall have the right to enforce its rights under Section 12.20. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

        12.11    Waiver of Trial by Jury.

        THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        12.12    Parent Deliveries.

        The Parent and Bank agree and acknowledge that all documents or other items delivered or made available to the Parent's and Bank's respective representatives shall be deemed to be delivered or made available, as the case may be, to the Parent for all purposes hereunder.

        12.13    Delivery by Facsimile or Email.

        This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, the Parent, the Merger Sub and the Representative.

        12.14    Counterparts.

        This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

        12.15    Governing Law.

        All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Massachusetts.

        12.16    Jurisdiction.

        Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the state courts of the Commonwealth of Massachusetts and federal district courts of the District of Massachusetts sitting in Boston, Massachusetts, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action that is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

        12.17    Remedies Cumulative.

        Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

        12.18    No Recourse.

        Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the Parties to this Agreement (to the extent provided therein), and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.

        12.19    Specific Performance.

          (a)   Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting

  Sections 12.19(b) and (c) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party's obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

          (b)   Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 9.02(e) or Section 9.02(f), the Parties hereby acknowledge and agree that each of the Parties shall be entitled to specific performance to cause the breaching Party to effect the Closing in accordance with Section 2.01, in each case, if and only if (i) all conditions in Section 7.01 and 7.02 have been satisfied or waived (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied or waived upon the Closing) at the time when the Closing would have occurred pursuant to the terms hereof and remain satisfied or waived, and (ii) the non-breaching Party has confirmed in a written notice delivered to the breaching Party that (A) all conditions set forth in Sections 7.01 and 7.02 have been satisfied (other than those to be satisfied at the Closing itself, each of which is capable of being satisfied upon the Closing) or that it is willing to waive any unsatisfied conditions in Sections 7.01 or 7.02 at the Closing, and (B) if specific performance is granted then the Closing will occur. For the avoidance of doubt, in no event shall the exercise of the non-breaching Party's right to seek specific performance or other equitable relief pursuant to this Section 12.19 reduce, restrict or otherwise limit the non-breaching Party's right to terminate this Agreement pursuant to Sections 9.02(c) or 9.02(d) and be paid the Reverse Termination Payment or the Termination Payment; provided that under no circumstances shall the non-breaching Party be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring pursuant to this Section 12.19(b) and the payment of all or any portion of the Reverse Termination Payment or the Termination Payment.

          (c)   To the extent any Party brings any Action, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

        12.20    Retention of Counsel.

        Recognizing that Locke Lord LLP ("Locke Lord") has acted as legal counsel to certain of the Securityholders and the Company prior to the Closing, and that Locke Lord intends to act as legal counsel to certain of the Securityholders or the Representative after the Closing, each of the Parent, the Bank and the Surviving Company hereby waive, on their own behalf and agrees to cause their respective Affiliates, successors and assigns, to waive, any conflicts that may arise in connection with Locke Lord representing any Securityholder and/or the Representative after the Closing as such representation may relate to the Parent, the Bank, the Surviving Company or their respective Affiliates or the transactions contemplated herein. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Securityholders and the Representative shall have the right, at their election to retain Locke Lord to represent them in such matter, even if such representation shall be adverse to the Parent, the Bank and/or the Surviving Company. Each of the Parent, the Bank and the Surviving Company, for themselves and their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of: (a) any adversity between the interests of the Securityholders and/or the Representative, on the one hand, and the Parent, the Bank, the Surviving Company and their respective Affiliates, successors and assigns, on the other hand, in any such matter, and/or (b) any communication between Locke Lord and the Company or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel's representation of the Company and/or any Securityholder prior to Closing.

        12.21    Protected Communications.

        In addition, all communications involving attorney-client confidences between any Securityholder in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholder (and not to the Company or the Surviving Company). Accordingly, the Company and the Surviving Company, as the case may be, shall not have access to any such communications, or to the files of Locke Lord relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, after the Closing, (i) the applicable Securityholder (and not the Parent, the Bank, the Surviving Company or their respective Affiliates, successors or assigns) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Parent, the Bank, the Surviving Company or their respective Affiliates, successors or assigns shall be a holder thereof, (ii) to the extent that files of Locke Lord in respect of such engagement constitute property of the client, only the applicable Securityholder (and not the Surviving Company or its Affiliates) shall hold such property rights and (iii) Locke Lord shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Parent, the Bank, the Surviving Company or their respective Affiliates, successors or assigns by reason of any attorney-client relationship between Locke Lord and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Company and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Locke Lord to such third party; provided, however, that the neither Surviving Company nor its Subsidiaries may waive such privilege without the prior written consent of the Representative on behalf of any applicable Securityholder.

        12.22    No Waiver of Privilege; Protection from Disclosure or Use.

        The Parties understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interests, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from use or disclosure. Each of the Parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information. The Parties agree to use reasonable best efforts to return any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

* * * *

        IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	Firestone Financial Corp.
	By:	/s/ DAVID S. COHEN David S. Cohen
	Its:	President and Chief Executive Officer
Parent:	Berkshire Hills Bancorp, Inc.
	By:	/s/ RICHARD M. MAROTTA Richard M. Marotta
	Its:	EVP and Chief Risk and Administrative Officer
Bank:	Berkshire Bank
	By:	/s/ RICHARD M. MAROTTA Richard M. Marotta
	Its:	EVP and Chief Risk and Administrative Officer
Merger Sub:	Jacob Acquisition LLC
	By:	/s/ RICHARD M. MAROTTA Richard M. Marotta
	Its:	Manager
Representative:	David S. Cohen, solely in his capacity as the Representative
	By:	/s/ DAVID S. COHEN David S. Cohen

ANNEX B

MASSACHUSETTS BUSINESS CORPORATION ACT CHAPTER 156D, SECTION 13

Section 13.01. DEFINITIONS

        In this PART the following words shall have the following meanings unless the context requires otherwise:

        "Affiliate", any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

        "Beneficial shareholder", the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        "Corporation", the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

        "Fair value", with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

        "Interest", interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        "Marketable securities", securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

          (a)   listed on a national securities exchange,

          (b)   designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

          (c)   listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

        "Officer", the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

        "Person", any individual, corporation, partnership, unincorporated association or other entity.

        "Record shareholder", the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        "Shareholder", the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

        (a)   A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

          (1)   consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (2)   consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

          (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

              (i)  his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

             (ii)  the sale or exchange is pursuant to court order; or

            (iii)  in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (4)   an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder's shares because it:

              (i)  creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

             (ii)  creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

            (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv)  excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

             (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

          (5)   an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

          (6)   any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

          (7)   consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

          (8)   consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

        (b)   Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

        (c)   Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

        (d)   The shareholder's right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

            (i)  the proposed action is abandoned or rescinded; or

           (ii)  a court having jurisdiction permanently enjoins or sets aside the action; or

          (iii)  the shareholder's demand for payment is withdrawn with the written consent of the corporation.

        (e)   A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

        (a)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        (b)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          (1)   submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

          (2)   does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

        (a)   If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders' meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        (b)   In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

        (a)   If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          (1)   shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          (2)   shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

        (a)   If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        (b)   The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

          (1)   supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

          (2)   state:

              (i)  where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

             (ii)  a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

            (iii)  the corporation's estimate of the fair value of the shares;

            (iv)  that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

             (v)  the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

          (3)   be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

        (a)   A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

        (b)   A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        (c)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

        (a)   Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

        (b)   The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

          (1)   financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

          (3)   a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation's obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

        (a)   A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

        (b)   If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

          (1)   of the information required by clause (1) of subsection (b) of section 13.24;

          (2)   of the corporation's estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

          (3)   that they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

          (4)   that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

          (5)   that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation's offer.

        (c)   Within 10 days after receiving the shareholder's acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        (d)   Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

        (a)   A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

        (b)   A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation's payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

        (a)   If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

        (b)   The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

        (c)   The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

        (a)   The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (b)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

          (2)   against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        (d)   To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Berkshire Hills Bancorp, Inc. is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Berkshire Hills Bancorp, Inc., or are or were serving at the request of Berkshire Hills Bancorp, Inc. in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of Berkshire Hills Bancorp, Inc., Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

        The Tenth and Eleventh articles of Berkshire Hills Bancorp, Inc.'s certificate of incorporation provide as follows:

  TENTH:

        A.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        B.    The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        C.    If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

        D.    The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

        E.    The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        F.     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

        ELEVENTH:    A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

        The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Berkshire pursuant to the foregoing provisions, or otherwise, Berkshire has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Berkshire of expenses incurred or paid by a director, officer or controlling person of Berkshire in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Berkshire will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits and financial statements filed as part of this Registration Statement are as follows:

Exhibits
2.1	Agreement and Plan of Merger by and among Firestone Financial Corp., Berkshire Hills Bancorp, Inc., Berkshire Bank, Jacob Acquisition LLC and David S. Cohen, solely in his capacity as the Representative (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)
3.1
Certificate of Incorporation of Berkshire Hills Bancorp, Inc. (filed as Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-32146) initially filed on March 10, 2000 and incorporated herein by reference)
3.2	Bylaws of Berkshire Hills Bancorp, Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 18, 2012 and incorporated herein by reference)
4.1
Form of Common Stock Certificate of Berkshire Hills Bancorp, Inc. (filed as Exhibit 4.0 to the Registration Statement on Form S-1 (File No. 333-32146) initially filed on March 10, 2000 and incorporated herein by reference)
4.2
Note Subscription Agreement by and among Berkshire Hills Bancorp, Inc. and certain subscribers dated September 20, 2012 (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 26, 2012 and incorporated herein by reference)
5	Opinion of Luse Gorman Pomerenk & Schick, P.C., as to the legality of the security being issued
8.1	Form of Opinion of Luse Gorman Pomerenk & Schick, P.C., as to certain tax matters
10.1
Amended and Restated Employment Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Michael P. Daly (filed as Exhibit 10.1 to the Form 8-K (File No. 001-51584) filed on January 6, 2009 and incorporated herein by reference.)

Exhibits
10.2	Amended and Restated Supplemental Executive Retirement Agreement between Berkshire Bank and Michael P. Daly (filed as Exhibit 10.7 to the Form 10-K (File No. 001-51584) filed on March 16, 2009 and incorporated herein by reference.)
10.3
Three Year Executive Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and George F. Bacigalupo (filed as Exhibit 10.3 to the Form 10-K (File No. 001-15781) filed on March 17, 2014 and incorporated herein by reference.)
10.4
Three-Year Executive Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Josephine Iannelli (filed as Exhibit 10.4 to the Form 10-K (File No. 001-15781) filed on March 17, 2014 and incorporated herein by reference.)
10.5
Amended and Restated Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Richard M. Marotta (filed as Exhibit 10.19 to the Form 10-K (File No. 001-51584) filed on March 16, 2010 and incorporated herein by reference.)
10.6
Amended and Restated Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Sean A. Gray (filed as Exhibit 10.3 to the Form 10-K (File No. 001-51584) filed on March 16, 2011 and incorporated herein by reference.)
10.7
Form of Split Dollar Agreement entered into with Michael P. Daly, Sean A. Gray, and Richard M. Marotta (filed as Exhibit 10.1 to the Form 8-K (File No. 001-51584) filed on January 19, 2011 and incorporated herein by reference.)
10.8
Endorsement Agreement by and among Berkshire Hills Bancorp, Inc. and Geno Auriemma dated as of May 14, 2012 (filed as Exhibit 10.16 to the Form 10-Q (File No. 001-51584) filed on August 9, 2012 and incorporated herein by reference.)
10.9	Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan (filed as Exhibit 10.3 to the Form 10-K (File No. 001-51584) filed on March 16, 2011 and incorporated herein by reference.)
10.10	Berkshire Hills Bancorp, Inc. 2013 Equity Incentive Plan (from the Appendix to the Proxy Statement as filed on April 2, 2013 and incorporated herein by reference.)
10.11	Legacy Bancorp, Inc. Amended and Restated 2006 Equity Incentive Plan (from the Exhibits to the Form 8-K filed by Legacy Bancorp, Inc. on December 22, 2010 and incorporated herein by reference.)
10.12	Berkshire Bank 2014 Executive Short Term Incentive Plan (filed as Exhibit 10.12 to the Form 10-K (File No. 001-15781) filed on March 16, 2015 and incorporated herein by reference)
21
Subsidiaries of Berkshire Hills Bancorp, Inc. (filed as Exhibit 21 to the December 31, 2014 Annual Report to Stockholders on Form 10-K (File No. 001-15781) filed on March 16, 2015 and incorporated herein by reference)
23.1	Consent of PricewaterhouseCoopers, LLP
23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (set forth in Exhibits 5.1 and 8.1)
24	Power of attorney (set forth on the signature pages to this Registration Statement)
99.1	Form of proxy card of Firestone Financial Corp.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)(1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on June 19, 2015.

BERKSHIRE HILLS BANCORP, INC.
By:	/s/ MICHAEL P. DALY Michael P. Daly President, Chief Executive Officer and Director (Duly Authorized Representative)

POWER OF ATTORNEY

        We, the undersigned directors and officers of Berkshire Hills Bancorp, Inc. (the "Company") severally constitute and appoint Michael P. Daly with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Michael P. Daly may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Michael P. Daly shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ MICHAEL P. DALY Michael P. Daly	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2015
/s/ JOSEPHINE IANNELLI Josephine Iannelli	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 19, 2015
/s/ WILLIAM J. RYAN William J. Ryan	Non-Executive Chairman	June 19, 2015
/s/ PAUL T. BOSSIDY Paul T. Bossidy	Director	June 19, 2015

Signatures	Title	Date

/s/ THOMAS R. BURTON Thomas R. Burton	Director	June 19, 2015
/s/ ROBERT M. CURLEY Robert M. Curley	Director	June 19, 2015
/s/ JOHN B. DAVIES John B. Davies	Director	June 19, 2015
/s/ RODNEY C. DIMOCK Rodney C. Dimock	Director	June 19, 2015
/s/ J. WILLIAR DUNLAEVY J. Williar Dunlaevy	Director	June 19, 2015
/s/ SUSAN M. HILL Susan M. Hill	Director	June 19, 2015
/s/ CORNELIUS D. MAHONEY Cornelius D. Mahoney	Director	June 19, 2015
/s/ LAURIE NORTON MOFFATT Laurie Norton Moffatt	Director	June 19, 2015
/s/ RICHARD J. MURPHY Richard J. Murphy	Director	June 19, 2015
/s/ BARTON D. RASER Barton D. Raser	Director	June 19, 2015
/s/ RICHARD D. SUSKI Richard D. Suski	Director	June 19, 2015

Signatures	Title	Date

/s/ D. JEFFREY TEMPLETON D. Jeffrey Templeton	Director	June 19, 2015